Exhibit 10.1.1

EXECUTION VERSION

$375,000,000

FIRST LIEN CREDIT AGREEMENT

among

PG HOLDCO, LLC,
as Holdings,

PGA HOLDINGS, INC.,
as Borrower,

The Several Lenders and the Issuing Lenders from Time to Time Parties Hereto,

BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent,

GOLDMAN SACHS LENDING PARTNERS LLC,
as Syndication Agent,

GE CAPITAL MARKETS, INC.,
UBS SECURITIES LLC and
BMO CAPITAL MARKETS,
as Co-Documentation Agents,

BARCLAYS BANK PLC
and
GOLDMAN SACHS LENDING PARTNERS LLC,
as Joint Bookrunners

and

BARCLAYS BANK PLC,
GOLDMAN SACHS LENDING PARTNERS LLC
and
GE CAPITAL MARKETS, INC.,
as Joint Lead Arrangers

Dated as of April 20, 2012

PRESS GANEY CREDIT AGREEMENT

i

(continued)

(continued)

(continued)

APPENDICES:

A-1	Revolving Commitments
A-2	Term Commitments

SCHEDULES:

4.4	Consents, Authorizations, Filings and Notices
4.8A	Excepted Property
4.8B	Real Property
4.14	Subsidiaries
4.17(a)	UCC Filing Jurisdictions
6.11	Post-Closing Obligations
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.5(f)	Certain Dispositions
7.7	Existing Investments
7.7(h)	Existing Loans to Employees
7.9	Existing Transactions with Affiliates
7.11	Existing Negative Pledge Clauses
7.12	Existing Clauses Restricting Subsidiary Distributions

EXHIBITS:

A-1	Form of Notice of Borrowing
A-2	Form of Conversion/Continuation Notice
B	Form of Guarantee and Collateral Agreement
C	Form of Compliance Certificate
D	Form of Closing Certificate
E-1	Form of Assignment and Assumption
E-2	Form of Affiliated Lender Assignment and Assumption
F	Form of Exemption Certificate
G	Form of Solvency Certificate
H	Form of Prepayment Notice
I	Form of Promissory Note
J	Form of Joinder Agreement
K	Form of Lender Addendum
L	Form of Intercreditor Agreement

v

FIRST LIEN CREDIT AGREEMENT, dated as of April 20, 2012 (this “Agreement”), among PG HOLDCO, LLC, a Delaware limited liability company (“Holdings”), PGA HOLDINGS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BARCLAYS BANK PLC, as administrative agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) and collateral agent (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”), GOLDMAN SACHS LENDING PARTNERS LLC, as Syndication Agent (in such capacity, the “Syndication Agent”), GE CAPITAL MARKETS, INC., UBS SECURITIES LLC and BMO CAPITAL MARKETS, as Co-Documentation Agents (in such capacities, the “Co-Documentation Agents”), BARCLAYS BANK PLC and GOLDMAN SACHS LENDING PARTNERS LLC as joint bookrunners (in such capacities, the “Joint Bookrunners”) and BARCLAYS BANK PLC, GOLDMAN SACHS LENDING PARTNERS LLC and GE CAPITAL MARKETS, INC. as joint lead arrangers (in such capacities, the “Lead Arrangers”).

W I T N E S S E T H:

WHEREAS, the Borrower seeks (a) $345,000,000 first lien term loan financing (together with proceeds from $95,000,000 in second lien term loan financing) to (i) refinance and terminate in full (x) its Existing Credit Agreement and (y) the Senior Subordinated Notes, issued pursuant to the Senior Subordinated Note Purchase Agreement and release and discharge in full all guarantees and collateral provided, in each case, in connection therewith (collectively, the “Refinancing”) and (ii) pay related fees and expenses associated with the foregoing and (b) $30,000,000 in revolving credit financing to fund working capital purposes and general corporate purposes;

WHEREAS, the Lenders are willing to make the credit facilities described herein available to the Borrower upon and subject to the terms and conditions hereinafter set forth;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on substantially all of its assets, including a pledge of the Capital Stock of each of its Subsidiaries, in each case, to the extent required by the Loan Documents; and

WHEREAS, the Subsidiary Guarantors have agreed to guarantee the Obligations of the Borrower and to secure such Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on substantially all of their respective assets, including a pledge of the Capital Stock of each of their respective Subsidiaries, in each case, to the extent required by the Loan Documents.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1                               Defined Terms. As used in this Agreement, the terms listed in this Section shall have the respective meanings set forth in this Section.

“ABR”: for any day, a fluctuating rate per annum equal to the greatest of (x) the rate determined from time to time by the Administrative Agent as its prime rate (“Prime Rate”) in effect at its principal office in New York City, (y) the Federal Funds effective rate plus ½ of 1.00% and (z) the one-month reserve adjusted Eurodollar Rate plus 1.00%.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Changes”: as defined in Section 10.16.

“Acquired EBITDA”: with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Borrower and its Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business”: as defined in the definition of “Consolidated EBITDA”.

“Acquisition”: as defined in the definition of “Permitted Acquisition”.

“Additional Second Lien Debt Requirements”: with respect to Indebtedness incurred under Section 7.2(u), the following requirements:

(i)                                     such Indebtedness shall not be subject to any guarantee by any Person other than a Loan Party;

(ii)                                  (x) the obligations of the applicable Loan Party in respect of such Indebtedness shall not be secured by any Lien on any Property not constituting Collateral and (y) the security agreements relating to such Indebtedness shall not have terms that are more favorable to the lenders providing such Indebtedness than the terms of the Guarantee and Collateral Agreement (as defined in the Second Lien Loan Agreement) (except for provisions applicable only to periods after the then-existing Term Maturity Date);

(iii)                               such Indebtedness shall not provide for any final maturity date, scheduled repayment, mandatory redemption or prepayment (except with respect to customary change of control, asset sale and casualty event prepayments and redemption offers and acceleration rights after an event of default) or sinking fund obligation prior to the date that is six months after the Term Maturity Date; and

(iv)                              the covenants, terms and conditions and events of default otherwise applicable to such Indebtedness shall be customary for similar Indebtedness in light of then-prevailing market conditions at the time of issuance or incurrence.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Affiliated Lender”: a Lender that is a Sponsor or an Affiliate of a Sponsor (excluding, Holdings, the Borrower and its Subsidiaries).

“Affiliated Lender Assignment Agreement”: an Affiliated Lender Assignment Agreement, substantially in the form of Exhibit E-2 hereto.

“Agent-Related Persons”: means each Agent, together with its Related Parties.

“Agents”: the collective reference to the Collateral Agent and the Administrative Agent.

“Agreed Purposes”: as defined in Section 10.14.

“Agreement”: this Credit Agreement, as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time.

“All-in Yield”: as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a Eurodollar Rate or Base Rate floor greater than 1.25% or 2.25%, respectively, or otherwise; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees or other fees not paid to all providers of such Indebtedness.

“Annual Operating Budget”: as defined in Section 6.2(b).

“Applicable Commitment Fee Rate”: for any day, 0.50%.

“Applicable Margin”: for any day, (a) with respect to the Term Loans that are (i) ABR Loans, 3.00% and (ii) Eurodollar Loans, 4.00% and (b) with respect to the Revolving Loans (including Swingline Loans) that are (i) ABR Loans, 3.00% and (ii) Eurodollar Loans, 4.00%, provided that on and after the first date on which financial statements are delivered pursuant to Section 6.1(b), the Applicable Margin with respect to Revolving Loans shall be the rate set forth below opposite the applicable Senior Secured Net Leverage Ratio (determined as of the last day of the most recent period for which financial statements have been delivered pursuant to Section 6.1(a) or (b)):

Senior Secured Net
Leverage Ratio	Eurodollar Loans	ABR Loans

> 4.0:1.00	4.00%	3.00%

< 4.0:1.00	3.75%	2.75%

; provided, that, it is agreed and understood that the “Applicable Margin” for Swingline Loans shall be by reference to the applicable rate for “ABR Loans” set forth above. Changes in the Applicable Margin with respect to Revolving Loans resulting from a change in the Senior Secured Net Leverage Ratio shall become effective 3 Business Days after delivery to the Administrative Agent of financial statements pursuant to Section 6.1(a) or (b), as applicable. Notwithstanding anything to the contrary set forth in this Agreement (including the determination of the Applicable Margin based on the above grid), if Holdings and the Borrower shall fail to deliver financial statements within any of the time periods specified in Section 6.1(a) or (b), as applicable, the Applicable Margin from and including the 46th day after the end of such fiscal quarter or the 91st day after the end of such fiscal year, as the case may be, to but not including the date Holdings or the Borrower delivers to the Administrative Agent such financial statements shall conclusively equal the highest possible Applicable Margin set forth in the grid above for such Type of Revolving Loans. Notwithstanding anything to the contrary set forth in this Agreement, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.15(e).

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: (a) any (i) Disposition (or series of related Dispositions) of Property by Holdings, the Borrower, or any of its Restricted Subsidiaries (excluding any such Disposition permitted by Section 7.5 (other than clauses (e), (g) and (s) thereof)), in any case which yields Net Cash Proceeds to Holdings, the Borrower or any Restricted Subsidiary (valued at the then current principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $7,500,000 for such Disposition (or series of related Dispositions), (b) any Disposition of Property permitted by Section 7.5(f) and (c) in the case of a Restricted Subsidiary, the issuance or sale of any shares of such Restricted Subsidiary’s Capital Stock to any Person yielding Net Cash Proceeds in excess of $7,500,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E-1.

“Available Amount”: the sum of (a) the aggregate cumulative amount, which shall in no event be less than zero, of Excess Cash Flow for all fiscal years ending after the Closing Date that is not required pursuant to the provisions of Section 2.12(c) to be applied to the prepayment of Term Loans plus (b) the Net Cash Proceeds received after the Closing Date from any Qualified Equity Issuance (other than the proceeds of any issuance in connection with an exercise of the Borrower’s Cure Right under Section 7.1(c)), in each case, to the extent not previously expended pursuant to Section 7.6(a), 7.6(d), 7.7(q) and/or 7.8(a) (or to the extent expended pursuant to Section 7.7(q), an amount equal to the return on such Investment (other than as a result of a Subsidiary Redesignation), not to exceed the original amount of such Investment).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that in calculating any Revolving Lender’s Revolving Extensions of Credit for the purpose of determining such Revolving Lender’s Available Revolving Commitments pursuant to Section 2.9(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Code”: the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Barclays Bank”: Barclays Bank PLC.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: the business and any services, activities or businesses incidental or directly related or similar to any business or line of business engaged in by the Borrower or its Restricted Subsidiaries as of the Closing Date or any business or business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures”: for any period, the aggregate amount incurred that would, in accordance with GAAP, be included on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as additions to equipment, fixed assets, real property or improvements or other capital assets (including, without limitation, Capital Lease Obligations) (other than Excluded Capital Expenditures).

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as of the Closing Date, be considered a capital lease for purposes of this definition as a result of any changes in GAAP subsequent to the Closing Date.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, any Issuing Lender or any Swingline Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Lender or Swingline Lender, as applicable, benefiting from such collateral agrees in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Lender or Swingline Lender (as applicable) (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition; (h) marketable short-term money market and similar funds (x) either having assets in excess of $500,000,000 or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating agency); or (i) other short-term investments utilized by Foreign Subsidiaries in accordance with the normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Document”: any certificate, agreement or other document executed by the Borrower or any Restricted Subsidiary in respect of the Cash Management Obligations of the Borrower or any Restricted Subsidiary.

“Cash Management Obligation”: with respect to the Borrower and its Restricted Subsidiaries, any direct or indirect liability, contingent or otherwise, of any such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided after the date hereof (regardless of whether these or similar services were provided prior to the date hereof by the Administrative Agent, any Lender or any Affiliate of any of them) by the Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Certificated Security”: as defined in the Guarantee and Collateral Agreement.

“Chattel Paper”: as defined in the Guarantee and Collateral Agreement.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived and the initial Loans hereunder shall have been funded, which date is April 20, 2012.

“Co-Documentation Agents”: as defined in the preamble hereto.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: as defined in the Guarantee and Collateral Agreement.

“Collateral Agent”: as defined in the preamble hereto.

“Commitment”: as to any Lender, the Term Commitment, the New Term Commitment (if any) and/or the Revolving Commitment of such Lender.

“Committed Reinvestment Amount”: as defined in the definition of “Reinvestment Prepayment Amount”.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that together with Borrower or Holdings is under common control or treated as a single employer within the meaning of Section 4001 of ERISA.

“Commonly Controlled Plan”: as defined in Section 4.12(b).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Confidential Information”: as defined in Section 10.14.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of the Borrower and its Restricted Subsidiaries and (b) without duplication, all Indebtedness consisting of Revolving Loans or Swingline Loans, to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (other than with respect to clause (g) below), the sum of: (a) income tax expense (and franchise taxes in the nature of income taxes) and foreign withholding tax expense for such period and any state single business unitary or similar tax, (b) Consolidated Interest Expense and, to the extent not reflected in Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness and any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill impairment), (e) Non-Cash Charges, (f) management fees to the Sponsor paid in cash or accrued during such period to the extent permitted to be paid hereunder, (g) proceeds of business interruption insurance received during such period (to the extent not reflected as revenue or income in such period), (h) charges, losses, or expenses incurred to the extent covered by indemnification or refunding provisions in any document, including those pertaining to any acquisition consummated prior to the Closing Date, or any insurance to the extent reimbursed, (i) non-cash expenses incurred in connection with the issuance of stock options, warrants or other permitted Capital Stock issued by Holdings to employees of Holdings, the Borrower or the Restricted Subsidiaries and any costs or expenses incurred by Holdings, the Borrower or the Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Capital Stock of Holdings and (j) non-recurring losses, expenses, charges, severance costs, signing costs, retention or completion bonuses, transition costs and relocation costs to the extent not exceeding 6% of Consolidated EBITDA for such period, and minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any unusual or non-recurring income or gains, (ii) income tax credits (to the extent not netted from income tax expense), (iii) any other non-cash income or gain and (iv) any interest income and gains on hedging or other derivative instruments entered into for the purpose of hedging interest rate risk, provided that Consolidated EBITDA shall be calculated without giving effect to (x) any gains or losses from Asset Sales and (y) any gain or loss recognized in determining Consolidated Net Income for such period in respect of post-retirement benefits as a result of the application of Financial Accounting Standards Board Statement No. 106. In addition, (A) there shall be included in determining Consolidated EBITDA for any period, without duplication, Acquired EBITDA of any Person acquired by the Borrower or any of its Restricted Subsidiaries during such period (but not the Acquired EBITDA of any related Person or business to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Restricted Subsidiary during such period (each such Person or business acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and the Pro Forma Adjustments, if any, applicable thereto; and (B) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any of its Subsidiaries during such period (each such Person, property, business so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition). Further, notwithstanding anything herein to the contrary, for any applicable period, if the amount of Consolidated EBITDA for such period attributable to Restricted Subsidiaries that are not Loan Parties would otherwise exceed 5% of Consolidated EBITDA for such period, any such amount in excess of 5% of Consolidated EBITDA for such period shall not be included for purposes of calculating Consolidated EBITDA for such period to the extent there are restrictions on the ability of such Restricted Subsidiaries to make cash dividends or other distributions (including pursuant to intercompany loans) to a Loan Party during such period.

“Consolidated First Lien Debt”: as of any date of determination, Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary but excluding any such Indebtedness (other than Indebtedness under any Incremental Notes) in which the applicable Liens are subordinated to the Liens securing the Obligations.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations), net of cash interest income, of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under swap agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided, however, that (a) for purposes of determining the Interest Coverage Ratio, Consolidated Interest Expense for the fiscal quarter ending on (i) September 30, 2011, shall be deemed to be equal to $6,525,000, (ii) December 31, 2011, shall be deemed to be equal to $6,525,000, (iii) March 31, 2012 shall be deemed to be equal to $6,525,000 and (iv) June 30, 2012 shall be calculated on a pro forma basis as if the Transactions had occurred on the first day of such fiscal quarter and (b) that for purposes of determining the Interest Coverage Ratio, if any Indebtedness is incurred (including preexisting Indebtedness of any Person that becomes a Restricted Subsidiary whether or not as a result of a Subsidiary Redesignation) or repaid in connection with the acquisition of an Acquired Entity or Business or sale or disposition of a Sold Entity or Business, in each case subsequent to the commencement of the period for which the Interest Coverage Ratio is being determined, then the Consolidated Interest Expense for such period shall be determined giving pro forma effect to such incurrence or repayment of Indebtedness as if such incurrence or repayment had occurred at the beginning of such period. For purposes of clause (b) of the foregoing (i) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of calculation had been the applicable rate for the entire period, (ii) interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, and (iii) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate (including any applicable margin) actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period, to the extent included in such net income (loss), (c) cash costs in connection with the Transactions, (d) any non-recurring fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, sale of any Subsidiary of the Borrower, issuance or repayment of Indebtedness, issuance of equity interests (including in connection with any registration of securities or exchange offer), refinancing transaction or amendment or modification of any debt instrument and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, (e) any earnouts, purchase price adjustments or similar obligations in connection with any acquisition, investment, asset disposition or sale of any Subsidiary of the Borrower, (f) the after-tax effect of any income (or loss) for such period attributable to the early extinguishment of Indebtedness (or any cancellation of Indebtedness), (g) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (h) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions, (i) any amounts attributable to Investments in any Unrestricted Subsidiary, (j) any amounts distributed to Holdings pursuant to Section 7.6(c), and (k) the undistributed earnings of any Restricted Subsidiary (other than a Guarantor) of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary, provided that this clause (k) shall not apply if such Restricted Subsidiary is not prohibited from making intercompany loans. There also shall be excluded from Consolidated Net Income for any period (without duplication of the foregoing) the purchase accounting effects of adjustments to property and equipment, other intangible assets, deferred revenue, lease contracts and debt line items required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), as a result of any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

“Consolidated Senior Secured Net Debt”: as of any date of determination, Consolidated Total Net Debt outstanding on such date that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary but excluding such Indebtedness which is subordinated in right of payment to the Obligations and the Second Lien Obligations.

“Consolidated Total Debt”: as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date of the types described in clauses (a), (c), (e), (g) and (h) of the definition of Indebtedness (but in the case of clause (h), only as it relates to Indebtedness of the type referred to in clauses (a), (c), (e) and (g) of such definition).

“Consolidated Total Net Debt”: as of any date of determination, Consolidated Total Debt minus an aggregate amount of cash and Cash Equivalents not to exceed $25,000,000 included in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date (other than Restricted Cash).

“Consolidated Total Net Leverage Ratio”: means, as at the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Total Net Debt as of such day to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the four fiscal quarter period ending on such date.

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of Holdings on the Closing Date and each other director of Holdings, if (a) such other director has, as of the date of determination, been a director of Holdings for at least the twelve preceding months, (b) such other director’s nomination for election to the board of directors of Holdings is recommended by at least 51% of the then Continuing Directors or (c) such other director receives the vote of the Sponsor and its Affiliates (excluding any portfolio companies of the Sponsor) in his or her nomination or election by the shareholders of Holdings.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Cure Amount”: as defined in Section 7.1(c).

“Cure Right”: as defined in Section 7.1(c).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender”: as defined in Section 2.28(c).

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 2.26(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or any Swingline Lender in writing that it does not intend to comply with such Lender’s funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) after the date hereof, has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swingline Lender and each Lender.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposed EBITDA”: with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock) prior to the date that is 91 days after the latest final scheduled maturity date of the Second Lien Term Facility, (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards), prior to the date that is 91 days after the latest final scheduled maturity date of the Second Lien Term Facility (other than (i) upon payment in full of the Obligations as defined therein (other than indemnification and other contingent obligations not yet due and owing) or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock; provided that if such Capital Stock is issued to any plan for the benefit of employees of Holdings, the Borrower, or the Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, the Borrower, or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any present or former officers, consultants, directors or employees (and their spouses, former spouses, heirs, estates and assigns) of Holdings, the Borrower or any Restricted Subsidiary upon the death, disability, engaging in competitive activity or termination of employment of such officer, director, consultant or employee or pursuant to any equity subscription, shareholder, employment or other agreement shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, the Borrower or the Restricted Subsidiaries.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any direct or indirect Subsidiary organized under the laws of any jurisdiction within the United States other than any such Subsidiary directly owned by a Foreign Subsidiary.

“Environmental Claims”: any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by Holdings, the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials) or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, and (iii) any and all Claims by any third party regarding environmental liabilities or obligations assumed or assigned by contract or operation of law.

“Environmental Laws”: any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“E-System”: any electronic system, including Intralinks®, ClearPar® and SyndTrak® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or agents or any other Person, providing for access to data protected by passcodes or other security system.

“Eurocurrency Reserve Requirements”: with respect to any Interest Period and for any Eurodollar Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect two Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Board) maintained by a member bank of the United States Federal Reserve System.

“Eurodollar Base Rate”: with respect to any Interest Period for any Eurodollar Loan or any ABR Loan based upon the ABR determined pursuant to clause (z) of the definition thereof (x) the rate determined by the Administrative Agent to be the offered rate appearing on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate or, if the rate mentioned in sub-clause (x) does not appear on such page or service or if such page or service is not available, then (y) the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate or, if the rates in clauses (ii)(x) and (ii)(y) are not available, the Administrative Agent’s offered quotation rate to first class banks in the London interbank market, in each case by 11:00 A.M. (London, England time) two Business Days prior; provided that, with respect to any Interest Period, in no event shall the “Eurodollar Base Rate” with respect to any Term Loan that is a Eurodollar Loan or an ABR Loan based upon the ABR determined pursuant to clause (z) of the definition thereof, be less than 1.25%.

“Eurodollar Loan”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any period, (a) Consolidated Net Income for such period, plus (b) if there was a net decrease in Consolidated Working Capital during such period, the amount of such net decrease, plus (c) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, plus (d) non-cash losses from asset sales for such period (other than from sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, plus (e) proceeds of business interruption insurance received during such period, minus (f) regularly scheduled amortization payments of the principal of any Indebtedness during such period (other than any such payments funded with the proceeds of an issuance of Capital Stock or a capital contribution or other Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries), minus (g) Capital Expenditures (other than Capital Expenditures financed with Indebtedness (other than Revolving Loans) or funded with the proceeds of Capital Stock or a capital contribution), minus (h) non-cash gains from asset sales for such period (other than from sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, minus (i) if there was a net increase in Consolidated Working Capital during such period the amount of such net increase, minus (j) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness (other than cash payments in respect of claims offset by receivables from insurance companies), minus (k) voluntary prepayments of the Loans and Incremental Notes (other than such prepayments funded with the proceeds of the incurrence of Indebtedness or the proceeds of an issuance of Capital Stock or a capital contribution (provided that the cancellation of any Loans pursuant to Section 10.6(c)(v) shall not be deemed a prepayment for purposes hereof)), but only to the extent that any such prepaid amounts cannot by their terms be reborrowed or redrawn, minus (l) without duplication to the extent already deducted in calculating Excess Cash Flow, all amounts paid in cash and excluded from the calculation of Consolidated Net Income pursuant to clauses (c) and (d) of the definition thereof.

“Excess Cash Flow Application Date”: as defined in Section 2.12(c).

“Excess Cash Flow Percentage”: 50%; provided that the Excess Cash Flow Percentage for any fiscal year with respect to which Excess Cash Flow is measured shall be reduced to (a) 25% if the Senior Secured Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 4.00 to 1.00 and (b) zero if the Senior Secured Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 3.00 to 1.00.

“Excess Purchase Amount”: has the meaning specified in the definition of the term “Permitted Loan Purchase”.

“Excluded Capital Expenditures”: all Capital Expenditures:

(i)                                     made to restore, replace, develop, maintain, improve, upgrade or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu of) or damage recovery proceeds or other settlements relating to any such damage, loss, destruction or condemnation;

(ii)                                  made by the Borrower or any of its Subsidiaries as a tenant in leasehold improvements, to the extent reimbursed by the landlords; or

(iii)                               made as payment of the consideration for any Permitted Acquisition permitted by Section 7.7(e) (including any property, plant and equipment obtained as a part thereof).

“Excluded Taxes”: as defined in Section 2.20(a).

“Existing Credit Agreement”: the credit agreement, dated as of November 30, 2010, by and among Holdings, the Borrower, General Electric Capital Corporation, as administrative agent and collateral agent for the lenders, and GE Capital Markets, Inc. and Ares Capital Corporation, as joint lead arrangers and joint bookrunners, and the other financial institutions party thereto.

“Extended L/C Commitments”: as defined in Section 2.28(d).

“Extended Lender Obligations”: as defined in Section 2.28(d).

“Extended Revolving Commitments”: as defined in Section 2.28(d).

“Extended Revolving Loans”: as defined in Section 2.28(d).

“Extended Term Loans”: as defined in Section 2.28(d).

“Extending Lender”: as defined in Section 2.28(c).

“Extension Amendment”: as defined in Section 2.28(e).

“Extension Date”: as defined in Section 2.28(f).

“Extension Election”: as defined in Section 2.28(c).

“Extension Request”: as defined in Section 2.28(b).

“Facilities”: collectively, the Term Facility and the Revolving Facility.

“FATCA”: Sections 1471 through 1474 of the Code (effective as of the date hereof) (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate”: for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to the Person acting as the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Payment Date”: (a) the last Business Day each March, June, September and December and (b) the last day of the Revolving Commitment Period, commencing on the first such day to occur after the Closing Date.

“Financial Condition Covenant”: as defined in Section 7.1(c).

“Foreign Subsidiary”: any direct or indirect Restricted Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or cash collateralized in accordance with the terms hereof.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement”: the First Lien Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or by which such Person becomes contingently liable for any Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hazardous Materials”: (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, wastes, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, waste, material or substance which is prohibited, limited or regulated by or with respect to which liability is imposed under any Environmental Law.

“Hedge Agreements”: all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Borrower or any of its Subsidiaries.

“Hedge Counterparty”: any Person that is a party to a Hedge Agreement that was a Lender at the time any such Hedge Agreement was entered into or an Affiliate of such a Lender, in each case in its capacity as party to a Hedge Agreement.

“Holdings”: as defined in the preamble hereto.

“Increased Amount Date”: as defined in Section 2.25(a).

“Incremental Commitments”: as defined in Section 2.25(a).

“Incremental Joinder Agreement”: as defined in Section 2.25(a).

“Incremental Loan”: as defined in Section 2.25(c).

“Incremental Notes”: means Indebtedness of the Borrower in respect of one or more series of either senior unsecured notes or senior secured notes that will be secured by the Collateral on a pari passu basis with, or subordinated to, the Obligations and that are issued or made in lieu of New Revolving Credit Commitments and/or New Term Commitments pursuant to an indenture or a note purchase agreement or otherwise; provided that:

(i)                                     the aggregate principal amount of (a) all secured Incremental Notes shall not exceed, (1) together with the aggregate principal amount of all Incremental Commitments and New Term Loans, $100,000,000 plus (2) an additional amount of Incremental Commitments and Incremental Notes so long as in the case of this clause (2), (x) the Senior Secured First Lien Leverage Ratio would not be greater than 3.75:1.00 as of the end of the most recently ended fiscal quarter and (y) if any unsecured Incremental Notes are outstanding, the Consolidated Total Net Debt Leverage Ratio would not be greater than 6.00:1.00, in each case, as of the end of the most recently ended fiscal quarter, after giving pro forma effect to such Incremental Commitments and/or Incremental Notes (and, in each case, with respect to any Incremental Commitments, assuming a borrowing of the maximum amount of loans available under such Incremental Commitments and any Incremental Commitments previously made pursuant to Section 2.25) and (b) all unsecured Incremental Notes shall not cause the Consolidated Total Net Debt Leverage Ratio to exceed 6.00:1.00 as of the end of the most recently ended fiscal quarter, after giving pro forma effect to such Incremental Commitments and/or Incremental Notes (and, in each case, with respect to any Incremental Commitments, assuming a borrowing of the maximum amount of loans available under such Incremental Commitments and any Incremental Commitments previously made pursuant to Section 2.25);

(ii)                                  such Incremental Notes shall not be subject to any guarantee by any Person other than a Loan Party;

(iii)                               if secured, (x) the obligations of the Borrower in respect of the Incremental Notes shall not be secured by any Lien on any Property not constituting Collateral and (y) the security agreements relating to such Incremental Notes shall not have terms that are more favorable to the lenders providing such Incremental Notes than the terms of the Guarantee and Collateral Agreement (except for provisions applicable only to periods after the then-existing Term Maturity Date);

(iv)                              if secured, such Incremental Notes shall be subject to intercreditor arrangements reasonably acceptable to the Administrative Agent,

(v)                                 such Incremental Notes shall not provide for any final maturity date, scheduled repayment, mandatory redemption (except with respect to customary change of control, asset sale and casualty event redemption offers and acceleration rights after an event of default) or sinking fund obligation prior to the Term Maturity Date; and

(vi)                              the covenants, terms and conditions and events of default otherwise applicable to such Incremental Notes shall be customary for similar debt securities in light of then-prevailing market conditions at the time of issuance.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of such Person’s business and (ii) earn-outs and other contingent payments in respect of acquisitions except as and to the extent that the liability on account of any such earn-out or contingent payment appears in the liabilities section of the balance sheet of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, in which case only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Disqualified Capital Stock and (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“In Permanent Reduction of the Revolving Commitments”: with respect to a prepayment of the Revolving Loans, that the Revolving Commitment of each Revolving Lender shall automatically and permanently be reduced by an amount equal to such Revolving Lender’s ratable share of the aggregate of principal prepaid along with a permanent reduction of the Swingline Commitment solely at such time as the Revolving Commitments are reduced to an amount equal to the Swingline Commitment so that at no time will the Revolving Commitments be less than the Swingline Commitment, effective as of the date that such prepayment is made.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Insolvent”: pertaining to a condition of Insolvency.

“Instrument”: as defined in the Guarantee and Collateral Agreement.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights and copyright applications, domain names, patents and patent applications, trademarks and trademark applications, trade names, technology, trade secrets, know-how and processes, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: the Intercreditor Agreement, dated as of the Closing Date, in substantially the form of Exhibit L hereto, by and between the Collateral Agent and the “Collateral Agent” as defined in the Second Lien Credit Agreement and acknowledged by Holdings, the Borrower and the other Loan Parties, and along with any joinders made a part thereof from time to time (or any intercreditor amendment reasonably acceptable to the Agents and the Borrower).

“Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day each of March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each date occurring at three month intervals and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, or (with the consent of each affected Lender under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (with the consent of each affected Lender under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is two Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  any Interest Period that would otherwise extend beyond the scheduled Revolving Termination Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Termination Date or such due date, as applicable; and

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”: as defined in Section 7.7.

“IPO”: the initial offering by Holdings (or a replacement entity for Holdings) of its Capital Stock to the public by means of an offering registered with the SEC or any comparable foreign Governmental Authority.

“Issuing Lenders”: (a) the Administrative Agent or any of its Affiliates and (b) any other Revolving Lender from time to time selected by the Joint Bookrunners as an Issuing Lender and reasonably acceptable to the Borrower and the Administrative Agent. In the event that there is more than one Issuing Lender at any time, references herein and in the other Loan Documents to the Issuing Lender shall be deemed to refer to the Issuing Lender in respect of the applicable Letter of Credit or to all Issuing Lenders, as the context requires.

“Joinder Agreement”: an agreement substantially in the form of Exhibit J.

“Joint Bookrunners”: as defined in the preamble hereto.

“Laws”: collectively, federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“L/C Commitment”: $7,500,000.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the applicable Issuing Lender.

“Lead Arrangers”: as defined in the preamble hereto.

“Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit K, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.19.

“Lenders”: as defined in the preamble hereto, and each of their respective successors and assigns as permitted hereunder.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: the collective reference to this Agreement, the Security Documents, the Applications, the Intercreditor Agreement, the Notes (if any), any Incremental Joinder Agreements and any amendment, restatement, amendment and restatement, waiver, supplement and/or other modification to any of the foregoing.

“Loan Parties”: Holdings, the Borrower and each Subsidiary Guarantor.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments under such Facility, the holders of more than 50% of the Revolving Commitments under such Facility).

“Management Agreement”: the Management Agreement, by and among Vestar Capital Partners, the Borrower, Holdings and Press, Ganey Associates, Inc., as in effect on the Closing Date and as modified from time to time.

“Management Investors”: the directors, management officers and employees of Holdings and its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations property or financial condition of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, or (b) the validity or enforceability of the Loan Documents or the material rights and remedies of the Agents and the Lenders thereunder, in each case, taken as a whole.

“Minimum Collateral Amount”: at any time, as to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time.

“Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage”: any mortgage, deed of trust, hypothec or other similar document made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event received by Holdings, the Borrower or any of its Restricted Subsidiaries, net of broker’s fees and commissions, attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts (including premiums or penalties, if any) required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable fees and expenses (including legal fees and expenses) actually incurred by Holdings, the Borrower or any of its Restricted Subsidiaries in connection therewith and net of taxes paid or reasonably estimated to be payable by Holdings, the Borrower or such Restricted Subsidiary as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Asset Sale undertaken by Holdings, the Borrower or the Restricted Subsidiaries or other liabilities in connection with such Asset Sale (provided that upon release of any such escrow or reserve, the amount released shall be considered Net Cash Proceeds) and (b) in connection with any (i) Qualified Equity Issuance or (ii) issuance or sale of debt securities or instruments or the incurrence of Indebtedness, in each case, the cash proceeds received from such issuance or incurrence, net of transaction costs, attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions, placement fees and other reasonable fees and expenses (including legal fees and expenses) actually incurred in connection therewith.

“New Extending Lender”: as defined in 2.28(c).

“New Revolving Credit Lender”: as defined in Section 2.25(a).

“New Revolving Credit Loan”: as defined in Section 2.25(c).

“New Revolving Credit Commitments”: as defined in Section 2.25(a).

“New Term Commitments”: as defined in Section 2.25(a).

“New Term Lender”: as defined in Section 2.25(a).

“New Term Loans”: any loan made by any Incremental Lender pursuant to Section 2.25(c).

“Non-Cash Charges”: (a) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) stock-based compensation expense and (d) other non-cash charges (provided that if any non-cash charges referred to in this clause (d) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), in each case excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period.

“Non-Defaulting Lender”: as to any Facility, a Lender thereunder that is not a Defaulting Lender.

“Non-Excluded Taxes”: as defined in Section 2.20(a).

“Non-Extended L/C Commitments”: as defined in 2.28(b).

“Non-Extended Lender Obligations”: as defined in 2.28(b).

“Non-Extended Revolving Commitments”: as defined in 2.28(b).

“Non-Extended Revolving Loans”: as defined in 2.28(b).

“Non-Extended Term Loans”: as defined in 2.28(b).

“Non-Guarantor Subsidiary”: any Restricted Subsidiary of the Borrower which is not a Subsidiary Guarantor.

“Nonrenewal Notice Date”: as defined in Section 3.1(a).

“Non-U.S. Lender”: as defined in Section 2.20(d).

“Note”: any promissory note evidencing any Loan.

“Notice of Intent to Cure”: as defined in Section 7.1(c).

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans, and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent, any Issuing Lender or any

Lender (or, in the case of Specified Hedge Agreements and Cash Management Documents of the Borrower or any of its Restricted Subsidiaries to the Administrative Agent, the Collateral Agent, any Lender, any Hedge Counterparty or any of their Affiliates), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Cash Management Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that (a) obligations of the Borrower or any of its Restricted Subsidiaries under any Specified Hedge Agreement or Cash Management Document shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under any Specified Hedge Agreements or Cash Management Documents.

“OFAC”: the Officer of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies assessed by any federal, state, local or foreign governmental authority having the power to impose such tax arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“PATRIOT Act”: the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Participant”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any acquisition of a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person (each, an “Acquisition”), if such Acquisition complies with the following criteria:

(a)                                  no Default or Event of Default shall be in effect immediately prior or after giving effect to such Acquisition;

(b)                                 after giving effect to the consummation of such Acquisition and to the incurrence of any Indebtedness associated therewith, the Borrower shall be in compliance with Section 7.1 (calculated as of the last day of the fiscal quarter immediately preceding the fiscal quarter in which such acquisition is consummated for which financial statements have been delivered pursuant to Section 6.1 giving pro forma effect to such Acquisition and the issuance or payment of any related Indebtedness);

(c)                                  any Indebtedness or Liens assumed or incurred in connection with such Acquisition shall comply with the provisions of Section 7.2 and 7.3, as applicable;

(d)                                 any acquired Person shall become a Guarantor to the extent required by and otherwise comply with the provisions of Section 6.8; and

(e)                                  in the case of an Acquisition with an enterprise value exceeding $250,000,000, prior to the consummation of such Acquisition, the Borrower shall have delivered to the Administrative Agent such financial statements (including any pro forma financial statements) with respect to the business or Person to be acquired which are available to the Borrower.

“Permitted Cure Security”: common or preferred equity of the Borrower (other than Disqualified Capital Stock) having such terms as are reasonably acceptable to the Administrative Agent.

“Permitted Debt Requirements”: the following requirements:

(i)                                     with respect to any Permitted Refinancing Debt:

(a)                                 the principal amount of such Permitted Refinancing Debt does not exceed the principal amount of the Refinanced Debt except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection with the Permitted Refinancing Debt;

(b)                                 neither the Borrower nor any Restricted Subsidiary shall be an obligor or guarantor of such Permitted Refinancing Debt except to the extent that such Person was such an obligor or guarantor in respect of the Refinanced Debt at the times of the incurrence of the Permitted Refinancing Debt;

(c)                                  such Permitted Refinancing Debt shall (1) have a Weighted Average Life to Maturity at least equal to the Weighted Average Life to Maturity of the Refinanced Debt and (2) a final maturity date equal to or later than the final maturity date of the Refinanced Debt;

(d)                                 if the Refinanced Debt is (1) secured, (A) the Permitted Refinancing Debt shall only be secured on the same basis (including relative priority) as the Refinanced Debt and in the case of Permitted Refinancing Debt incurred pursuant to Section 7.2(a)(ii), shall only be secured in the Collateral, and subject to intercreditor arrangements on terms reasonably acceptable to the Administrative Agent and (B) no Lien relating thereto shall be expanded to cover any additional Property of the Borrower or any Restricted Subsidiary or (2) subordinated in right of payment to the Obligations, the Permitted Refinancing Debt is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinancing Debt;

(e)                                  has terms (excluding pricing, fees, rate floors, optional prepayment or redemption terms, subordination terms (such subordination terms to be on current market terms) and maturity date) that are not, when taken as a whole, materially more favorable to the lenders providing such Permitted Refinancing Debt than those applicable to the relevant class or tranche of Refinanced Debt (except for covenants or other provisions applicable only to periods after the then-existing Revolving Termination Date or Term Maturity Date, as applicable);

(f)                                    the Net Cash Proceeds of such Permitted Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to repayment of the Refinanced Debt; and

(ii)                                  with respect to any Permitted Notes:

(a)                                 such Permitted Notes shall not provide for any final maturity date, scheduled repayment, mandatory redemption (except with respect to customary change of control, asset sale and casualty event redemption offers and acceleration rights after an event of default) or sinking fund obligation prior to the earlier of the Term Maturity Date or, in the case of Permitted Notes that are Permitted Refinancing Debt, as provided in sub clause (i)(c)(2) above;

(b)                                 the covenants, terms and conditions and events of default otherwise applicable to such Permitted Notes are customary for similar debt securities in light of then-prevailing market conditions at the time of issuance; and

(c)                                  any Liens securing such Permitted Notes shall be permitted by Section 7.3 and shall not include any Collateral.

“Permitted Investors”: the collective reference to the Sponsor and its Affiliates (but excluding, any portfolio companies of the foregoing) and the Management Investors.

“Permitted Notes”: debt securities issued by the Borrower and permitted by Sections 7.2(a)(ii), 7.2(h)(ii), 7.2(i) or 7.2(t)(ii).

“Permitted Refinancing Debt”: Indebtedness incurred in connection with any refinancing, extension, renewal, or replacement of Indebtedness permitted by Sections 7.2(a)(ii), 7.2(h)(ii), 7.2(i) or 7.2(t).

“Permitted Sale Leaseback Transaction”: any Sale Leaseback Transaction in respect of property consisting of equipment or capital assets so sold pursuant to such Sale Leaseback Transaction solely for cash consideration in an amount not less than the fair market value thereof so long as the Borrower shall comply with Section 2.12(b).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a relevant time, any employee benefit plan (other than a Multiemployer Plan) as defined in Section 3(3) of ERISA and in respect of which Holdings, the Borrower or any of its Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Securities”: as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Prime Rate”: as defined in the definition of “ABR”.

“Pro Forma Adjustments”: for any period, the reduction in costs and related adjustments that (i) were directly attributable to any acquisition that occurred during the four quarter period or after the end of the four quarter period and on or prior to the applicable calculation date and calculated on a basis that is consistent with Regulation S-X under the Securities Act of 1933, as amended from time to time, and any successor statute or (ii) such other adjustments as are reasonably acceptable to the Administrative Agent, it being agreed that adjustments for current and past management fees payable to the Sponsor and fees paid to the founders of the Borrower and its Subsidiaries are reasonably acceptable.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase Notice”: as defined in Section 10.20(a).

“Purchasing Borrower Party”: the Borrower or any Subsidiary of the Borrower that becomes an Assignee pursuant to Section 10.6(b).

“Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.

“Qualified Equity Issuance”: any issuance by Holdings of its Capital Stock (other than Disqualified Capital Stock) in a public or private offering which has been contributed in cash as common equity to the Borrower.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings, the Borrower, or any of the Restricted Subsidiaries, in an amount for each such event exceeding $7,500,000.

“Refinanced Debt”: with respect to any Permitted Refinancing Debt, the applicable Indebtedness refinanced, extended, renewed or replaced or by such Permitted Refinancing Debt.

“Refinanced Term Loans”: as defined in Section 10.1(d).

“Refinancing”: as defined in the recitals hereto.

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Register”: as defined in Section 10.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by Holdings or any Subsidiary for its own account in connection therewith that are not paid to the Administrative Agent pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice signed on behalf of Holdings, the Borrower, or any of the Restricted Subsidiaries by a Responsible Officer stating that Holdings, the Borrower, or such

Restricted Subsidiaries (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale (other than an Asset Sale described in clause (b) of the definition thereof) or Recovery Event to acquire or repair assets useful in its (or such Subsidiary’s) business or in connection with a Permitted Acquisition.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount contractually committed to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to acquire or repair assets useful in the Business or in connection with a Permitted Acquisition.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (i) the date occurring 12 months after such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date on which Holdings, the Borrower, or any of the Restricted Subsidiaries shall have determined not to acquire or repair assets useful in its or such Restricted Subsidiary’s business or in connection with a Permitted Acquisition with such portion of such Reinvestment Deferred Amount.

“Related Parties”: as to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Term Loans”: as defined in Section 10.1(d).

“Reportable Event”: with respect to any Single Employer Plan, any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period has been waived by the PBGC in accordance with the regulations thereunder.

“Representatives”: as defined in Section 10.14.

“Repricing Transaction”: the prepayment or refinancing of all or a portion of the Term Loans with the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness (including, without limitation, any new and/or additional term loans under this Agreement) the primary purpose of which is to reduce the effective interest cost or All-in Yield of the Term Loans, as may be effected through any amendment, waiver or other modification to this Agreement.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding; provided that for purposes of determining the Required Lenders at any time, there shall be excluded from such calculation that portion of the aggregate unpaid principal amount of the Term Loans then outstanding that are held by Affiliated Lenders. Such portion of the Commitments, the sum of the aggregate unpaid principal amount of the Term Loans then outstanding and the Revolving Commitments or, the Revolving Extensions of Credit then outstanding, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders at any time.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer (or similar title), chief operating officer, controller or treasurer (or similar title) of Holdings or the Borrower, as applicable, or (with respect to Section 6.7) any Restricted Subsidiary and, with respect to financial matters, the chief financial officer (or similar title) or treasurer (or similar title) of Holdings or the Borrower, as applicable.

“Restricted Cash”: cash and Cash Equivalents held by the Borrower and its Restricted Subsidiaries that are legally or contractually restricted from being used to repay general obligations of the Borrower and its Restricted Subsidiaries or are otherwise subject to a Lien (other than nonconsensual Liens permitted by Section 7.3 and Liens permitted by Section 7.3(h), 7.3(r) and clauses (i) and (ii) of Section 7.3(w)).

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Commitment Period”: the period from any date after the Closing Date to but excluding the Revolving Termination Date.

“Revolving Commitments”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth opposite such Lender’s name on Appendix A-1 or under the heading “Revolving Commitment” opposite such Lender’s name on the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption (or Incremental Joinder Agreement, as the case may be) pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Revolving Commitments on the Closing Date is $30,000,000.

“Revolving Credit Obligations”: all Obligations arising under or with respect to the Revolving Facility (including the Additional Revolving Credit Amount (if any).

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the Revolving Commitments and the Revolving Loans made thereunder.

“Revolving Facility Increase”: as defined in Section 2.25(a).

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4, and for the avoidance of doubt, to include New Revolving Credit Loans.

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments of all Lenders or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Revolving Extensions of Credit, the Revolving Percentage of any Revolving Lender shall be determined by dividing (x) such Lender’s Revolving Percentage of the L/C Obligations then outstanding plus such Lender’s Revolving Percentages of the aggregate principal amount of Swingline Loans then outstanding by (y) all of the L/C Obligations then outstanding plus the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Termination Date”: April 20, 2017.

“Sale Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiary.

“Sanction(s)”: any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“S&P”: Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Second Lien Credit Agreement”: the Second Lien Credit Agreement, dated as of the Closing Date, among Holdings, the Borrower, the lenders party thereto, Barclays Bank, as Administrative Agent and the other agents party thereto.

“Second Lien Loan Documents”: has the meaning assigned to the term “Loan Documents” in the Second Lien Credit Agreement.

“Second Lien Obligations”: the “Obligations” under and as defined in the Second Lien Credit Agreement.

“Second Lien Term Facility”: the term loan facility incurred pursuant to the Second Lien Loan Documents.

“Secured Parties”: collectively, the Lenders, the Administrative Agent, the Collateral Agent, the Swingline Lender, any Issuing Lender, any Hedge Counterparty, any other holder from time to time of any of the Obligations (in their capacities as holders thereof) and, in each case, their respective successors and permitted assigns.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Intercreditor Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.

“Senior Secured First Lien Leverage Ratio”: as at the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated First Lien Debt on such day to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the four fiscal quarter period ending on such date.

“Senior Secured Net Leverage Ratio”: as at the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Senior Secured Net Debt as of such day to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the four fiscal quarter period ending on such date.

“Senior Subordinated Note Purchase Agreement”: the Purchase Agreement, dated as of March 12, 2008 among Holdings, the Borrower, the guarantors party thereto and the investors party thereto, as in effect on the date hereof.

“Senior Subordinated Notes”: the 12.50% senior subordinated notes of the Borrower issued on March 12, 2008, pursuant to the Senior Subordinated Note Purchase Agreement in an aggregate principal amount not exceeding $100,000,000.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA (other than a Multiemployer Plan).

“Sold Entity or Business”: as set forth in the definition of the term “Consolidated EBITDA”.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Restricted Subsidiaries and (ii) any Hedge Counterparty at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Lender or Affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

“Sponsor”: Vestar Capital Partners, Vestar Capital Partners V, L.P., Vestar Capital Partners V-A, L.P., Vestar Capital Partners V-B, L.P., and any other investment fund managed or controlled directly or indirectly by any of Vestar Capital Partners and its Affiliates.

“Standby Letter of Credit”: as defined in Section 3.1.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a director’s “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary Guarantors”: each Restricted Subsidiary that is also a wholly-owned Domestic Subsidiary.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6(a) in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.

“Swingline Lender”: (a) the Administrative Agent, in its capacity as the lender of Swingline Loans or (b) upon the resignation of the Administrative Agent as the Swingline Lender, any Revolving Lender from time to time designated by the Borrower as the Swingline Lender (with the consent of such Revolving Lender in its sole discretion).

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Syndication Agent”: as defined in the preamble hereto.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth opposite such Lender’s name on Appendix A-2 or under the heading “Term Commitment” opposite such Lender’s name on the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption (or Incremental Joinder Agreement, as the case may be) pursuant to which such Lender became a party hereto. The original aggregate amount of the Term Commitments is $345,000,000.

“Term Facility”: the Term Commitments and the Term Loans made thereunder.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: as defined in Section 2.1. Unless the context shall otherwise require, “Term Loan” shall include any Term Loans under the Incremental Loans.

“Term Loan Increase”: as defined in Section 2.25.

“Term Loan Obligations”: all Obligations arising under or with respect to the Term Facility and any New Term Loan Commitments.

“Term Maturity Date”: April 20, 2018.

“Term Percentage”: as to any Term Lender at any time, the percentage which the sum of such Lender’s Term Commitments then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Transactions”: collectively, (a) the consummation of the Refinancing; (b) the execution and delivery of the Loan Documents and the incurrence of the obligations thereunder; and (c) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its classification as an ABR Loan or a Eurodollar Loan.

“UCC”: as defined in Section 3.6.

“United States”: the United States of America.

“Unrestricted Subsidiary”: (a) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary after the Closing Date and so long as (i) immediately before and after such designation, (x) no Default shall have occurred and be continuing and (y) the Borrower shall be in pro forma compliance with the financial covenants in Section 7.1, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any other Indebtedness of any Loan Party, (iii) the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined by the Borrower in good faith of the Borrower’s or its Subsidiary’s (as applicable) Investment therein, (iv) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (i) through (iv), and (b) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (A) immediately before and after such designation, no Default shall have occurred and be continuing and (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clause (A); provided, further, that no Unrestricted Subsidiary that has been designated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness being refinanced or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

1.2                               Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Holdings, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 7 shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.”

(c)                                  Unless otherwise specified herein, any calculation of the Interest Coverage Ratio, Consolidated Total Net Leverage Ratio, Senior Secured First Lien Leverage Ratio and Senior Secured Net Leverage Ratio shall be determined based on the most recently ended fiscal quarter for which financial statements are required to be delivered pursuant to Section 6.1(a) or (b), as applicable, prior to the applicable date of determination and subject to pro forma adjustments to the extent specified in any applicable provision.

(d)                                 The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e)                                  The term “license” shall include sub-license.

(f)                                   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1                               Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) in Dollars to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2                               Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit A-1 hereto, (which notice must be received by the Administrative Agent not later than 3:00 P.M., New York City time, one Business Day prior to the anticipated Closing Date or, in the case the Loans on the Closing Date shall be Eurodollar Loans, three Business Days prior to the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying (i) the aggregate principal amount to be borrowed, (ii) the requested Borrowing Date and (iii) whether such Term Loans being incurred are to be made as ABR Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period applicable thereto. Upon receipt of such borrowing notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 3:00 P.M., New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender.

2.3                               Repayment of Term Loans. The Term Loan of each Term Lender shall be payable in equal consecutive quarterly installments, commencing on June 30, 2012, on the last Business Day of each of December, March, June and September following the Closing Date, in an amount equal to one quarter of one percent (0.25%) of the Term Loans funded on the Closing Date (as adjusted to reflect any prepayments thereof in accordance with Section 2.18(i)), with the remaining balance thereof payable on the Term Maturity Date.

2.4                               Revolving Commitments. Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) in Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (x) the L/C Obligations then outstanding and (y) the aggregate principal amount of the Swingline Loans then outstanding, after giving effect to the making of such Revolving Loans, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, in each case, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

2.5                               Procedure for Revolving Loan Borrowing. (a) The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice in writing, substantially in the form of Exhibit A-1 hereto, (which notice must be received by the Administrative Agent (i) in the case of Eurodollar Loans, prior to 11:00 A.M., New York City time, three Business Days prior to the requested Borrowing Date or (ii) in the case of ABR Loans, prior to 11:00 A.M., New York City time, one Business Day prior to the requested Borrowing Date, specifying (A) the aggregate principal amount and Type of Revolving Loans to be borrowed, (B) the requested Borrowing Date and (C) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing by the Borrower under the Revolving Commitments shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount); provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7(b). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the

Administrative Agent. Such borrowing will thereupon promptly be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(b)                                 If no election as to the Type of a Revolving Loan is specified, then the requested Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Eurodollar Loan, the Interest Period with respect to such requested Loan shall be for one month from the borrowing date.

2.6                               Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) in Dollars to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments of all Lenders would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only. At any time that there shall exist a Defaulting Lender that is a Revolving Lender, immediately upon the request of the applicable Swingline Lender, the Borrower shall repay the outstanding Swingline Loans made by such Swingline Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such Swingline Loans.

2.7                               Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender and the Administrative Agent irrevocable written notice (which notice must be received by the Swingline Lender and the Administrative Agent not later than 10:00 A.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender by wire transfer thereof in accordance with instructions provided to (and reasonably acceptable to) the Swingline Lender, as provided above.

(b)                                 The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

(c)                                  If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (A) such Revolving Lender’s Revolving Percentage times (B) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)                                 Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount with respect to any Swingline Loans, the Swingline Lender receives any payment on account of such Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount with respect thereto (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all such Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)                                  Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8                               Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of the appropriate Revolving Lender the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1); and (ii) to the Administrative Agent for the account of the appropriate Term Lender the principal amount of each outstanding Term Loan of such Term Lender made to the Borrower in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  (i) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Term Lender, in which shall be recorded (A) the amount of each Term Loan made hereunder and any Note evidencing such Term Loan, the Type of such Term Loan and each Interest Period applicable thereto, (B) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Term Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Term Lender’s share thereof; and (ii) the Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Revolving Lender, in which shall be recorded (A) the amount of each Revolving Loan made hereunder and any Note evidencing such Revolving Loan, the Type of such Revolving Loan and each Interest Period applicable thereto, (B) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Revolving Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Revolving Lender’s share thereof.

(d)                                 The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender or the other obligations of the Borrower to such Lender in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit I. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.9                               Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to but excluding the last day of the Revolving Commitment Period, computed at the Applicable Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date.

(b)                                 The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements.

2.10                        Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of such Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the total Revolving Extensions of Credit would exceed the total Revolving Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.11                        Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Revolving Loans or the Term Loans (subject to Section 2.18(j)), in whole or in part, without premium or penalty, upon irrevocable notice in substantially the form of Exhibit H hereto delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior to, in the case of ABR Loans (or on the same day in the case of Swingline Loans), which notice shall specify (i) the date and amount of prepayment, (ii) whether the prepayment is of Revolving Loans or Term Loans and (iii) whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that such notice may be conditioned on receiving the proceeds of any refinancing or Disposition of Property), together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, and shall be subject to the provisions of Section 2.18. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

(b)                                 Amounts to be applied in connection with prepayments pursuant to this Section 2.11 shall be applied to the Obligations in accordance with Section 2.18. Each prepayment of Loans under this Section shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.12                        Mandatory Prepayments. (a) If any Indebtedness (other than any Indebtedness permitted to be incurred in accordance with Section 7.2, but excluding Indebtedness refinanced pursuant to clause (a)(ii) thereof) shall be incurred by Holdings, the Borrower or any of its Restricted Subsidiaries, the Borrower shall pay an amount equal to 100% of the Net Cash Proceeds of such Indebtedness within three Business Days of the date of receipt thereof to the Administrative Agent to be applied to the Obligations in accordance with Section 2.18.

(b)                                 If on any date any of Holdings, the Borrower or any of its Restricted Subsidiaries shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, the Borrower shall pay an amount equal to 100% of such Net Cash Proceeds within three Business Days of the date of receipt thereof to the Administrative Agent to be applied to the Obligations in accordance with Section 2.18; provided that notwithstanding the foregoing, (i) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be paid to the Administrative Agent to be applied to the Obligations in accordance with Section 2.18 and (ii) on the date (the “Trigger Date”) that is three months after any such Reinvestment Prepayment Date, an amount equal to the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date shall be paid to the Administrative Agent to be applied to the Obligations in accordance with Section 2.18.

(c)                                  If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2012, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date thereafter, pay an amount equal to the Excess Cash Flow Percentage of such Excess Cash Flow to the Administrative Agent to be applied to the Obligations in accordance with Section 2.18. Each such payment shall be made on a date (an “Excess Cash Flow Application Date”) no later than 90 days following the Borrower’s fiscal year end; provided, however, for the fiscal year ending

December 31, 2012, Excess Cash Flow shall be calculated for the period commencing July 1, 2012 and ending December 31, 2012.

(d)                                 Amounts to be applied in connection with prepayments pursuant to Section 2.12 shall be applied to the Obligations in accordance with Section 2.18.

2.13                        Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice substantially in the form of Exhibit A-2 hereto of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date; provided that if any Eurodollar Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice substantially in the form of Exhibit A-2 hereto of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)                                 Any Eurodollar Loan may be continued as such by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided that if any Eurodollar Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21 and; provided, further, that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations and; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14                        Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of Eurodollar Loans comprising each tranche of Eurodollar Loans shall be equal to a minimum of $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than 10 tranches of Eurodollar Loans shall be outstanding at any one time.

2.15                        Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)                                 Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)                                  (i) If (x) all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or (y) an Event of Default has occurred and is continuing, such overdue amount in the case of clause (x) and all outstanding amounts in the case of clause (y) shall bear interest at a rate per annum equal to (A) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (B) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i)(x) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment) and with respect to clause (i)(y) above, from the occurrence of such Event of Default under Section 8.1(f) until such Event of Default has been cured or waived (as well after as before judgment).

(d)                                 Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

(e)                                  If, as a result of any restatement of or other adjustment to the financial statements delivered pursuant to Sections 6. 1(a) or (b) or for any other reason, the Administrative Agent determines in good faith in the exercise of its reasonable business judgment that (x) the Senior Secured Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (y) a proper calculation of the Senior Secured Net Leverage Ratio would have resulted in a different Applicable Margin for any period then (i) if the proper calculation of the Senior Secured Net Leverage Ratio would have resulted in a higher Applicable Margin for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period and (ii) if the proper calculation of the Senior Secured Net Leverage Ratio would have resulted in a lower Applicable Margin for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest to the Borrower. The Borrower’s obligations under this clause (e) shall survive the termination of the Commitments and the repayment of the Obligations hereunder.

2.16                        Computations of Interest and Fees. (a) All computations of interest and of fees shall be made by the Applicable Agent on the basis of a year of 360 days and, in the case of ABR Loans 365/366 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a Eurodollar Rate or ABR in accordance with the definitions of “Eurodollar Rate” and “ABR”, respectively) and shall be conclusive, binding and final for all purposes, absent manifest error.

(b)                                 The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the

Administrative Agent in determining any interest rate or fee pursuant to Section 2.15(a) and Section 2.15(b).

2.17        Inability to Determine Interest Rate. If prior to the first day of any Interest Period for any Eurodollar Loan:

(a)           the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)           the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that by reason of any changes arising after the date of this Agreement the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period with respect thereto, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.18        Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders. Subject to Sections 2.25(e)(v) and 2.28(b)(2), each payment (including prepayments) in respect of principal, interest or fees in respect of Term Loans shall be applied among tranches of Term Loans as directed by the Borrower. Each payment (including prepayments) in respect of principal or interest in respect of any tranche of the Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Term Lenders with respect to such tranche, pro rata according to the respective amounts then due and owing to such Term Lenders.

(b)           Each payment (including prepayments) by the Borrower on account of principal of and interest on any tranche of Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders with respect to such tranches. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

(c)           Payments. The Borrower shall make each payment under any Loan Document not later than 11:00 A.M., New York City time, on the day when due to the Administrative Agent by wire transfer to the following account (or at such other account or by such other means to such other address as

Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

In the case of the Administrative Agent:

Bank Name:	Barclays Bank PLC
Address:	70 Hudson Street
Jersey City, NJ 07302
ABA #:	026 002 574
Account #:	050-019104
Account Name:	Clad Control Account

(d)           Payment Dates. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)           Advancing Payments. (i) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Defaulting Lender. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.

(ii)           Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f)            Application of Voluntary Prepayments. Unless otherwise provided in this Section 2.18 or elsewhere in any Loan Document, all payments and any other amounts received by an Administrative Agent from or for the benefit of the Borrower shall be applied to repay the Obligations the Borrower designates. Amounts repaid or prepaid pursuant to this clause (f) or clause (g) below on account of the Term Loans may not be reborrowed.

(g)           Application of Mandatory Prepayments. Subject to the provisions of clause (h) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrower to an Agent pursuant to Section 2.12 or any other prepayment of the Obligations required to be applied in accordance with this clause (g) shall be applied: first, to repay the outstanding principal balance of the Term Loans until paid in full, second, to repay the outstanding principal balance of the Revolving Loans and Swingline Loans (not In Permanent Reduction of the Revolving Commitments), and third to Cash Collateralize the L/C Obligations, and then, excess (if any) shall be retained by the Borrower.

(h)           Application of Payments During an Event of Default. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Sections 2.26 and 2.27, shall be applied by the Administrative Agent as follows:

first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent in its capacity as such;

second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, reimbursement obligations in respect of drawings under Letters of Credit, interest and Letters of Credit fees) payable to the Lenders (including fees and disbursements and other charges of counsel) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

third, to payment of that portion of the Obligations constituting accrued and unpaid Letters of Credit fees and interest on the Loans and unreimbursed borrowings under Letters of Credit, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans, unreimbursed borrowings under Letters of Credit and amounts owing with respect to Specified Hedge Agreements and Cash Management Documents and (B) to Cash Collateralize that portion of L/C Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.27, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Lenders to Cash Collateralize such L/C Obligations, (y) subject to Section 3.5 or 2.27, amounts used to Cash Collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and

(z) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral shall be distributed in accordance with this clause (iv);

fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

finally, the balance, if any, after all Obligations have been paid in full, to the Borrower or as otherwise required by Law.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(i)            Application of Payments Generally. All payments that would otherwise be allocated to the Revolving Lenders pursuant to this Section 2.18 shall instead be allocated first, to repay interest on Swingline Loans, on any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender and on any Reimbursement Obligation, in each case for which the Administrative Agent or, as the case may be, the Issuing Lender has not then been reimbursed by such Lender or the Borrower, and second, to pay the outstanding principal amount of the foregoing obligations. All repayments of any Revolving Loans or Term Loans shall be applied first, to repay such Loans outstanding as ABR Loans or Loans subject to a fixed rate of interest and then, to repay such Loans outstanding as Eurodollar Loans, with those Eurodollar Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods. Each optional prepayment on account of principal of and interest on the Term Loans pursuant to Section 2.11 shall be applied to any installments thereof as the Borrower shall determine. Each mandatory prepayment on account of principal of and interest on the Term Loans pursuant to Section 2.12 shall be applied first, ratably to the remaining installments thereof and then to repay Loans outstanding under the Revolving Facility (not in Permanent Reduction of the Revolving Commitment). If sufficient amounts are not available to pay in cash all outstanding Obligations described in any priority level set forth in this Section 2.18, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations. Any priority level set forth in this Section 2.18 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding. While an Event of Default is continuing, any payments or prepayments received by Administrative Agent shall be applied under Section 2.18(h).

(j)            Prepayment Premium. If (i) any voluntary prepayment of principal of Term Loans is made pursuant to Section 2.11(a), (ii) any mandatory prepayment is made pursuant to Section 2.12(a) or (iii) any Lender is replaced pursuant to Section 2.24(c)(y), in each case, in connection with a Repricing Transaction prior to the first anniversary of the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with Loans that are so prepaid, or any Lender so replaced, a fee in an amount equal to 1.0% of the aggregate principal amount of the Term Loans prepaid, along with any fees due and payable.

2.19        Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the date hereof:

(i)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder;

(ii)           shall subject any Lender to any taxes (other than (A) Non-Excluded Taxes, (B) Excluded Taxes and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          shall impose on such Lender any other condition not otherwise contemplated hereunder (other than with respect to any taxes);

and the result of any of the foregoing is to increase the cost to such Lender by an amount which such Lender reasonably deems in good faith to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit (in each case hereunder), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender within 20 Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made, in each case, subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed in good faith by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)           A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) with reasonable detail demonstrating how such amounts were derived shall be presumptively correct in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Obligations.

(d)           [Intentionally Omitted]

(e)           Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

2.20        Taxes. (a) All payments made by or on behalf of the Borrower or any Guarantor under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions, withholdings or Other Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority responsible for administering taxes, excluding (i) net income taxes (however determined) and franchise taxes (in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present, former or future connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (iii) any United States withholding tax that (A) is imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section or (B) or is attributable, in the case of a Non-U.S. Lender (as defined below), to such Non-U.S. Lender’s failure to comply with Section 2.20(d) or is attributable, in the case of a U.S. Lender (as defined below) to such U.S. Lender’s failure to comply with Section 2.20(e), and (iv) any United States withholding tax imposed under FATCA (together the amounts described in clauses (i)-(iv) are the “Excluded Taxes”). If any such taxes, levies, imposts, duties, charges, fees, deductions or withholdings that are not Excluded Taxes (the “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable by or on behalf of the Borrower or any Guarantor hereunder, the amounts payable by the Borrower or such Guarantor shall be increased to the extent necessary to yield the Administrative Agent or such Lender (after deduction or withholding of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(b)           Except as otherwise provided in this Agreement, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, other reasonable evidence of payment.

(d)           Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Borrower and to the Lender from which the related participation shall have been purchased) (i) two accurate and complete original, signed copies of IRS

Form W-8ECI, W-8EXP, W-8BEN (claiming benefits under an applicable treaty) or W-8IMY (together with any applicable underlying forms) (or any successor or other applicable forms), or, (ii) in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and two accurate and complete original, signed copies of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all payments by the Borrower or any Loan Party under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall (i) promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose) and (ii) take such steps as shall not be disadvantageous to it, in its reasonable judgment, and as may be reasonably necessary (including the re-designation of its lending office pursuant to Section 2.23) to avoid any requirement of applicable laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)           Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two accurate and complete original, signed copies of IRS Form W-9, or any subsequent versions or successors to such form. Such forms shall be delivered by each U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such U.S. Lender. Each U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(f)            The Borrower shall indemnify the Administrative Agent and any Lender, within 30 days after the written demand therefor, the full amount of any Non-Excluded Taxes or Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted on amounts payable under this Section) payable or paid by the Administrative Agent or Lender whether or not such taxes are correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such amount or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its behalf of on behalf of a Lender, shall be conclusive absent manifest error.

(g)           If any Secured Party determines, in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental

Authority; provided, further, that the Borrower shall not be required to repay to the Administrative Agent or the Lender an amount in excess of the amount paid over by such party to the Borrower pursuant to this Section. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or Lender be required to pay any amount to the Borrower pursuant to this paragraph (g) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h)           Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h). The agreements in this paragraph (h) shall survive the resignation and/or replacement of the Administrative Agent.

(i)            If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, FATCA shall include any amendments made to FATCA after the date of this Agreement.

(j)            At or prior to the Closing Date (and from time to time thereafter upon the request of the Borrower), the Administrative Agent will provide the Borrower with an original United States Internal Revenue Service Form W-8IMY certifying on Part I and Part IV of such Form W-8IMY that it is a U.S. branch that has agreed to be treated as a U.S. person for United States federal withholding tax purposes with respect to payments received by it from the Borrower. The Administrative Agent shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide the certification described in the prior sentence.

(k)           The agreements in this Section shall survive the termination of this Agreement and the payment of the Obligations.

2.21        Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits, including the Applicable Margin) that such Lender may actually sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, conversion or continuation of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be presumptively correct in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

2.22        Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, made after the date hereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23        Mitigation of Costs; Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a), 2.21 or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage and; provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24        Replacement of Lenders. The Borrower shall be permitted to replace with a financial institution any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.19, 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.22, (b) defaults in its obligation to make Loans hereunder, or (c) that (x) is a Defaulting Lender or (y) has refused to consent to any waiver or amendment with respect to any Loan Document (including with respect to a Repricing Transaction, in which case any assignment pursuant to this Section 2.24 is subject to the terms of Section 2.18(j)) that requires the consent of each Lender directly affected thereby or of each Lender and has been consented to by the Required Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) the Borrower shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution, if not already a

Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(c), (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6, (vi) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (vii) if applicable, the replacement financial institution shall consent to such amendment or waiver and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.25        Incremental Loans. (a) At any time or from time to time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request (A) prior to the Revolving Termination Date, one or more increases in the amount of Revolving Commitments (a “Revolving Facility Increase”), (B) the establishment of one or more new revolving credit commitments (any such new commitments, collectively with any Revolving Facility Increase, the “New Revolving Credit Commitments”), (C) prior to the Term Maturity Date, the establishment of one or more new term loan commitments which may be of the same tranche as such existing Term Loans (a “Term Loan Increase”) or a separate tranche of new term loans (collectively with any Term Loan Increase, the “New Term Commitments” and the New Term Commitments, collectively with any New Revolving Credit Commitments, the “Incremental Commitments”). Each Incremental Commitment shall be in an aggregate principal amount that is not less than $5,000,000 individually and in integral multiples of $1,000,000 in excess of that amount. Notwithstanding anything to the contrary herein, the Incremental Commitments shall not exceed, (x) together with the aggregate principal amount of any Incremental Notes, $100,000,000 plus (y) an additional amount of Incremental Commitments so long as in the case of this clause (y), (1) the Senior Secured First Lien Leverage Ratio of the Borrower and its Restricted Subsidiaries would be no greater than 3.75 to 1.0 and (2) if there are any unsecured Incremental Notes outstanding, the Consolidated Total Net Debt Leverage Ratio would be no greater than 6.00:1.00, in each case, as of the end of the most recently ended fiscal quarter after giving pro forma effect to such Incremental Commitments (and, in each case, assuming a borrowing of the maximum amount of Loans available under the Facilities after giving effect to such Incremental Commitments and any Incremental Commitments previously made pursuant to this Section 2.25); provided that in no event shall the New Revolving Credit Commitments exceed $30,000,000. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that such Incremental Commitments shall be effective, which shall be a date after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each existing Lender or other Person that is an Assignee (each, a “New Revolving Credit Lender” or “New Term Lender,” as applicable) to whom the Borrower proposes any portion of such Incremental Commitments, be allocated and the amounts of such allocations; provided that (w) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment (it being understood that there is no obligation to approach any existing Lenders to provide any Incremental Commitment), (x) the Administrative Agent, the Issuing Lender and the Swingline Lender shall have consented (such consent not to be unreasonably withheld) to such Person’s providing such Incremental Commitments if such consent of the Administrative Agent, the Issuing Lender and Swingline Lender would be required under Section 10.6 for an assignment of Loans or Commitments to such Person, (y) with respect to New Term Commitments, any Affiliated Lender providing a New Term Commitment shall be subject to the same restrictions set forth in Section 10.6(c) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (z) Affiliated Lenders may not provide New Revolving Credit Commitments. Such Incremental Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date after giving effect to such Incremental Commitments, as applicable; (2) the Incremental Commitments will share in the Collateral on a pari passu basis; (3) the Incremental Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements (each, an “Incremental Joinder Agreement”) executed and delivered by the Borrower, the New Revolving Credit Lender or New Term Lender, as applicable, and to the extent applicable, the Administrative Agent and the Issuing Lender and the Swingline Lender, or another form of incremental amendment, each of which shall be recorded in the Register; (4) the Borrower shall be in pro forma compliance with the financial covenants in Section 7.1 (assuming a borrowing of the maximum amount of Loans available under the Facilities after giving effect to such Incremental Commitment, and any Incremental Commitments previously made pursuant to this Section 2.25, and in any event, after giving effect to any acquisitions or dispositions during the relevant determination period or simultaneously with the borrowing of the Incremental Loans); and (5) the Borrower shall pay, or cause to be paid, all fees and expenses owing in respect of such Incremental Loans to the Administrative Agent, the Collateral Agent and the Lenders (other than any Defaulting Lender).

(b)                                 On any Increased Amount Date on which New Revolving Credit Commitments are effected through a Revolving Facility Increase, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Credit Lenders, and each of the New Revolving Credit Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof, such interests in the New Revolving Credit Loans (as defined below) outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and New Revolving Credit Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (b) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Credit Lender shall become a Lender with respect to the New Revolving Credit Commitments and all matters relating thereto.

(c)                                  Any New Term Loans or New Revolving Loans effected through the establishment of one or more new revolving credit commitments or new Term Loans made on an Increased Amount Date shall be designated a separate tranche of New Term Loans or New Revolving Credit Commitments, as applicable, for all purposes of this Agreement. On any Increased Amount Date on which any New Term Commitments of any tranche are effected (including through any Term Loan Increase), subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Lender of such tranche shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Commitment of such tranche, and (ii) each New Term Lender of such tranche shall become a Lender hereunder with respect to the New Term Commitment of such tranche and the New Term Loans of such tranche made pursuant thereto. On any Increased Amount Date on which any New Revolving Credit Commitments of any tranche are effected through the establishment of one or more new revolving credit commitments (including through any Revolving Facility Increase), subject to the satisfaction of the foregoing terms and conditions, (i) each New Revolving Credit Lender of such tranche shall make its Commitment available to the Borrower (when borrowed, a “New Revolving Credit Loan” and collectively with any New Term Loan, an “Incremental Loan”) in an amount equal to its New Revolving Credit Commitment of such tranche, and (ii) each New Revolving Credit Lender of such tranche shall become a Lender hereunder with respect to the New Revolving Credit Commitment of such tranche and the New Revolving Credit Loans of such tranche made pursuant thereto. Notwithstanding the foregoing, New Term Loans may have identical terms to the Term Loans and be treated as the same tranche as the Term Loans.

(d)                                 The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (x) the tranche of New Revolving Credit Commitments and the New Revolving Credit Lenders of such tranche or the tranche of New Term Commitments and the New Term Lenders of such tranche, as applicable, and (y) in the case of each notice to any Revolving Lender with respect to an increase in the applicable Revolving Commitments, the respective interests in such Revolving Lender’s Revolving Commitments, in each case subject to the assignments contemplated by clause (b) of this Section 2.25.

(e)                                  The terms, provisions and documentation of the New Term Loans and New Term Commitments or the New Revolving Credit Loans and New Revolving Credit Commitments, as the case may be, of any tranche shall be as agreed between the Borrower and the New Term Lenders or New Revolving Credit Lenders, as applicable, providing such New Term Loans and New Term Commitments or such New Revolving Credit Loans and New Revolving Credit Commitments, and except as otherwise set forth herein, to the extent not identical to the Term Loans or Revolving Loans, as applicable, shall be reasonably satisfactory to Administrative Agent. In any event:

(i)                                     the Weighted Average Life to Maturity of all New Term Loans of any tranche shall be no shorter than the Weighted Average Life to Maturity of the then outstanding Term Loans on the date of incurrence of such New Term Loans;

(ii)                                  (A) the final maturity date of any tranche of the New Term Loans shall be no earlier than the original Term Maturity Date and (B) the final maturity date of any tranche of the New Revolving Credit Loans shall be no earlier than the original Revolving Maturity Date;

(iii)                               (A) in the case of a Term Loan Increase, any New Term Loans shall be on the same terms and pursuant to the same documentation as the Term Loans increased thereby and (B) in the case of a Revolving Facility Increase, any New Revolving Loans and New Revolving Credit Commitments shall be on the same terms and pursuant to the same documentation as the Revolving Loans and the Revolving Commitments, as applicable; or in each case, as may be otherwise agreed between the Lenders providing such Incremental Commitments or Incremental Loans;

(iv)                              all other material terms of the New Revolving Credit Commitments and New Revolving Credit Loans shall be identical to the Revolving Commitments, on the Increased Amount Date, other than the Maturity Date and as set forth in this Section 2.25(e)(vi); provided that, notwithstanding anything to the contrary in this Section 2.25 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on New Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Revolving Termination Date and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to New Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Commitments on the Increased Amount Date, (2) subject to the provisions of Sections 2.03(n) and 2.04(g) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exists New Revolving Credit Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders in accordance with their percentage of the Revolving Commitments on the Increased Amount Date (and except as provided in Section 2.03(n) and Section 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, New Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Commitments on the Increased Amount Date, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such tranche on a better than a pro rata basis as compared to any other tranche with a later maturity date than such tranche and (4) assignments and participations of New Revolving Credit Commitments and New Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Credit Loans on the Increased Amount Date. Any New Revolving Credit

Commitments may constitute a separate tranche or tranches, as the case may be, of Commitments from the tranches constituting the applicable Revolving Commitments prior to the Increased Amount Date; provided at no time shall there be Revolving Commitments hereunder (including New Revolving Credit Commitments and any original Revolving Commitments) which have more than three different maturity dates;

(v)                                 the New Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Joinder Agreement;

(vi)                              with regards to any New Term Loan, if the applicable interest rate relating to such New Term Loan exceeds the interest rate of the initial Term Facility by more than 50 basis points, the applicable interest rate relating to such Term Facility shall be adjusted to be equal to the applicable interest rate relating to such New Term Loan minus 50 basis points; provided, further, that in determining such applicable interest rates, (x) original issue discount or upfront fees (but exclusive of any arrangement, structuring or other fees payable to any arrangers in connection therewith that are not shared with all Lenders providing such New Term Loans) (which shall be deemed to constitute a like amount of original issue discount) paid by the Borrower to the Lenders under the New Term Loan and such initial Term Facility in the initial primary syndication thereof shall be included and equated to interest rate (with original issue discount being equated to interest based on an assumed four-year life to maturity) and (y) any amendments to the applicable margin on any initial Term Facility that became effective subsequent to the Closing Date but prior to the time of such New Term Loan shall also be included in such calculations; provided, further, that if the reserve adjusted Eurodollar Rate (as defined below) in respect of such New Term Loan includes an interest rate floor greater than the interest rate floor applicable to such initial Term Facility, such increased amount shall be equated to interest rate for purposes of determining whether an increase to the applicable interest margin under the initial Term Facility shall be required, to the extent an increase in the interest rate floor in such Term Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to such Term Facility shall be increased by such increased amount;

(vii)                           the New Term Loans and/or New Revolving Credit Loans will rank pari passu in right of payment with existing Term Loans and Revolving Credit Loans and the liens securing the New Term Loans and/or New Revolving Credit Loans will rank pari passu with the liens securing the existing Term Loans and Revolving Credit Loans.

(f)                                   Each Incremental Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.25, and for the avoidance of doubt, this Section 2.25 shall supersede any provisions in Section 10.7 or 10.1 to the contrary.

(g)                                  The Loans and Commitments extended or established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantee Obligations and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the extension or establishment of any such Loans or any such Commitments.

2.26                        Defaulting Lenders. (a) Notwithstanding anything herein to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 unless otherwise agreed by the Borrower and the Administrative Agent.

(ii)                                  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the applicable Issuing Lender(s) or Swingline Lender(s) hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.27; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.27; sixth, to the payment of any amounts owing to the Lenders, the applicable Issuing Lenders or the applicable Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the applicable Issuing Lenders or the applicable Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and, eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts outstanding under any Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or Letter of Credit draws were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the amounts outstanding under any Letters of Credit owed to, all the Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or amounts outstanding under any Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause (ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               (x) No Defaulting Lender shall be entitled to receive any commitment fees payable under Section 2.9 for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) each Defaulting Lender shall be limited in its right to receive fees in connection with Letters of Credit as provided in Section 3.3(c).

(iv)                              All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s

Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of the aggregate Outstanding Amount of the Revolving Loans of any Non-Defaulting Lender, plus such Lender’s Revolving Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Revolving Percentage of the Outstanding Amount of all Swingline Loans at such time to exceed such Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)                                 If the Borrower, the Administrative Agent, each Swingline Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.26(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)                                  So long as any Revolving Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend or amend any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.27                        Cash Collateral. (a) Upon the request of the Administrative Agent or the applicable Issuing Lender if, three Business Days prior to the Revolving Termination Date, any L/C Obligation for any reason remains outstanding, or as otherwise required pursuant to Section 8.1, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Obligations in an amount not less than the Minimum Collateral Amount. At any time that there shall exist a Defaulting Lender, immediately upon the written request of the Administrative Agent or any applicable Issuing Lender or Swingline Lender (in each case, with a copy to the Administrative Agent), the Borrower shall Cash Collateralize all Fronting Exposure of such Issuing Lender or Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.26(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)                                 All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent. The Borrower and, to the extent provided by any Lender, such Lender, hereby grants to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the applicable Issuing Lenders and the applicable Lenders (including the applicable Swingline Lenders), and agrees to maintain, a first priority security interest in all such Cash Collateral, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and all proceeds of the foregoing, as security for the obligations to which such Cash Collateral may be applied pursuant to paragraph (c) of this Section. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                                  Notwithstanding anything herein to the contrary, Cash Collateral provided under this Section, Section 2.26 or 8.1 or otherwise in respect of Letters of Credit or Swingline Loans shall be applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligations) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.6), or (ii) the determination by the Administrative Agent that there exists excess Cash Collateral; provided that (A) Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default under Section 7.01(a) or (f) or an Event of Default (and following application as provided in this Section may be otherwise applied in accordance with Section 8.1) and (B) the Person providing Cash Collateral and the applicable Issuing Lender(s) or Swingline Lender(s) may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations hereunder.

2.28                        Extensions of Term Loans and Revolving Commitments. (a) Notwithstanding anything to the contrary in this Agreement, the Borrower may (i) request that the Revolving Lenders extend the maturity of their Revolving Commitments and Revolving Loans (and the related participations in Swingline Loans and Letters of Credit) and that the Issuing Lenders extend the maturity of their respective L/C Commitments, and/or (ii) request that the Term Lenders extend the maturity of their Term Loans, so long as the Second Lien Term Facility is still outstanding, to a date no later than the maturity date thereof. In order to exercise such right, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Revolving Lenders or Term Lenders, as applicable) (the “Extension Request”).

(b)                                 The Borrower may provide an Extension Request to the Administrative Agent no more than 120, and no fewer than 45, days prior to the then effective Revolving Termination Date or Term Maturity Date, as applicable. The Extension Request shall set forth the proposed terms of any Extended Lender Obligations to be established, which terms shall be identical to those applicable to the tranche from which they are to be extended (such non-extended Revolving Commitments, the “Non-Extended Revolving Commitments”, such non-extended Revolving Loans, the “Non-Extended Revolving Loans”, such non-extended L/C Commitments, the “Non-Extended L/C Commitments”, and such non-extended Term Loans, the “Non-Extended Term Loans”, and collectively, the “Non-Extended Lender Obligations”) except (x) the maturity date of any Extended Lender Obligation shall be at least one year later than the Revolving Termination Date or the Term Maturity Date, as applicable, (y) additional fees and different interest rates may be payable to the Lenders providing any Extended Lender Obligations and (z) Extended Lender Obligations may be subject to covenants or other provisions applicable only to periods after the Revolving Termination Date or the Term Maturity Date, as applicable; provided that, notwithstanding anything to the contrary in this Section 2.28 or otherwise in this Agreement, (1) no

Extended Lender Obligations shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the applicable Non-Extended Lender Obligations; (2) the repayment (other than in connection with a permanent repayment and, if applicable, termination of commitments), the mandatory prepayment and the commitment reduction of any Loans, Commitments or L/C Commitments applicable to any Extended Lender Obligation of any tranche shall be made on a pro rata basis with all other outstanding Loans, Commitments or L/C Commitments (including all Extended Lender Obligations) of such tranche (provided that Extended Lender Obligations may, if the Extending Lenders making or committing to any such Extended Lender Obligations so agree, participate on a less than pro rata basis in any voluntary or mandatory repayment or prepayment or commitment reduction hereunder); (3) no Extended Term Loans or Extended Revolving Loans may be optionally prepaid prior to the date on which the related Non-Extended Term Loans or Non-Extended Revolving Loans, as applicable, are repaid unless such optional prepayment is accompanied by a pro rata optional prepayment of the related Non-Extended Term Loans or Non-Extended Revolving Loans, as applicable; (4) each Lender holding Loans and/or Commitments of any tranche shall be permitted to participate in the related tranche of Extended Lender Obligations in accordance with its pro rata share of the Loans and/or Commitments of such tranche; (5) no Default shall exist on the Extension Date before or after giving effect to any Extended Lender Obligations; and (6) Extended Term Loans shall be treated as a separate tranche from Non-Extended Term Loans (provided that Extended Revolving Commitments, Extended Revolving Loans, Non-Extended Revolving Commitments and Non-Extended Revolving Loans shall be treated as a single tranche). No Lender shall have any obligation to convert any Non-Extended Lender Obligations held by it into Extended Lender Obligations pursuant to the Extension Request.

(c)                                  The Borrower shall provide the Extension Request at least 10 Business Days prior to the date on which Lenders under the applicable tranche of Loans are requested to respond. Any Lender or Issuing Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans and/or Revolving Commitments and/or L/C Commitments converted into Extended Lender Obligations pursuant thereto shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its applicable Term Loans and/or Revolving Commitments and/or L/C Commitments that it has elected to convert into Extended Lender Obligations. In the event that the aggregate amount of Term Loans and/or Revolving Commitments and/or L/C Commitments subject to Extension Elections exceeds the amount of Extended Lender Obligations requested pursuant to the Extension Request, Term Loans and/or Revolving Commitments and/or L/C Commitments shall be converted to Extended Lender Obligations on a pro rata basis. The Borrower shall have the right to seek and accept Extended Lender Obligations from (i) Lenders and/or (ii) third party financial institutions that are not then Lenders (each a “New Extending Lender”), in each case in an amount equal to the amount of the Term Loans and/or Revolving Commitments and/or L/C Commitments of any Lender or Issuing Lender that declines to become an Extending Lender (a “Declining Lender”); provided that each Lender shall have the right to increase its Term Loans and/or Revolving Commitments and/or L/C Commitments up to the amount of the Declining Lenders’ Term Loans and/or Revolving Commitments and/or L/C Commitments before the Borrower will be permitted to replace a New Extending Lender for any Declining Lender. Each replacement of a New Extending Lender for a Declining Lender shall be effected in accordance with Section 2.24. Each New Extending Lender under the Term Loan Facility shall be subject to the prior written approval of the Administrative Agent. Each Extending Lender under the Revolving Facility shall be subject to the prior written approval of the Administrative Agent, each Issuing Lender and the Swingline Lender. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to extend any of its Commitments and any election to do so shall be in the sole discretion of such Lender. Any Lender not responding by 5:00 p.m. (New York City time) on the date five Business Days prior to the date on which the Borrower proposes that the Extended Lender Obligations shall be effective (which such date shall be at least 15 Business Days after the date the Borrower has provided the applicable Extension Request) shall be deemed to have declined to extend its Commitments.

(d)                                 Term Loans, Revolving Commitments, Revolving Loans and L/C Commitments whose maturity is extended pursuant to this Section are referred to as, in the case of Term Loans, “Extended Term Loans”, in the case of Revolving Commitments, “Extended Revolving Commitments”, in the case of Revolving Loans, “Extended Revolving Loans”, and in the case of L/C Commitments, “Extended L/C Commitments”, respectively, and collectively are referred to as “Extended Lender Obligations”.

(e)                                  Extended Lender Obligations shall be established pursuant to an amendment (the “Extension Amendment”) to this Agreement (which may include the amendments to provisions related to maturity, interest margins, fees or prepayments referenced in Section 2.28(b) and which, in the case of Extended Revolving Commitments and Extended L/C Commitments, shall contain provisions for the pro rata treatment of borrowings, payments, voting and other matters between the Non-Extended Revolving Commitments, on the one hand, and the Extended Revolving Commitments, on the other hand, for such period of time as Non-Extended Revolving Commitments and Non-Extended L/C Commitments shall be in effect) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. Notwithstanding anything to the contrary set forth in Section 10.1, no Extension Amendment shall require the consent of any Lender other than the Extending Lenders with respect to the Extended Lender Obligations established thereby. In connection with the Extension Amendment, the Guarantors shall reaffirm their respective obligations under the Guarantee and Collateral Agreement pursuant to an agreement reasonably satisfactory to the Administrative Agent and the Borrower shall, if requested by the Administrative Agent, deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of the Extension Amendment, this Agreement as amended thereby, the reaffirmation of the Guarantee and Collateral Agreement and such of the other Loan Documents (if any) as may be amended thereby. In addition, the Extension Amendment shall contain a representation and warranty by Holdings and the Borrower that the representations and warranties of (i) Holdings and the Borrower contained in Section 4 and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith are true and correct in all material respects (or, if such representation or warranty is itself modified by materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the date of such Extension Amendment, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date. This Section shall supersede any provisions in Section 10.1 or Section 10.7 to the contrary. Following the execution of the Extension Amendment, the Administrative Agent shall notify the Lenders of the percentage of the Revolving Credit Facility or Term Loan Facility that has been extended pursuant to this Section 2.28. Until the Revolving Termination Date, all Revolving Loans, Swingline Loans and Letters of Credit shall be made or participated in ratably by all Revolving Lenders and thereafter, all Revolving Loans, Swingline Loans and Letters of Credit shall be made or participated in ratably by all Extending Lenders with Extended Revolving Commitments and all other Revolving Lenders to the extent required by Section 3.

(f)                                   Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any tranche of Term Loans and/or the Revolving Commitments are converted to extend the scheduled maturity date in accordance with this Section (the “Extension Date”), the aggregate principal amount of Term Loans and/or Revolving Commitments of such tranche of each Extending Lender shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Lender Obligations relating to such tranche so converted by such Lender on such date and (B) if, on the Extension Date, any Extending Lender has elected to extend the maturity date of some, but not all, of its portion of the Revolving Commitments, such Revolving Commitments (and such Lender’s respective Revolving Loans, Swingline Loans and L/C Obligations thereunder) shall each be allocated in the same proportion between the Non-Extended Revolving Commitments and the Extended Revolving Commitments.

SECTION 3. LETTERS OF CREDIT

3.1                               L/C Commitment.

(a)                                 Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment (ii) any Revolving Lender is at such time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including reallocation of such Lender’s Revolving Percentage of the outstanding L/C Obligations pursuant to Section 2.26(a)(iv) or the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.26(a)(iv)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion or (iii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall expire no later than the earlier of (x) the first anniversary of its date of issuance unless otherwise agreed by the Issuing Bank in its sole discretion and (y) the date that is three Business Days prior to the Revolving Termination Date; provided that, if requested by the Borrower and acceptable to the applicable Issuing Lender, a Letter of Credit issued by such Issuing Lender may provide for the renewal thereof for additional one year periods containing an expiry date of more than twelve months after the date of issuance (which shall in no event extend beyond the date referred to in clause (y) above (unless, at least five Business Days prior to the then current expiry date, the Borrower shall Cash Collateralize the L/C Obligations with respect to such Letter of Credit in an amount not less than the Minimum Collateral Amount applicable to such Letter of Credit)); provided, however, that (A) any such Letter of Credit shall permit such Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a number of days (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued and (B) such Issuing Lender shall not permit such renewal if it has received notice on or before the date that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent that the Majority Facility Lenders in respect of the Revolving Facility have elected not to permit such renewal. Each Letter of Credit shall be a standby letter of credit backing a performance or monetary obligation of the Borrower or any Subsidiary (each a “Standby Letter of Credit”).

(b)                                 No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with any applicable Requirement of Law.

3.2                               Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified to the Borrower by such Issuing Lender an Application therefor, with a copy to the Administrative Agent, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event without the consent of the applicable Issuing Lender shall any Issuing Lender be required to issue any Letter of Credit earlier than five Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the relevant Lenders, notice of the issuance of each Letter of Credit issued by it (including the amount thereof).

3.3                               Fees and Other Charges. (a) The Borrower will pay a fee on each outstanding Standby Letter of Credit, at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of such Standby Letter of Credit, which fees shall be shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee equal to 0.20% on the aggregate face amount of all outstanding Letters of Credit issued by it to the Borrower, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)                                 In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such customary fees and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by the Borrower (which fees and expenses shall have been agreed to from time to time by the Borrower and the relevant Issuing Lender).

(c)                                  Notwithstanding anything to the contrary herein, any fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Lender shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Revolving Percentages allocable to such Letter of Credit pursuant to Section 2.26(a)(iv), with the balance of such fee, if any, payable to the applicable Issuing Lender for its own account.

3.4                               L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid prior to the Revolving Credit Termination Date under any Letter of Credit issued by it for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)                                 If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any relevant L/C Participant with respect to any amounts owing under this Section shall be presumptively correct in the absence of manifest error.

(c)                                  Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a) such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5                               Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender in respect of any drawing under a Letter of Credit (a) if such Issuing Lender notifies the Borrower at or prior to 10:00 A.M., New York City time, on any Business Day, of any drawing under a Letter of Credit and the date and amount of the relevant draft presented under such Letter of Credit, on such Business Day or (b) if such Issuing Lender notifies the Borrower after 10:00 A.M., New York City time, on any Business Day, on the immediately succeeding Business Day following such notice. Each such payment shall be made to such Issuing Lender at its address for notices specified to the Borrower and in immediately available funds whether cash on hand or proceeds of Revolving Loans. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at a rate equal to (i) until the second Business Day next succeeding the date of the relevant notice, the rate applicable to ABR Loans under the Revolving Facility and (ii) thereafter, the rate set forth in Section 2.15(c).

3.6                               Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee, or any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the International Chamber of Commerce, are not within the responsibility of such Issuing Lender, except for errors or omissions resulting from the gross negligence, willful misconduct or bad faith of such Issuing

Lender or its employees or agents. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions resulting from the gross negligence, willful misconduct or bad faith of such Issuing Lender or its employees or agents. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence, willful misconduct or bad faith and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York (as in effect on the date hereof, the “UCC”), shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7                               Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit. To the extent not inconsistent with Section 3.6, the Issuing Lender shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Lender.

3.8                               Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly represent and warrant (as to itself and each of its Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date (immediately before and immediately after giving effect to the Transactions) and on the date of each borrowing of Loans or issuance of a Letter of Credit hereunder, that:

4.1                               Financial Condition. (a) The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2009, December 31, 2010 and December 31, 2011, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young, LLP, present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the results of its operations and its cash flows for the respective fiscal years then ended.

(b)                                 Except as set forth in the Borrower’s consolidated balance sheet as of December 31, 2011 or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, the Borrower and its Subsidiaries (i) do not have any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph but which would in accordance with GAAP be so reflected in a consolidated balance sheet of the Borrower as of the Closing Date or (ii) are not party to any arrangement to pay principal or interest with respect to any Indebtedness of any Person which is not reflected in the most recent financial statements referred to in this paragraph, (x) which was incurred by the Borrower or any of its Subsidiaries or guaranteed by the Borrower or any of its Subsidiaries at any time or the proceeds of which are or were transferred to or used by the Borrower or any of its Subsidiaries and (y) the payments in respect of which are intended to be made with the proceeds of payments to such Person by the Borrower or any of its consolidated Subsidiaries or with any Indebtedness or Capital Stock issued by the Borrower or any such Subsidiary.

(c)                                  The forecasts referred to in Section 5.1(k)(iv) have been prepared in good faith based on the assumptions stated therein, which assumptions are believed on the date hereof to be reasonable.

4.2                               No Change. On and at any time after the Closing Date as of which this representation and warranty is made or deemed made, there has been no event, development or circumstance since December 31, 2011 that has had or would reasonably be expected to have a Material Adverse Effect.

4.3                               Existence; Compliance with Law. Each of Holdings, the Borrower and its Subsidiaries (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, in the case of any Foreign Subsidiary, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged except, in each case, to the extent that any such failure to have such power, authority or right would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not reasonably be expected to have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

4.4                               Organizational Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow or have Letters of Credit issued hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Each Loan Party has duly executed and delivered each Loan Document to which it is a party. Except as would not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the Transactions, the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made (except to the extent not yet required to have been obtained or made), each of which is in full force and effect and (ii) the filings referred to in Section 4.17. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in an proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.5                               No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of any of the Loan Parties, (b) violate any Requirement of Law or any Contractual Obligation of Holdings, the Borrower or any of its Restricted Subsidiaries (other than any violation which would not reasonably be expected to result in a Material Adverse Effect) or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3 or as otherwise contemplated by the Loan Documents).

4.6                               No Material Litigation. No litigation, proceeding or investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings and the Borrower, threatened or otherwise likely to be commenced within a reasonable time period against Holdings, the Borrower or any of its Restricted Subsidiaries or against any of their Properties or revenues which (a) involve any of the Loan Documents or (b) taken as a whole, would reasonably be expected to have a Material Adverse Effect.

4.7                               No Default. No Default or Event of Default has occurred and is continuing.

4.8                               Ownership of Property; Liens. Except as set forth in Schedule 4.8A, each of Holdings, the Borrower and its Restricted Subsidiaries has good and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in or right to use, all its other Property (other than Intellectual Property), in each case that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents. Schedule 4.8B lists all real property which is owned or leased by any Loan Party as of the Closing Date.

4.9                               Intellectual Property. Each of Holdings, the Borrower and its Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens (except Liens permitted by Section 7.3), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To Holdings’ or the Borrower’s knowledge, no holding, injunction, decision or judgment has been rendered by any Governmental Authority and neither Holdings, the Borrower nor any of its Restricted Subsidiaries has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would limit, cancel or question the validity of Holdings’, the Borrower’s or any Restricted Subsidiary’s rights in any Intellectual Property owned by Holdings, the Borrower or any Restricted Subsidiary in any respect that would reasonably be expected to have a Material Adverse Effect. To Holdings’ or the Borrower’s knowledge, no claim has been asserted or threatened or is pending by any Person challenging or questioning the use by Holdings, the Borrower or its Restricted Subsidiaries of any Intellectual Property or the validity of any Intellectual Property, or alleging any infringement, misappropriation or violation by Holdings, the Borrower or its Restricted Subsidiaries of any Intellectual Property of any Person, except in each case as would not reasonably be expected to have a Material Adverse Effect. The use of any Intellectual Property by Holdings, the Borrower or its Restricted Subsidiaries, and the conduct of their respective businesses, do not infringe on the Intellectual Property rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect. To Holdings’ or the Borrower’s knowledge, except as would not reasonably be expected to have a Material Adverse Effect, no Person is infringing, misappropriating or violating any Intellectual Property owned or exclusively licensed by Holdings, the Borrower or any of its Restricted Subsidiaries, and neither Holdings, the Borrower nor any of its Subsidiaries have made or threatened to make any claim relating to the foregoing. Holdings, the Borrower and its Restricted Subsidiaries have taken all actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10                        Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) each of Holdings, the Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all federal income tax returns and all state, provincial and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP and (b) Holdings, the Borrower and each of its Restricted Subsidiaries have paid all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority responsible for administering taxes, or have provided adequate reserves (in the good faith judgment of management of Holdings, the Borrower or such Restricted Subsidiary) in accordance with GAAP for the payment of all such taxes, fees or other charges.

4.11                        Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for the purpose of “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board.

4.12                        ERISA. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) neither a Reportable Event nor a violation of the “minimum funding standard” (within the meaning of Section 412(a) of the Code of Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made with respect to any Single Employer Plan, and each Plan has complied with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of PBGC or a Single Employer Plan has arisen, during such five-year period; (iii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; and (iv) none of Holdings, the Borrower nor any of its Subsidiaries has had (or reasonably expects to have) a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA and, to the knowledge of Holdings and the Borrower, no Multiemployer Plan is in Reorganization or is Insolvent.

(b)                                 Holdings, the Borrower and its Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA that is maintained by a Commonly Controlled Entity (other than Holdings, the Borrower and its Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that could reasonably be likely to have a Material Adverse Effect and result in a direct obligation of Holdings, the Borrower and its Subsidiaries to pay money.

4.13                        Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.14                        Subsidiaries. (a) The Subsidiaries listed on Schedule 4.14 constitute all the Subsidiaries of Holdings as of the Closing Date. Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

(b)                                 As of the Closing Date, except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature to which Holdings or any of its Subsidiaries is a party relating to any Capital Stock of the Borrower or any of its Subsidiaries.

4.15                        Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect: none of Holdings, the Borrower or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has been, or would reasonably be expected to become, subject to any Environmental Claim.

4.16                        Accuracy of Information, etc. No written statement or written factual information or data, taken as a whole (excluding the projections and pro forma financial information referred to below or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry basis) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which they were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.17                        Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal and valid first priority security interest in the Collateral described therein (including any proceeds of any item of Collateral). In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Collateral Agent and (ii) the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.17(a) (which financing statements have been duly completed and executed (as applicable) and delivered to the Collateral Agent), recordation of the security interest of the Collateral Agent on behalf of the Secured Parties has been made in the United States Patent and Trademark Office, and such other filings as are specified on Schedule 4.17(a) are made, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 4.17(a) and the filings specified on Schedule 4.17(a), and through the delivery of the Pledged Securities or required to be delivered on the Closing Date), as security for the Obligations, in each case prior and superior in right to any other Person (except with respect to Liens permitted by Section 7.3 other than clauses (a), (h)(ii), (z) and (aa) thereof) to the extent required by the Guarantee and Collateral Agreement.

(b)                                 Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 6.8(b), such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal and valid Lien on the mortgaged property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except with respect to Liens permitted by Section 7.3 other than clauses (a), (h)(ii), (z) and (aa) thereof or other encumbrances or rights permitted by the relevant Mortgage).

4.18                        Solvency. On the Closing Date, after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and in connection with the Loan Documents, the Loan Parties, on a consolidated basis, are Solvent.

4.19                        Labor Matters. No labor problem or dispute with the employees of Holdings, the Borrower or any of its Restricted Subsidiaries exists or, to the knowledge of Holdings and the Borrower, is threatened; and there are no unfair labor practice complaints pending or, to the knowledge of Holdings and the Borrower, threatened against any of Holdings, the Borrower or its Restricted Subsidiaries; in either case which would reasonably be expected to have a Material Adverse Effect.

4.20                        Patriot Act; OFAC.

(a)                                 To the extent applicable, each of Holdings, the Borrower and its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

(b)                                 Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director or officer of Holdings or any of its Subsidiaries, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, is being or has been used, directly or, to the knowledge of the Borrower, indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender or the Administrative Agent) of Sanctions.

SECTION 5. CONDITIONS PRECEDENT

5.1                               Conditions to Initial Extension of Credit. The occurrence of the Closing Date is subject to the satisfaction (or waiver), of the following conditions precedent:

(a)                                 Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, the Borrower, the Lead Arrangers and each Lender whose name appears on the signature pages hereof (or, with respect to each Person which shall be a Lender as of the Closing Date, a duly completed, executed and delivered Lender Addendum), (ii) the Guarantee and Collateral Agreement, executed and delivered by the parties thereto and (iii) the Intercreditor Agreement, executed and delivered by the parties thereto.

(b)                                 Second Lien Loan Documents. The Administrative Agent shall have received a fully executed copy of the Second Lien Credit Agreement.

(c)                                  Consummation of the Refinancing; Extinguishment of Liens. On or prior to the Closing Date and concurrently with the incurrence of the Loans, (x) all Indebtedness under the Existing Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon and all commitments thereunder shall have been terminated and all liens securing the obligations under the Existing Credit Agreement shall have been terminated (or arrangements reasonably satisfactory to the Administrative Agent for such termination shall have been made) and (y) subject to clause (a) of section 6.11, all Indebtedness in excess of $20,000,000 under the Senior Subordinated Note Purchase Agreement and the Senior Subordinated Notes shall have been repurchased or redeemed in full, together with all fees and other amounts owing thereon and the Administrative Agent shall have received reasonably satisfactory evidence from Holdings and the Borrower as to the foregoing. Holdings, the Borrower and its Restricted Subsidiaries shall have no Indebtedness for borrowed money outstanding as of the Closing Date other than under the Facilities and other Indebtedness permitted by Section 7.2.

(d)                                 Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by the chief financial officer and treasurer on behalf of Holdings, substantially in the form of Exhibit G hereto.

(e)                                  Lien Searches. The Collateral Agent shall have received the results of a recent lien search in each of the jurisdictions in which UCC financing statements will be made to evidence or perfect security interests in the assets of the Loan Parties that form part of the Collateral, and such search shall reveal no Liens on any of the assets of the Loan Parties, except for Liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date.

(f)                                   Closing Certificate. The Administrative Agent shall have received a certificate of each of Holdings, the Borrower and each Subsidiary Guarantor dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments .

(g)                                  Legal Opinions. The Administrative Agent shall have received an executed legal opinion of (i) Simpson Thacher & Bartlett LLP, counsel to the Loan Parties, (ii) Faegre Baker & Daniels, LLP, Indiana counsel to Press, Ganey Associates, Inc. and Illinois counsel to PatientIMPACT LLC, (iii) Venable LLP, Maryland counsel to Center for Performance Sciences, Inc., and (iv) Baker & McKenzie LLP, Texas counsel to Data Advantage, LLC, in each case, covering such customary matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and in form and substance reasonably satisfactory to the Administrative Agent.

(h)                                 Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares, if any, of Capital Stock of the Borrower and (to the extent required by the terms of the Guarantee and Collateral Agreement) each of the Borrower’s Subsidiaries pledged to the Collateral Agent pursuant to (and, in the case of the Capital Stock of any Foreign Subsidiary, subject to the limitations of) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) required to be pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(i)                                     Filings, Registrations and Recordings. Each document (including, without limitation, any UCC financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties, a first priority perfected Lien on the Collateral described therein (subject to Liens permitted by

Section 7.3), shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation.

(j)                                    Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5(c).

(k)                                 Financial Statements; Financial Plan; Periodic Financial Information. The Joint Bookrunners shall have received (i) the financial statements of the Borrower and its Subsidiaries referred to in Section 4.1, (ii) unaudited financial statements for any quarterly interim period or periods of the Borrower ending more than 45 days prior to the Closing Date, together with unaudited financial statements for the corresponding period of the prior year, (iii) unaudited financial statements of the Borrower for each monthly period ending more than 30 days prior to the Closing Date, together with unaudited financial statements for the corresponding month of the prior year, and (iv) forecasts of the financial performance of Borrower and its Subsidiaries (after giving effect to the Transactions) on an annual basis, through 2018.

(l)                                     USA Patriot Act. The Lenders shall have received from each of the Loan Parties documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, reasonably requested in each case at least ten days prior to the Closing Date.

(m)                             No Change; Representations and Warranties. On the Closing Date, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects).

(n)                                 No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date after giving effect to the extensions of credit requested to be made on such date.

(o)                                 Fees. All fees and, to the extent invoiced at least one Business Day prior to the Closing Date, expenses required to be paid on the Closing Date shall, on or before the Closing Date, have been paid.

(p)                                 Borrowing Notice. The Administrative Agent shall have received an irrevocable notice of borrowing in accordance with Section 2.2 and 2.5, as applicable and substantially in the form of Exhibit A-1 hereto.

Notwithstanding anything herein to the contrary, to the extent any security interest in the Collateral or any deliverable related to the perfection of security interests in or Liens upon the Collateral (other than any such property the security interest in or lien upon which may be perfected by the filing of a UCC financing statement) is not provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the provision of any such security interest(s) or Liens(s) or deliverable shall not constitute a condition precedent to the initial extensions of credit under this Section on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower.

5.2                               Conditions to Each Extension of Credit after the Closing Date. The agreement of each Lender to make any Loan or of the Issuing Bank to issue or renew any Letter of Credit hereunder on any date after the Closing Date is subject to the satisfaction (or waiver) of the following conditions precedent:

(a)                                 Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects).

(b)                                 No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)                                  Borrowing Notice. The Administrative Agent shall have received an irrevocable notice of borrowing in accordance with Section 2.5 and substantially in the form of Exhibit A-1 hereto.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section have been satisfied (or waived).

SECTION 6. AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower (on behalf of itself and each of the Subsidiaries) hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been Cash Collateralized or backstopped) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then asserted or due), Holdings and the Borrower shall and (to the extent relevant) shall cause each of the Restricted Subsidiaries to:

6.1                               Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting the E-System):

(a)                                 within 90 days after each fiscal year of the Borrower, commencing with the fiscal year ended December 31, 2012, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, in each case setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without qualification arising out of the scope of the audit, by Ernst & Young, LLP or other independent certified public accountants of nationally recognized standing;

(b)                                 as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31, 2012, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

(c)                                  as soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), commencing with the month ending May 31, 2012, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(d)                                 simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.1(a) and 6.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except, in the case of the financial statements referred to in clauses (b) and (c), for customary year-end adjustments and the absence of footnotes).

Documents required to be delivered pursuant to this Section may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on the E-System or another relevant website, if any, to which each Lender and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.2                               Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (e), to the relevant Lender:

(a)                                 concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer on behalf of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) if applicable for such period, a Compliance Certificate containing all information and calculations necessary for determining the Senior Secured Net Leverage Ratio and compliance by the Borrower and its Restricted Subsidiaries with the provisions of Sections 7.1, in each case, as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any new Subsidiary and of any change in the jurisdiction of organization of any other Loan Party and a listing of any new registrations, and applications for registration, of material Intellectual Property acquired or made by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(b)                                 as soon as available, but in any event not later than 60 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2013), a reasonably detailed consolidated budget for the following fiscal year in a form reasonably acceptable to the Administrative Agent (provided that, for the avoidance of doubt, the form as prepared by management of the Borrower immediately prior to the Closing Date for internal use is acceptable to the Administrative Agent) including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flows and projected income (collectively, the “Annual Operating Budget”);

(c)                                  concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants in customary form reporting on such financial statements stating that in the course of conducting the audit no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (provided that such certificate shall not be required if such independent certified public accountant states in writing that it is against its firm’s policy to provide such certificate);

(d)                                 promptly after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities (except for Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section; and

(e)                                  promptly, such additional financial and other information (including information required by the USA Patriot Act) as the Administrative Agent (for its own account or upon the reasonable request from any Lender) may from time to time reasonably request.

Documents required to be delivered pursuant to this Section may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on the E-System or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3                               Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material taxes, governmental assessments and governmental charges, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or its Restricted Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

6.4                               Conduct of Business and Maintenance of Existence, etc.; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5                               Maintenance of Property; Insurance. (a) Keep all Property material to the conduct of its business in reasonably good working order and condition, ordinary wear and tear excepted except where a failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Take all reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability, except in each case to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Maintain insurance with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed on all its material Property in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks as the Borrower believes (in the good faith judgment of the management of the Borrower) is reasonable and prudent in light of the size and nature of its business. All such insurance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) provide that no cancellation thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent and the Collateral Agent as additional insured or loss payee, as applicable.

6.6                               Books and Records; Inspection of Property; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP shall be made of all material dealings and transactions in relation to its business and activities, (b) permit representatives of any Lender to visit and inspect any of its properties (in the case of any real property lease, to the extent permitted in the relevant lease agreement) and examine and make abstracts from any of its books and records upon reasonable prior notice and during normal business hours (provided that such visits shall be coordinated by the Administrative Agent), (c) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of Holdings, the Borrower and its Subsidiaries with officers and employees of Holdings, the Borrower and its Subsidiaries, (provided that any Lender shall coordinate any request for such discussions through the Administrative Agent) upon reasonable prior notice and during normal business hours and (d) permit representatives of the Administrative Agent upon reasonable prior notice to have reasonable discussions regarding the business, operations, properties and financial and other condition of Holdings, the Borrower and its Subsidiaries with its independent certified public accountants; provided that a Responsible Officer of Holdings or the Borrower shall be present during such discussion, and provided, further, that, excluding any such visits and inspections during the continuation of an Event of Default (i) the Administrative Agent and the Lenders shall not exercise such rights more than two times (in the aggregate) in any calendar year and (ii) only one such visit shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

6.7                               Notices. Promptly upon a Responsible Officer of Holdings or any Loan Party obtaining knowledge thereof, give notice to the Administrative Agent (who shall promptly notify each Lender) of:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any litigation, investigation or proceeding which may exist at any time between Holdings, the Borrower or any of its Subsidiaries and any other Person, that in either case, would reasonably be expected to be adversely determined, and, if so determined, would reasonably be expected to have a Material Adverse Effect;

(c)                                  the following events, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after Holdings, the Borrower or any Subsidiary knows thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings or any Commonly

Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or (iii) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of Holdings, the Borrower or any of its Subsidiaries to pay money; and

(d)                                 any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8                               Additional Collateral, etc. (a) With respect to any personal property or Intellectual Property (other than assets expressly excluded from the Collateral pursuant to the Security Documents) located in the United States acquired or created after the Closing Date by any Loan Party (other than (x) any property subject to a Lien expressly permitted by Section 7.3(g) and (y) Instruments, Certificated Securities, Securities and Chattel Paper, which are referred to in the last sentence of this paragraph (a)) as to which the Collateral Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly, but in any case within 30 days (which period may be extended by the Administrative Agent in its reasonable discretion), (i) give notice of such property to the Collateral Agent and execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably requests to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in such Property and (ii) take all actions reasonably requested by the Collateral Agent to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in such property (with respect to property of a type owned by a Loan Party as of the Closing Date to the extent the Collateral Agent for the benefit of the Secured Parties, has a perfected security interest in such property as of the Closing Date), including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent. Any Instrument, Certificated Security (other than in respect of the Capital Stock of any Subsidiary), Security or Chattel Paper in excess of $2,500,000 shall be promptly delivered to the Collateral Agent indorsed in a manner reasonably satisfactory to the Collateral Agent to be held as Collateral pursuant to the relevant Security Document.

(b)                                 With respect to any fee owned real property located in the United States having a value (together with improvements thereof) of at least $2,500,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)) (i) within 30 days of such acquisition, give notice of such acquisition to the Collateral Agent and, if requested by the Collateral Agent promptly thereafter execute and deliver a first priority Mortgage (subject to Liens permitted by Section 7.3 other than clauses (a), (h)(ii), (z) and (aa) thereof) in favor of the Collateral Agent for the benefit of the Secured Parties, covering such real property (provided that no Mortgage nor survey shall be obtained if the Collateral Agent reasonably determines in consultation with the Borrower that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) if reasonably requested by the Collateral Agent (A) provide the Lenders with a lenders’ title insurance policy with extended coverage covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy), each in form and substance reasonably satisfactory to the Collateral Agent, and (B) use commercially reasonable efforts to obtain any consents or estoppels reasonably deemed necessary by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(c)                                  With respect to any new Domestic Subsidiary that is created or acquired after the Closing Date by any Loan Party, promptly, but in any case within 30 days of such creation or acquisition (which period may be extended by the Administrative Agent in its reasonable discretion), (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and (iii) if such new Subsidiary is a wholly owned Domestic Subsidiary, cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.

(d)                                 With respect to any new Foreign Subsidiary directly owned by Holdings, the Borrower or a Domestic Subsidiary that is created or acquired after the Closing Date by any Loan Party, promptly, but in any case within 30 days of such acquisition (which period may be extended by the Administrative Agent in its sole discretion), (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent deems necessary or reasonably advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by such Loan Party (provided that (x) in no event shall more than 65% of the total outstanding voting Capital Stock of any Foreign Subsidiary be required to be so pledged and (y) 100% of non-voting stock of any Foreign Subsidiary, if any, shall be required to be so pledged) and (ii) to the extent permitted by applicable law, deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Collateral Agent, necessary to perfect or ensure appropriate priority the Lien of the Collateral Agent thereon.

(e)                                  Notwithstanding anything to the contrary in any Loan Document, this Section shall not apply with respect to any collateral to the extent the Administrative Agent has reasonably determined that the value of such collateral to which this Section would otherwise apply is insufficient to justify the difficulty, time and/or expense of obtaining a perfected Lien therefrom.

6.9                               Further Assurances. Maintain the security interest created by the Security Documents as a perfected security interest having at least the priority described in Section 4.17 (to the extent such security interest can be perfected through the filing of UCC-1 financing statements, the Intellectual Property filings to be made pursuant to Schedule 4 of the Guarantee and Collateral Agreement or the delivery of Pledged Securities required to be delivered under the Guarantee and Collateral Agreement), subject to the rights of the Loan Parties under the Loan Documents to dispose of the Collateral. From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created hereby.

6.10                        Use of Proceeds. The proceeds of the Term Loans shall be used, first, to effect the Refinancing and any remaining amounts shall be used thereafter to effect, in part, the other Transactions and to pay related fees, commissions and expenses. The proceeds of the Revolving Loans and the Swingline Loans and the Letters of Credit shall be used for general corporate (including working capital) purposes of the Borrower and its Subsidiaries not prohibited by this Agreement (including, for purposes of clarity, Permitted Acquisitions and Capital Expenditures).

6.11                        Certain Post-Closing Obligations. (a) On or prior to June 1, 2012, the Borrower shall deliver to the Administrative Agent reasonably satisfactory evidence that all Indebtedness under the Senior Subordinated Note Purchase Agreement and the Senior Subordinated Notes not repurchased or redeemed on or prior to the Closing Date has been repurchased or redeemed, together with all fees and other amounts owing thereon and (b) on or prior to the 90th day following the Closing Date (or such later date as may be agreed by the Collateral Agent in its reasonable discretion) the Borrower shall cause the obligations listed on Schedule 6.11 to be satisfied.

SECTION 7.NEGATIVE COVENANTS

The Borrower (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been Cash Collateralized or backstopped) or any Loan or other amount is owing to any Lender or the Agents hereunder (other than contingent or indemnification obligations not then asserted or due), the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to and, with respect to Section 7.16 only, Holdings shall not:

7.1                               Financial Covenants.

(a)                                 Permit the Senior Secured Net Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending on the date set forth below to exceed the ratio set forth below opposite such date:

Senior Secured Net
Period	Leverage Ratio

June 30, 2012	6.25 to 1.00
September 30, 2012	6.00 to 1.00
December 31, 2012	6.00 to 1.00
March 31, 2013	5.75 to 1.00
June 30, 2013	5.75 to 1.00
September 30, 2013	5.50 to 1.00
December 31, 2013	5.50 to 1.00
March 31, 2014	5.25 to 1.00
June 30, 2014	5.25 to 1.00
September 30, 2014	5.00 to 1.00
December 31, 2014	5.00 to 1.00
March 31, 2015	4.75 to 1.00
June 30, 2015	4.75 to 1.00
September 30, 2015	4.50 to 1.00
December 31, 2015	4.50 to 1.00
March 31, 2016	4.25 to 1.00
June 30, 2016	4.25 to 1.00
September 30, 2016	4.00 to 1.00
December 31, 2016 and thereafter	4.00 to 1.00

(b)                                 Permit the Interest Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending on the date set forth below to be less than the ratio set forth below opposite such date:

Interest
Period	Coverage Ratio

June 30, 2012	2.50 to 1.00
September 30, 2012	2.50 to 1.00
December 31, 2012	2.50 to 1.00
March 31, 2013	2.75 to 1.00
June 30, 2013	2.75 to 1.00
September 30, 2013	2.75 to 1.00
December 31, 2013	2.75 to 1.00
March 31, 2014	3.00 to 1.00
June 30, 2014	3.00 to 1.00
September 30, 2014	3.00 to 1.00
December 31, 2014	3.00 to 1.00
March 31, 2015 and thereafter	3.25 to 1.00

(c)                                  Certain Cure Rights.

(i)                                     Financial Condition Covenants. Notwithstanding anything to the contrary contained herein, in the event the Borrower fails to comply with the requirements of either covenant as set forth in Section 7.1(a) or (b) (each, a “Financial Condition Covenant”) as at the last day of any fiscal quarter (a fiscal quarter ending on such day, a “Curable Period”) , after the Closing Date until the expiration of the 10th day subsequent to the date the certificate calculating the Financial Condition Covenants is required to be delivered pursuant to Section 6.2(a) with respect to the period ending on the last day of such fiscal quarter, the Borrower shall have the right (the “Cure Right”) to issue Permitted Cure Securities for cash (the proceeds received by the Borrower as a result of such issuance, the “Cure Amount”). Upon the receipt by the Borrower of cash in an amount equal to the Cure Amount pursuant to the exercise of such Cure Right the Financial Condition Covenants shall be recalculated giving effect to the following pro forma adjustments:

(A)                               Consolidated EBITDA for the Curable Period shall be increased, solely for the purpose of measuring the Financial Condition Covenants, and disregarded for any other purpose under this Agreement (including determining the availability of any baskets and step-downs), by an amount equal to the Cure Amount; and

(B)                               if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Condition Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Condition Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Condition Covenants which had occurred shall be deemed cured for all purposes of this Agreement.

(ii)                                  Limitations on Exercise of Cure Right, etc. Notwithstanding anything herein to the contrary, (A) in no event shall the Borrower be entitled to exercise the Cure Right more than twice in any consecutive four quarter period or more than four times during the term of this Agreement and (B) the Cure Amount shall be no greater than the amount which, if added to Consolidated EBITDA for the Curable Period, would cause the Borrower to be in compliance with the Financial Condition Covenants for the relevant determination period ending on the last day of such Curable Period (it being understood and agreed that for purposes of calculating such amount no effect shall be given to any prepayment of Loans with such proceeds or to any other reduction of Consolidated Total Debt or Consolidated Interest Expense on account of the receipt of such proceeds). Notwithstanding anything in this Agreement to the contrary, to the extent a fiscal quarter ended for which the Financial Condition Covenants are initially recalculated as a result of a Cure Right is included in the calculation of the Financial Condition Covenants in a subsequent fiscal period, the Cure Amount shall be included in the amount of Consolidated EBITDA for such fiscal quarter when calculating the Financial Condition Covenants for such subsequent fiscal period. Upon the Administrative Agent’s receipt of an irrevocable notice from the Borrower that it intends to exercise the Cure Right with respect to the Financial Condition Covenants as of the last day of any fiscal quarter (the “Notice of Intent to Cure”), then, until the 10th day subsequent to the date the certificate calculating such Financial Condition Covenants is required to be delivered pursuant to Section 6.2(a) to which such Notice of Intent to Cure relates, neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and neither the Administrative Agent nor any Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 7.1 in respect of the period ending on the last day of such fiscal quarter.

7.2                               Indebtedness. Create, issue, incur, assume, or suffer to exist any Indebtedness, except:

(a)                                 (i) the Obligations, (ii) any Indebtedness incurred to refinance, extend, renew, or replace the Obligations (other than under a Specified Hedge Agreement or Cash Management Document) provided that the Permitted Debt Requirements are satisfied, (iii) any Hedge Agreements and (iv) Second Lien Obligations (provided that aggregate amount of such Indebtedness does not exceed $95,000,000);

(b)                                 Indebtedness (i) of the Borrower owing to any of its Restricted Subsidiaries, (ii) of any Subsidiary Guarantor owing to the Borrower or any other Restricted Subsidiary, (iii) of any Non-Guarantor Subsidiary that is a Domestic Subsidiary owing to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary and (iv) of any Non-Guarantor Subsidiary that is a Foreign Subsidiary to any other Non-Guarantor Subsidiary that is a Foreign Subsidiary and (v) of any Non-Guarantor Subsidiary owing to the Borrower or any Subsidiary Guarantor in an aggregate principal amount (for all Non-Guarantor Subsidiaries) not to exceed $20,000,000 at any one time outstanding;

(c)                                  Indebtedness consisting of Capital Lease Obligations and purchase money Indebtedness in an aggregate principal amount, together with the aggregate principal amount of Indebtedness incurred pursuant to Section 7.2(r), not to exceed $30,000,000 at any one time outstanding;

(d)                                 (i) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) (other than Indebtedness under the Senior Subordinated Note Purchase Agreement and the Senior Subordinated Notes) and any refinancings, replacements, refundings, renewals or extensions thereof (without any increase (other than any such increase resulting from accrued interest and the amount of reasonable fees and expenses incurred, make whole payments and premiums paid in connection with the Indebtedness being refinanced) in the principal amount thereof) and (ii) prior to June 1, 2012, Indebtedness outstanding on the date hereof under the Senior Subordinated Note Purchase Agreement and the Senior Subordinated Notes in an aggregate amount not to exceed $20,000,000;

(e)                                  Guarantee Obligations by the Borrower or any of its Restricted Subsidiaries of Indebtedness of any Subsidiary so long as such Indebtedness is permitted under this Section;

(f)                                   Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds so long as such Indebtedness is promptly repaid;

(g)                                  additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $30,000,000 at any one time outstanding;

(h)                                 (i) assumed Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof, provided that:

(A)                               such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (except to the extent such acquired Indebtedness is refinanced); and

(B)                               neither the Borrower nor any Restricted Subsidiary shall be a new obligor for such Indebtedness and no Property of the Borrower or any other Restricted Subsidiary shall provide security for such acquired Indebtedness; and

(i)                                     any Indebtedness incurred to refinance, extend, renew, or replace such acquired Indebtedness; provided that the Permitted Refinancing Requirements are satisfied;

and provided, further that:

(x) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence under this clause (h);

(y) after giving effect to any Indebtedness assumed or incurred under this clause (h), the Borrower will be in pro forma compliance with the covenants in Section 7.1; and

(z) the aggregate principal amount of Indebtedness permitted by this clause (h) shall not exceed $75,000,000 at any one time outstanding.

(i)                                     unsecured Indebtedness of any Loan Party; provided that after giving effect to any such Indebtedness, the Consolidated Total Net Leverage Ratio shall be less than 6.00:1.00 and any Indebtedness incurred by any Loan Party to refinance, extend, renew, or replace such Indebtedness; provided that in connection with any Indebtedness incurred under this clause (i), (x) the Permitted Debt Requirements are satisfied, (y) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence under this clause (i), and (z) after giving effect to any Indebtedness incurred under this clause (i), the Borrower will be in pro forma compliance with the covenants in Section 7.1;

(j)                                    Indebtedness incurred by the Borrower or any of its Subsidiaries in the form of customary obligations under indemnification, incentive, non-compete, consulting, deferred compensation, or other similar arrangements;

(k)                                 Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;

(l)                                     Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(m)                             Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(n)                                 Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(o)                                 Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for adjustment of purchase price or similar obligations (including earn-outs in an amount not to exceed $25,000,000), in each case entered into in connection with Permitted Acquisitions, other Investments and the disposition of any business, assets or Capital Stock permitted hereunder;

(p)                                 Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business;

(q)                                 Indebtedness representing deferred compensation to employees of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(r)                                    Indebtedness incurred in connection with any Permitted Sale Leaseback Transaction in an aggregate principal amount, together with the aggregate principal amount of Indebtedness incurred pursuant to Section 7.2(c), not to exceed $30,000,000 at any one time outstanding;

(s)                                   Indebtedness of Non-Guarantor Subsidiaries in respect of local lines of credit, letters of credit, bank guarantees and similar extensions of credit in an aggregate principal amount for all such Indebtedness not to exceed $10,000,000 at any one time outstanding;

(t)                                    (i) the Incremental Notes and (ii) any Indebtedness incurred by any Loan Party to refinance, extend, renew or replace all or a portion of the Incremental Notes; provided that (x) in connection with any Indebtedness incurred under this clause (t)(ii), the Permitted Debt Requirements are satisfied (y) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence under this clause (t); and (z) after giving effect to any Indebtedness incurred under this clause (t), the Borrower will be in pro forma compliance with the covenants in Section 7.1; and

(u)                                 Indebtedness of any Loan Party secured on a pari passu basis with the Second Lien Obligations in an amount not to exceed $25,000,000 at any time outstanding; provided that (x) such Indebtedness is subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent, (y) the Additional Second Lien Debt Requirements are satisfied and (y) no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to the incurrence of such Indebtedness.

7.3                               Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)                                 Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b)                                 landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

(c)                                  Liens arising out of pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability insurance carriers under insurance or self-insurance arrangements;

(d)                                 deposits and other Liens to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds, government contracts, trade contracts and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  easements, zoning restrictions, minor defects or irregularities in title, rights-of-way, licenses, covenants, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(f)                                   Liens (i) in existence on the date hereof listed on Schedule 7.3(f) (or to the extent not listed on Schedule 7.3(f), where the fair market value of the Property to which such Lien is attached is less than $1,000,000), (ii) securing Indebtedness permitted by Section 7.2(d), or (iii) created after the date hereof in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d); provided that no such Lien is spread to cover any additional Property of the Borrower or any Restricted Subsidiary after the Closing Date;

(g)                                  Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 7.2(c) or (r); provided that (x) such Liens shall be created within 90 days after the acquisition of the assets financed by such Indebtedness, (y) such Liens do not at any time encumber any Property of the Borrower or any Restricted Subsidiary other than the Property financed by such Indebtedness and the proceeds thereof and (z) the principal amount of Indebtedness secured thereby is not increased;

(h)                                 Liens created pursuant to (i) the Loan Documents and (ii) the Second Lien Loan Documents; provided that in the case of sub-clause (ii), such Liens are subordinated to the Liens securing the Obligations in accordance with, or otherwise subject to, the terms of the Intercreditor Agreement;

(i)                                     any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased, and any financing statement filed in connection with any such lease;

(j)                                    Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 8.1(h);

(k)                                 Liens on property or assets acquired pursuant to a Permitted Acquisition permitted under Section 7.7(e) (and the proceeds thereof) or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition permitted under Section 7.7(e) and not created in contemplation thereof;

(l)                                     Liens on Property of Non Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non Guarantor Subsidiaries;

(m)                             receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(n)                                 Liens arising out of conditional sale, installment sale, title retention, consignment or similar arrangements for the sale or purchase by the Borrower and its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(o)                                 Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;

(p)                                 any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q)                                 licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the ordinary course of business that do not constitute a disposition of all substantial rights in such Intellectual Property;

(r)                                    rights of setoff or bankers’ liens of banks or other financial institutions where the Borrower or any Restricted Subsidiary maintains deposits in the ordinary course of business;

(s)                                   ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(t)                                    leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(u)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(v)                                 any zoning or similar law, regulation, by-law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially detract from the value of the Collateral taken as a whole or materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(w)                               Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(x)                                 Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y)                                 Liens securing Indebtedness of any Non-Guarantor Subsidiary incurred pursuant to Section 7.2(s); provided that such Liens do not at any time encumber Property of any Loan Party;

(z)                                  other Liens with respect to obligations that do not exceed $15,000,000 at any one time outstanding; and

(aa)                          Liens securing obligations in respect of Indebtedness permitted under Section 7.2(t) and, subject to the Intercreditor Agreement, Section 7.2(u).

7.4                               Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)                                 (i) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (ii) any Subsidiary may be merged, amalgamated, liquidated or consolidated with or into any Restricted Subsidiary (provided that if one of the parties to such merger, amalgamation or consolidation is a Subsidiary Guarantor, either (x) such Subsidiary Guarantor shall be the continuing or surviving corporation or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.8 in connection therewith);

(b)                                 any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary, and any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c)                                  any Non-Guarantor Subsidiary that is a Foreign Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary, and any Non-Guarantor Subsidiary that is a Domestic Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(d)                                 any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Section 7.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution;

(e)                                  [Intentionally Omitted]; and

(f)                                   Permitted Acquisitions permitted by Section 7.7(e) may be consummated.

7.5                               Dispositions of Property. Dispose of any of its owned Property (including, without limitation, receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)                                 the Disposition of surplus, obsolete or worn out property, vehicles and other assets in the ordinary course of business and the abandonment of Intellectual Property no longer useful or material to the business, in the ordinary course of business;

(b)                                 (i) the sale of inventory, goods and/or services in the ordinary course of business, (ii) the cross-licensing or licensing of Intellectual Property, in the ordinary course of business that does not constitute a disposition of all substantial rights in such Intellectual Property and (iii) the contemporaneous exchange of Property for Property of a like kind (other than as set forth in clause (ii)), to the extent that the Property received in such exchange is of a value substantially equivalent to the value of the Property exchanged (provided that after giving effect to such exchange, the value of the Property of the Borrower or any Subsidiary Guarantor subject to perfected first priority Liens in favor of the Collateral Agent under the Security Documents is not reduced);

(c)                                  Dispositions permitted by Section 7.4;

(d)                                 the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e)                                  the Disposition of other assets for fair market value after the Closing Date; provided that (i) no Default or Event of Default shall be in effect at the time of such Disposition, (ii)

the Borrower shall be in pro forma compliance with the covenants in Section 7.1, (iii) at least 75% of the consideration received in respect of such Disposition shall be cash or Cash Equivalents and (iv) the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(f)                                   the Dispositions listed on Schedule 7.5(f);

(g)                                  any Recovery Event; provided that the requirements of Section 2.12(b) are complied with in connection therewith;

(h)                                 the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by the Borrower or its Restricted Subsidiaries;

(i)                                     transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(j)                                    the transfer of Property (i) by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor or (ii) from a Non-Guarantor Subsidiary to (A) the Borrower or any Subsidiary Guarantor for no more than fair market value or (B) any other Non-Guarantor Subsidiary;

(k)                                 Liens permitted by Section 7.3;

(l)                                     Restricted Payments permitted by Section 7.6;

(m)                             Investments permitted by Section 7.7;

(n)                                 the sale or issuance of the Capital Stock of any Foreign Subsidiary to any other Foreign Subsidiary, including, without limitation, in connection with any tax restructuring activities not otherwise prohibited hereunder;

(o)                                 the Disposition of Cash Equivalents in the ordinary course of business;

(p)                                 Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or in any situation of a work-out or financial distress, in each case, of the Person owing such accounts receivable;

(q)                                 the unwinding of any Hedge Agreement permitted hereunder;

(r)                                    any Subsidiary may issue Capital Stock to qualified directors where required by applicable law or to satisfy other requirements of applicable law with respect to ownership of Capital Stock in Foreign Subsidiaries; and

(s)                                   Dispositions of property pursuant to Permitted Sale Leaseback Transactions.

7.6                               Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, the Borrower or any of the Restricted

Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any of the Restricted Subsidiaries (collectively, “Restricted Payments”), except that:

(a)                                 any Restricted Subsidiary may make Restricted Payments to the Borrower, any Subsidiary Guarantor or the equity holders of such Restricted Subsidiary; provided that (i) such Restricted Payments shall be made ratably based on the relevant ownership percentages of the Capital Stock, (ii) the aggregate amount of such Restricted Payments made to equity holders that are not Loan Parties or not permitted under Section 7.6(b) shall not exceed $20,000,000 plus the Available Amount, (iii) no Default or Event of Default shall have occurred and be continuing before and after giving effect to such Restricted Payments and (iv) after giving effect to the consummation of such Restricted Payment, the Borrower shall be in pro forma compliance with the covenants in Section 7.1.

(b)                                 (i) Non-Guarantor Subsidiaries of the Borrower that are Domestic Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Domestic Subsidiaries and (ii) Non-Guarantor Subsidiaries of the Borrower that are Foreign Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries;

(c)                                  the Borrower may make Restricted Payments to Holdings to permit Holdings to pay (i) any taxes (at the then applicable rate) which are due and payable by Holdings (or any of the direct or indirect equity holders of Holdings) and the Borrower and their applicable Subsidiaries to the extent such taxes are attributable to the Borrower or the Restricted Subsidiaries, (ii) ordinary course corporate operating expenses and customary corporate indemnities owing to directors of Holdings, the Borrower or the Restricted Subsidiaries or their respective Affiliates in the ordinary course of business in an aggregate amount not to exceed $500,000 for any fiscal year, and (iii) fees and expenses to the extent permitted under clause (i) of the second sentence of Section 7.9;

(d)                                 so long as (i) no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect to such Restricted Payments and (ii) after giving effect to the consummation of such Restricted Payment, the Borrower shall be in pro forma compliance with the covenants in Section 7.1 (calculated as of the last day of the fiscal quarter immediately preceding the fiscal quarter in which such Restricted Payment is consummated for which financial statements have been delivered pursuant to Section 6.1, giving pro forma effect to such Restricted Payment), the Borrower may (x) make Restricted Payments to Holdings to permit Holdings to purchase its Capital Stock from present or former officers, consultants, directors or employees (and their spouses, former spouses, heirs, estates and assigns) of Holdings, the Borrower or any of the Restricted Subsidiaries upon the death, disability, engaging in competitive activity or termination of employment of such officer, director, consultant or employee or pursuant to any equity subscription, shareholder, employment or other agreement, (y) purchase Capital Stock of the Borrower from present or former officers, consultants, directors or employees (and their spouses, former spouses, heirs, estates and assigns) of Holdings, the Borrower or any of the Restricted Subsidiaries upon the death, disability, engaging in competitive activity or termination of employment of such officer, director, consultant or employee to the extent permitted by clause (ii) of Section 7.16(c) and (z) make any other Restricted Payments; provided that the aggregate amount of Restricted Payments under this clause (d) shall not exceed the sum of (A) $25,000,000 plus (B) with respect to payments under clauses (x) or (y) above, the proceeds of any key-man life insurance with respect to any such employee paid to the Borrower or any of its Restricted Subsidiaries plus (C) provided that immediately before and immediately after giving effect to any such Restricted Payment, the Senior Secured Net Leverage Ratio shall be less than 4.75:1.00, the Available Amount; and

(e)                                  the Borrower may make Restricted Payments to Holdings to pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition, in each case, otherwise permitted hereunder.

7.7                               Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)                                 extensions of trade credit in the ordinary course of business;

(b)                                 Investments in Cash Equivalents;

(c)                                  Investments resulting from the incurrence of Indebtedness permitted by Sections 7.2(b), (e) and (g);

(d)                                 Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is (or, at the time of such Investment, becomes) a Subsidiary Guarantor;

(e)                                  Permitted Acquisitions consummated after the Closing Date; provided that the aggregate amount of such Investments by Loan Parties in assets that are not (or do not become) owned by a Loan Party or in Capital Stock in Persons that do not become Loan Parties upon consummation of such acquisition shall not exceed $50,000,000 at any time;

(f)                                   Investments (by way of capital contribution or the purchase of Capital Stock) by the Borrower or any Subsidiary Guarantor in an Unrestricted Subsidiary or Non-Guarantor Subsidiary; provided that the aggregate amount of all such Investments made after the Closing Date shall not exceed $15,000,000;

(g)                                  Investments (i) by any Non-Guarantor Subsidiary that is a Domestic Subsidiary in any other Non-Guarantor Subsidiary that is a Domestic Subsidiary and (ii) by any Non-Guarantor Subsidiary that is a Foreign Subsidiary in any other Non-Guarantor Subsidiary;

(h)                                 loans or advances to employees (i) listed on Schedule 7.7(h) or (ii) made in the ordinary course of business in an aggregate amount not to exceed $10,000,000 outstanding at any one time;

(i)                                     Investments in existence on the Closing Date and listed on Schedule 7.7;

(j)                                    Investments of the Borrower or any Restricted Subsidiary under Hedge Agreements permitted hereunder;

(k)                                 Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary;

(l)                                     Subsidiaries of the Borrower may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, the Borrower and such Subsidiary comply with the provisions of Section 6.8(c) and (ii) to the extent such new Subsidiary is a Foreign Subsidiary, the

Borrower complies with the provisions of Section 6.8(d); provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by Section 7.7(e), and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days);

(m)                             Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d);

(n)                                 the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2(b);

(o)                                 Guarantee Obligations permitted by Section 7.2 and any payments made in respect of such Guarantees Obligations;

(p)                                 Investments by the Borrower and its Restricted Subsidiaries in joint ventures or similar arrangements in an aggregate amount (for the Borrower and all Restricted Subsidiaries), not to exceed $17,500,000;

(q)                                 provided that no Default or Event of Default is continuing or would result therefrom, Investments by the Borrower or any Restricted Subsidiary in an aggregate amount not to exceed at the time of such Investment the Available Amount;

(r)                                    Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 7.5;

(s)                                   Restricted Payments permitted under Section 7.6 to the extent constituting Investments;

(t)                                    Investments received in satisfaction or partial satisfaction of accounts receivable or notes receivable from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(u)                                 Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(v)                                 advances of payroll payments to employees in the ordinary course of business;

(w)                               Guarantee Obligations of the Borrower or any of its Restricted Subsidiaries of leases (other than capital leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(x)                                 Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(y)                                 loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, dividends permitted to be made to such parent in accordance with Section 7.6;

(z)                                  loans and advances to employees of Borrower and its Restricted Subsidiaries to finance in a cashless transaction such Person’s purchase of Capital Stock of Holdings (other than Disqualified Capital Stock); provided that the aggregate amount of such loans and advances at any time outstanding shall not exceed $5,000,000;

(aa)                          Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Borrower and its Restricted Subsidiaries in connection with such plans; and

(bb)                          provided that no Default or Event of Default is continuing or would result therefrom, other Investments by the Borrower or any Restricted Subsidiary in an aggregate amount not to exceed $25,000,000 at any one time outstanding.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section, such amount shall deemed to be the initial amount of such Investment (valued at the fair market value (determined by the Borrower acting in good faith) of such Investment at the time such Investment was made) and any addition thereto, as reduced by any repayment of principal (in the case of an Investment constituting Indebtedness) or any distribution constituting a return (in the case of any other Investment) not to exceed the original amount invested.

7.8                               Optional Payments of Certain Indebtedness; Modifications of Certain Agreements and Instruments. (a) Make any optional or mandatory payment, prepayment, repurchase or redemption of, or otherwise defease the principal of or interest on, or any other amount owing in respect of any Indebtedness outstanding under the Second Lien Term Facility or any refinancing of the Second Lien Term Facility or other unsecured, senior subordinated or subordinated Indebtedness of the Borrower or any Subsidiary Guarantor (including guarantees thereof by the Borrower or any Subsidiary Guarantor, as applicable), except that (i) regularly scheduled interest payments in respect of the Second Lien Loan Documents or such other unsecured, senior subordinated or subordinated Indebtedness of the Borrower or any Subsidiary Guarantor may be made in accordance with and to the extent permitted by the subordination provisions applicable thereto and (ii) the Indebtedness outstanding under the Second Lien Loan Documents and other unsecured, senior subordinated or subordinated Indebtedness of the Borrower or any Subsidiary Guarantor may be prepaid in an amount not exceeding the Available Amount, in each case so long as no Default or Event of Default is continuing or would result therefrom; or

(b)                                 Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to (i) any of the Second Lien Loan Documents other than to the extent permitted by the terms of the Intercreditor Agreement or (ii) any agreement or instrument governing or evidencing any other unsecured, senior subordinated or subordinated Indebtedness of the Borrower or any Subsidiary Guarantor (including guarantees thereof by the Borrower or any Subsidiary Guarantor, as applicable) in any manner that is materially adverse to the Lenders (determined by comparison to such terms in effect on the Closing Date after giving effect to the Transactions, in the case of those then in effect, or otherwise to such terms in effect on the date of creation thereof), without the prior consent of the Administrative Agent (with approval of the Required Lenders).

(c)                                  Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any organizational documents of any Loan Party in any manner that is materially adverse to the Lenders, without the prior consent of the Administrative Agent (with approval of the Required Lenders).

7.9                               Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any wholly owned Subsidiary) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, (i) the Borrower and its Restricted Subsidiaries may pay (A) fees under the Management Agreement; provided that such fees shall not exceed the greater of (x) $500,000 and (y) 1.0% of Consolidated EBITDA as of the end of the four fiscal quarter period most recently ended immediately prior to the date of such payment, in the aggregate for any fiscal year (which fees may be paid no more frequently than monthly) and (B) payment or reimbursement of expenses which are limited to reasonable out-of-pocket expenses incurred by the Permitted Investors and their respective Affiliates in connection with the provision of their services, (ii) without being subject to the terms of this Section, the Borrower and its Restricted Subsidiaries may enter into any transaction with any Person which is an Affiliate of Holdings only by reason of such Person and Holdings having common directors, (iii) the Borrower and its Restricted Subsidiaries may make Restricted Payments permitted under Section 7.6, (iv) the Borrower and its Restricted Subsidiaries may consummate transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.9 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect, (v) the Borrower or any Restricted Subsidiary may make payments to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members, if any, of the Board of Directors of the Borrower in good faith, provided that in each such case such payment shall not exceed 1.5% of the value of the respective transaction for which it is charged and (vi) Investments by the Sponsor in debt securities of the Borrower or any of its Restricted Subsidiaries otherwise permitted hereunder. For the avoidance of doubt, this Section shall not apply to employment arrangements with, and payments of compensation, expense reimbursement, indemnification or benefits to or for the benefit of, current or former employees, officers or directors of Holdings, the Borrower or any of its Restricted Subsidiaries.

7.10                        Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31st of each year.

7.11                        Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of Holdings, the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the Second Lien Loan Documents, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof), (d) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation, (e) any agreements regarding Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries), (f) prohibitions and limitations in effect on the date hereof and listed on Schedule 7.11, (g) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (h) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.4 or 7.5, (i) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (j) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.7 and applicable solely to such joint venture and entered into in the ordinary course of business and (k) any prohibition or limitation that exists pursuant to any applicable Requirement of Law.

7.12                        Clauses Restricting Subsidiary Distributions. Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Subsidiary or (b) make Investments in the Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or the Second Lien Loan Documents as in effect on the date hereof, (ii) any restrictions with respect to such Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) any restrictions contained in agreements related to Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case such restriction shall relate only to such Non-Guarantor Subsidiary and its Subsidiaries), (iv) any restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (v) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto, (vi) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (vii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (viii) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.4 or 7.5, (ix) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (x) such restrictions in effect on the Closing Date and listed on Schedule 7.12, (xi) applicable law, and (xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

7.13                        Lines of Business. Enter into any business, either directly or through any of its Restricted Subsidiaries, except for the Business.

7.14                        Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into for a bona fide business purpose or as required hereby, and not for speculative purposes.

7.15                        [Intentionally Omitted]

7.16                        Limitation on Activities of Holdings. In the case of Holdings only, notwithstanding anything to the contrary in this Agreement or any other Loan Document:

(a)                                 conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the Borrower and (indirectly) the Restricted Subsidiaries and those incidental to Investments by or in Holdings (including the issuance of preferred Capital Stock (other than Disqualified Capital Stock) in consideration for the purchase of its Capital Stock from present or former officers, consultants, directors or employees (and their spouses, former spouses, heirs, estates and assigns) of Holdings, the Borrower or any Restricted Subsidiary upon the death, disability, engaging in competitive activity or termination of employment of such officer, director, consultant or employee or pursuant to any equity subscription, shareholder, employment or other agreement), (ii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, (iii) activities relating to the performance of obligations under the Loan Documents and Second Lien Loan Documents to which it is a party or expressly permitted thereunder, (iv) the making of Restricted Payments to the extent of Restricted Payments permitted to be made to Holdings pursuant to Section 7.6, (v) the receipt and payment by Holdings of Restricted Payments permitted under Section 7.6 and (vi) the other transactions expressly permitted under this Section 7.16;

(b)                                 incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) the Obligations and the obligations under the Second Lien Loan Documents, (ii) obligations with respect to its Capital Stock, (iii) tax liabilities and liabilities for expenses incurred in connection with the maintenance of its existence and (iv) the other transactions expressly permitted under this Section 7.16;

(c)                                  own, lease, manage or otherwise operate or transfer any properties or assets (including cash (other than cash received in connection with Qualified Equity Issuances and dividends paid by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) other than (i) the ownership of shares of Capital Stock of the Borrower and de minimus amounts of other assets incidental to its business and (ii) so long as no Default or Event of Default shall have occurred and be continuing, the transfer by Holdings of Capital Stock of the Borrower to present or former officers, directors, consultants or employees of Holdings or its Subsidiaries, their estates, spouses or former spouses and their heirs, provided that (i) such Capital Stock shall be immediately repurchased by the Borrower, (ii) any consideration paid by the Borrower for such repurchase is permitted by Section 7.6(d) and (iii) the other transactions expressly permitted under this Section 7.16; or

(d)                                 consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business.

SECTION 8. EVENTS OF DEFAULT

8.1                               Events of Default.

If any of the following events shall occur and be continuing:

(a)                                 The Borrower shall fail to pay (i) any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof or (ii) any interest owed by it on any Loan or Reimbursement Obligation, or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)                                  Any Loan Party shall default in the observance or performance of any agreement contained in (i) Sections 6.5(c), 6.6(b), 6.6(c), 6.6(d), 6.7(b), 6.7(c) or 6.7(d) and such default shall continue unremedied for a period of 20 days after such Loan Party receives from the Administrative

Agent or any Lender written notice of the existence of such default or (ii) Section 6.4(a)(i) (with respect to Holdings or the Borrower only), Section 6.7(a), Section 6.11(a) or Section 7; or

(d)                                 Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after such Loan Party receives from the Administrative Agent or any Lender written notice of the existence of such default; or

(e)                                  Holdings, the Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (excluding the Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness (excluding the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created and such default has not been waived; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default described in clauses (i), (ii) or (iii) of this paragraph (e) is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $7,500,000 and (B) this paragraph (e) shall not apply to (I) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness if such sale, transfer, destruction or other disposition is not prohibited hereunder or (II) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or

(f)                                   (i) Holdings, the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of its Subsidiaries shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                                  (i) Holdings, the Borrower or any of its Subsidiaries shall incur any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any violation of the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 or ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of Holdings, the Borrower or any of its Subsidiaries, (iii) a Reportable Event shall occur with respect to, or proceeding shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Holdings, the Borrower or any of its Subsidiaries shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other similar event or condition (other than one which could not reasonably be expected to result in a violation of any applicable law or of the qualification requirements of the Code) shall occur or exist with respect to a Plan or a Commonly Controlled Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expect to result in a direct obligation of Holdings, the Borrower or any of its Subsidiaries to pay money that would have a Material Adverse Effect; or

(h)                                 One or more judgments or decrees shall be entered against Holdings, the Borrower or any of its Subsidiaries involving for Holdings, the Borrower and any Subsidiaries taken as a whole a liability (to the extent not paid or covered by insurance or effective indemnity) of $7,500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)                                     (i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15) to be in full force and effect or shall be asserted in writing by Holdings or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to Collateral that is not immaterial to Holdings and its Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or to file UCC continuation statements or (y) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent to take any action necessary to secure the validity, perfection or priority of the liens or (iii) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations; or

(j)                                    (i) Holdings shall cease to own directly or indirectly 100% of the Capital Stock of the Borrower (except to the extent resulting from the transfer and immediate repurchase of Capital Stock of the Borrower permitted by clause (ii) of Section 7.16(c)); (ii) prior to an IPO, the Permitted Investors shall collectively cease to own directly or indirectly at least 50.1% of the Capital Stock of Holdings; (iii) after an IPO, (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders is or becomes the beneficial owner, directly or indirectly, of more than 50.1 % of the total voting power of all Capital Stock of Holdings or (B) for any reason whatsoever, a majority of the Board of Directors of Holdings shall not be

Continuing Directors shall have occurred; or (iv) a “change of control” or similar concept (under any Indebtedness, the outstanding principal amount of which exceeds $25,000,000) shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clauses (i), (ii), (iii) or (iv) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of (x) an acceleration pursuant to this paragraph, (y) the occurrence of the Revolving Termination Date or (z) any event described in Section 2.18(g) or (h), the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (but not to exceed, in the case of clause (z) above, the portion of any payment required to be applied pursuant to Section 2.18(g) or (h) to provide Cash Collateral for Letters of Credit). Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been backstopped or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower then due and owing hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by Holdings and the Borrower.

SECTION 9. THE AGENTS

9.1          Appointment. Each Lender hereby irrevocably appoints Barclays Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders (including the Swingline Lenders and the Issuing Lenders), and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Lender shall have all of the benefits and immunities (a) provided to the Agents in this Article with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article and the definition of “Agent-Related Person” included such Issuing Lender with respect to such acts or omissions, and (b) as additionally provided herein with respect to each Issuing Lender.

9.2          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.3          Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VIII and Section 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Administrative Agent shall have received written notice from a Lender, an Issuing Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

(c)           No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it

9.4          Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Borrowing or any draft under any Letter of Credit that by its terms shall be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to any such Borrowing or Letter of Credit draft. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5          Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agents hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.6          Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of any Loan Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each Agent-Related Person against any and all Indemnified Liabilities incurred by it; provided that (a) no Lender shall be liable for payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lender shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section) and (b) to the extent any Issuing Lender or Swingline Lender is entitled to indemnification under this Section solely in its capacity and role as an Issuing Lender or as a Swingline Lender, as applicable, only the Revolving Lenders shall be required to indemnify such Issuing Lender or such Swingline Lender, as the case may be, in accordance with this Section (determined as of the time that the applicable payment is sought based on each Revolving Lender’s Revolving Percentage thereof at such time). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any U.S. Federal Income Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold U.S. Federal Income Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, U.S. Federal Income Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection therewith.

9.7          Agent in Its Individual Capacity. Any Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.8          Successor Agents. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent (which may be an Affiliate of a Lender), with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent, then the Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, where (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent may (but shall not be obligated to) continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.9          Authorization to Release Liens and Guarantees. The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15 without further action or consent by the Lenders.

9.10        Lead Arrangers. None of the Lead Arrangers, Joint Bookrunners, Syndication Agent or Co-Documentation Agents (other than the Administrative Agent) identified on the cover page or signature pages of this Agreement shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender, a Swingline Lender or an Issuing Lender hereunder. Without limiting any other provision of this Article, none of the Lead Arrangers, Joint Bookrunners, Syndication Agent or Co-Documentation Agents in their respective capacities as such shall have or be deemed to have any fiduciary relationship with any Lender (including any Swingline Lender or any Issuing Lender) or any other Person by reason of this Agreement or any other Loan Document.

9.11        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, all L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.5.

SECTION 10. MISCELLANEOUS

10.1        Amendments and Waivers.

(a)           Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents, the Swingline Lender, the Issuing Lenders, the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial ratios in this Agreement or waiver of post-default rates of interest shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section without the written consent of such Lender; (iii) reduce any percentage specified in the definition of “Required Lenders”, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of paragraph (a) or (b) of Section 2.18 without the written consent of each Lender directly and adversely affected thereby; (v) amend, modify or waive any provision of Section 9 without the written consent of the Agents; (vi) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders; (viii) amend, modify or waive any provision of Section 2.25(e) or 2.28(b) without the written consent of each Lender directly and adversely affected thereby or (ix) amend the assignment provisions of Section 10.6(b) to make such provisions more restrictive without the written consent of each Lender directly and adversely affected thereby; and, provided, further, that (x) any waiver of any payment to be applied pursuant to Section 2.18(g) to, and any modification of the application of any such payment to (A) the Term Loans shall require the consent of the Majority Facility Lenders in respect of the Term Facility and (B) the Revolving Loans shall require the consent of the Majority Facility Lenders in respect of the Revolving Facility and (y) no amendment or waiver shall, unless signed by the Majority Facility Lenders in respect of the Revolving Facility (or by the Administrative Agent with the consent of the Majority Facility Lenders in respect of the Revolving Facility) in addition to the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) (A) amend or waive compliance with the conditions precedent to the obligations of any Revolving Lender to make any Revolving Loan (or of any Issuing Lender to issue any Letter of Credit) in Section 5.2, (B) amend or waive compliance with any provision of Sections 2.4, 2.5, 2.6, 2.7, 2.10, 2.18(h) or 2.18(i) (to the extent pertaining to Revolving Loans or Swingline Loans) or Section 3, (C) amend or waive this clause (y) or (D) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of the Revolving Lenders to make Revolving Loans (or of the Issuing Lender to Issue any Letter of Credit) in Section 5.2.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(b)           Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(c)           Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent on any such subsequent or other Default or Event of Default

(d)           Notwithstanding the foregoing, this Agreement may be amended upon the request of the Borrower, and without the consent of any other Lender to provide for relevant Replacement Term Loans (as defined below) in order to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus interest and fees and the amount of any reasonable fees and expenses incurred in connection with such refinancing, (ii) the Applicable Margin for such Replacement Term Loans during the period prior to the maturity of such Refinanced Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing, (iv) until the non-extended Term Loans have been paid in full, all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing (and subject to the terms of the Intercreditor Agreement) and (v) each Lender under the applicable tranche or tranches of Term Loans being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender in such tranche or tranches; provided that no existing Lender will have any obligation to commit to any such extension.

(e)           In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the

Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

10.2        Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or, subject to the last sentence of this Section 10.2, email notice, when received, addressed as follows in the case of Holdings, the Borrower, the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	PG Holdco, LLC
c/o Vestar Capital Partners,
245 Park Avenue, 41st Floor,
New York, NY 10167
Email: sdellarocca@VestarCapital.com
Attn: General Counsel

The Borrower:	PGA Holdings, Inc.
c/o Press, Ganey Associates, Inc.,
404 Columbia Place
South Bend, IN 46601
Email: RSiegrist@pressganey.com
Attn: General Counsel

Administrative Agent, Collateral	Barclays Bank PLC
Agent, Issuing Lender or Swingline	745 7th Avenue, 26th Floor
Lender:	New York, NY, 10119
Attention: Vanessa Kurbatskiy
Telephone: 212 526 2799
Facsimile: 212 526 5115
E-mail: vanessa.kurbatskiy@barclays.com
and ltmny@barclays.com

For Administrative Requests:
Barclays Capital
1301 Sixth Avenue
New York, NY 10019
Attention: Ralph Townley
Phone: 212 320 7077
Fax: 917 522 0569
Email: Ralph.Townley@barclays.com
and xrausloanops5@barclays.com

provided that any notice, request or demand to or upon the Agents, the Lenders, Holdings or the Borrower shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agents; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Agents and the applicable Lender. Each of the Agents may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3        No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4        Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5        Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse each Agent and the Lead Arrangers for all their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements and other charges of counsel to the Agents (including one primary counsel and such local counsel as the Agents may reasonably require in connection with collateral matters, but no more than one counsel in any jurisdiction) in connection with all of the foregoing, (b) to pay or reimburse each Lender, each Issuing Lender, the Agents and the Lead Arrangers for all their documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender, each Issuing Lender and the Agents and other advisors and professionals engaged by the Administrative Agent or the Lead Arrangers in connection with enforcement proceedings, (c) to pay, indemnify, or reimburse each Lender, each Issuing Lender and the Agents for, and hold each Lender, each Issuing Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (d) to pay, indemnify or reimburse each Lender, each Issuing Lender, each Agent, the Lead Arrangers and their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to, or any

Environmental Claims related to, the operations of Holdings, the Borrower, any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against Holdings or the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that neither Holdings nor the Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from the bad faith, gross negligence, willful misconduct or material breach of, such Indemnitee or its affiliates, officers, directors, trustees, employees, advisors, agents or controlling Persons. All amounts due under this Section shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Obligations.

10.6                        Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)                                 (i)                                     Subject to the conditions set forth in paragraphs (b)(ii) and (c) below, any Lender may assign to one or more assignees other than Holdings or a Defaulting Lender (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative agent within 5 Business Days after having received notice thereof;

(B)                               the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (provided that the Administrative Agent shall acknowledge any such assignment); and

(C)                               in the case of an assignment under the Revolving Facility, the Administrative Agent, each Issuing Lender and the Swingline Lender;

Any such assignment by any Lender need not be ratable as among the Facilities.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than $1,000,000 in the case of any assignment in respect of the Revolving Facility, or $5,000,000 in the case of any assignment in respect of a Term Facility, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which shall not be payable by Holdings or any of its Affiliates); provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and

(C)                               the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) (i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              (i) The Administrative Agent, acting as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 10.6(b) and Section 2.8, shall establish and maintain at its address referred to in Section 10.2 (or at such other address as the Administrative Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent and each Lender in the Obligations, each of their obligations under this Agreement to participate in each Loan and any assignment of any such interest, obligation or right and (B) accounts in the applicable Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the Issuing Lenders, as applicable (and each change thereto pursuant to Section 2.24 and Section 10.6), (2) the Commitments of each applicable Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, for Eurodollar Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid with respect to Loans recorded in the applicable Register, (5) the amount of the Reimbursement Obligations due and payable or paid and (6) any other payment received by the Administrative Agent from the Borrower and its application to the Obligations.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)                                     Notwithstanding anything else to the contrary contained in this Agreement, (x) any Lender may assign all or a portion of its Term Loans to any Person who, after giving effect to such assignment, would be an Affiliated Lender or a Purchasing Borrower Party (with the consent of the Administrative Agent (not to be unreasonably withheld or delayed)) in accordance with Section 10.6(b) and (y) Holdings the Borrower and any Restricted Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction); provided that:

(ii)                                  no Default or Event of Default has occurred and is continuing or would result therefrom;

(iii)                               the assigning Lender and Affiliated Lender or Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment and assumption agreement substantially in the form of Exhibit E-2 hereto (an “Affiliated Lender Assignment Agreement”) in lieu of an Assignment and Acceptance;

(iv)                              for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Affiliated Lender or Purchasing Borrower Party (including Holdings, the Borrower or any Subsidiary of the Borrower not acting as Purchasing Borrower Party);

(v)                                 any Term Loans assigned to any Purchasing Borrower Party (or purchased or prepaid by Holdings, the Borrower or any Restricted Subsidiary acting in accordance with this Section 10.6(c) shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(vi)                              no Purchasing Borrower Party (including Holdings, the Borrower or any Restricted Subsidiary not acting as a Purchasing Borrower Party) may use the proceeds from Revolving Loans or Swingline Loans to purchase any Term Loans;

(vii)                           no Term Loan may be assigned to an Affiliated Lender pursuant to this Section 10.6(c), if after giving effect to such assignment, Affiliated Lenders together in the aggregate would own in excess of 20% of the aggregate principal amount of the Term Loans then outstanding and any assignments to Affiliated Lenders that would cause the Affiliated Lenders in the aggregate to hold in excess of 20% of the aggregate principal amount of the Term Loans then outstanding shall be deemed void ab initio and the Register shall be modified to reflect a reversal of such assignment; and

(viii)                        with respect to purchases or prepayments by any Purchasing Borrower Party, the Borrower represents and warrants that it is not in possession of material non-public information within the meaning of the United States federal securities laws with respect to itself or any of its Restricted Subsidiaries, or the respective securities of any of the foregoing, at the time of such purchase that has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to the Borrower or any of its Restricted Subsidiaries) prior to such time.

(d)                                 Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (I) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (II) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders) or (III) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

(e)                                  Notwithstanding anything in Section 10.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the “Required Lenders” have (I) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (II) otherwise acted on any matter related to any Loan Document or (III) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by any Affiliated Lender shall be deemed to have voted in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders for all purposes of calculating whether the Required Lenders have taken any actions; provided that this clause (e) shall not apply with respect to any amendment, modification, waiver or consent (x) described in clauses (i) — (iv), (viii) and (ix) of Section 10.1(a) (which, for the avoidance of doubt, such Affiliated Lender would not be permitted to vote on (1) any change to the component definitions of the Senior Secured Net Leverage Ratio or (2) any amendment, modification, waiver or consent with respect to Section 7.9) or (y) that disproportionately, directly and adversely affects such Affiliated Lender.

(f)                                   Each Affiliated Lender hereby agrees that if a case under Title 11 of the United States Code is commenced against any Loan Party, each such Affiliated Lender shall consent to provide that the vote of such Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall be deemed to be without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders, except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable in any respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower. Each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (f).

(g)                                  In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the number of Affiliated Lenders or the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders.

(h)                                 Upon request by the Administrative Agent, the Borrower shall promptly (and in any case, within 3 Business Days following any request for such list by the Administrative Agent) provide to the Administrative Agent a list of all Affiliated Lenders holding Term Loans or Incremental Term Loans at such time and the aggregate principal amount of Term Loans and Incremental Term Loans (as applicable) held by each such Affiliated Lender.

(i)                                     Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”), but in any event not to the Borrower or any of its Affiliates or Subsidiaries, or a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender or other certain Persons identified to the Administrative Agent by the Borrower prior to the Closing Date, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender having sold a participation shall maintain a register on which it records the name and address of each Participant and the amounts of such Participant’s participation interest in the Loan and/or the Commitment.

(i)                                     A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts. No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(d) or (e), as (and to the extent) applicable, as if such Participant were a Lender.

(ii)                                  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(j)                                    Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to (i) a Federal Reserve Bank or (ii) any holder of, or trustee for the benefit of the holders of, such Lender’s Capital Stock, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, and all warrants, options and other rights to acquire the foregoing, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (j).

(k)                                 In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable ratable share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full ratable share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Percentage; provided that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

10.7                        Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), other than in connection with assignments hereunder, in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts, employee benefit accounts, payroll, petty cash, tax and withholding accounts and the like), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8                        Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or Lender Addendum by facsimile transmission or by electronic mail in “portable document format” shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9                        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Lender or any Swingline Lender, as applicable, then such provision shall be deemed to be in effect only to the extent not so limited.

10.10                 Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof.

10.11                 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12                 Submission to Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a)                                 agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the Administrative Agent, any Lender or any Issuing Lender, any Related Party of any of the foregoing, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in a forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction;

(b)                                 waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13                 Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Agents nor any Lender has any fiduciary relationship with or duty to either of Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14                 Confidentiality. The Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of Holdings or any of its affiliates, whether in writing, orally, by observation or otherwise and whether furnished before or after the Closing Date (“Confidential Information”), strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”). Without limiting the foregoing, each Agent and each Lender agrees to maintain the confidentiality of all Confidential Information, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its directors, officers, employees, counsel, trustees, agents and other advisors (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes, (2) to prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facilities and Commitments and Loans hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (3) upon the request or demand of any Governmental Authority having jurisdiction over it, (4) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (5) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities, (6) that has been publicly disclosed other than in breach of this Section, (7) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (8) to the extent necessary or customary for inclusion in league table measurements or (9) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents.

10.15                 Release of Collateral and Guarantee Obligations; Subordination of Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, in connection with any Disposition of Property permitted by the Loan Documents or permitted by the Required Lenders, (i) the security interest in any Collateral being Disposed of in such Disposition shall be automatically released to the extent that such Disposition does not (x) pertain to Capital Stock of the Borrower or any Subsidiary Guarantor or other Collateral in the possession of the Collateral Agent or (y) involve the filing of amendments to or termination of any financing statement or mortgage in favor of the Collateral Agent on behalf of the Secured Parties and (ii) upon the request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, any Hedge Counterparty that is a party to any Specified Hedge Agreement or any party to any Cash Management Document or contingent or indemnification obligations not then asserted or due) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents. Any representation, warranty or covenant contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of to the Borrower or any of its Subsidiaries) shall no longer be deemed to be repeated once such Property is so Disposed of.

(b)                                 Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (x) obligations in respect of any Specified Hedge Agreement or Cash Management Document and (y) any contingent or indemnification obligations not then asserted or due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or backstopped, the security interest in the Collateral and the Guarantee Obligations under the Loan Document shall be automatically released and, upon request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement or Cash Management Document) take such actions as shall be required to evidence the release of its security interest in all Collateral, and the release of all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements or Cash Management Documents or contingent or indemnification obligations not then asserted or due. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.16                 Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of the financial ratios, standards or terms in this Agreement, then Holdings, the Borrower and the Agents agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Holdings, the Borrower, the Agents and the Required Lenders, the financial ratios and all standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC and shall include changes in the determination of whether a lease is a capital lease or an operating lease under GAAP.

10.17                 WAIVERS OF JURY TRIAL. EACH OF HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18                 USA PATRIOT ACT. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

10.19                 Delivery of Lender Addenda. Each Lender (other than any Lender whose name appears on the signature pages to this Agreement) shall become a party to this Agreement by delivering to the Agents a Lender Addendum duly executed by such Lender.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PGA HOLDINGS, INC.,
as Borrower

By:	/s/ Paul D. Worland
	Name:	Paul D. Worland
	Title:	VP & Secretary

PG HOLDCO, LLC,
as Holdings

By:	/s/ Andrew J. Cavanna
	Name:	Andrew J. Cavanna
	Title:	Treasurer & CFO

SIGNATURE PAGE TO PRESS GANEY FIRST LIEN CREDIT AGREEMENT

BARCLAYS BANK PLC,
as Administrative Agent, Collateral Agent,
Issuing Lender, Swingline Lender and
Lender

By:	/s/ Vanessa A. Kurbatskiy
	Name:	Vanessa A. Kurbatskiy
	Title:	Vice President

SIGNATURE PAGE TO PRESS GANEY FIRST LIEN CREDIT AGREEMENT

GOLDMAN SACHS LENDING PARTNERS LLC,
as a Lender

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

SIGNATURE PAGE TO PRESS GANEY FIRST LIEN CREDIT AGREEMENT

Lake City Bank,
as a Lender

By:	/s/ Benjamin C. Norris
	Name:	Benjamin C. Norris
	Title:	Vice President

SIGNATURE PAGE TO PRESS GANEY FIRST LIEN CREDIT AGREEMENT

RBS Citizens, NA
as a Lender

By:	/s/ Imran S. Bora
	Name:	Imran S. Bora
	Title:	Vice President

SIGNATURE PAGE TO PRESS GANEY FIRST LIEN CREDIT AGREEMENT

Bank of Montreal,
as a Lender

By:	/s/ Stephen E. Kalmer
	Name:	Stephen E. Kalmer
	Title:	Director

SIGNATURE PAGE TO PRESS GANEY FIRST LIEN CREDIT AGREEMENT

UBS LOAN FINANCE LLC,
as a Lender

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

By:	/s/ Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Associate Director

SIGNATURE PAGE TO PRESS GANEY FIRST LIEN CREDIT AGREEMENT

GENERAL ELECTRIC CAPITAL CORPORATION,
as a Lender

By:	/s/ Kevin Blitz
	Name:	Kevin Blitz
	Title:	Duly Authorized Signatory

SIGNATURE PAGE TO PRESS GANEY FIRST LIEN CREDIT AGREEMENT

[Fifth Third Bank],
as a Lender

By:	/s/ Thomas A. Ross
	Name:	[Thomas A. Ross]
	Title:	[Vice President]

SIGNATURE PAGE TO PRESS GANEY FIRST LIEN CREDIT AGREEMENT

APPENDIX A-1

TO

FIRST LIEN CREDIT AGREEMENT

REVOLVING COMMITMENTS

Lender	Revolving Commitment
Barclays Bank PLC	$5,250,000
Goldman Sachs Lending Partners LLC	$5,250,000
Lake City Bank	$5,000,000
Fifth Third Bank	$5,000,000
RBS Citizens, NA	$3,000,000
Bank of Montreal	$2,500,000
UBS Loan Finance LLC	$2,500,000
General Electric Capital Corporation	$1,500,000
Total	$30,000,000

APPENDIX A-2

TO

FIRST LIEN CREDIT AGREEMENT

TERM COMMITMENTS

Lender	Term Commitment
Barclays Bank PLC	$345,000,000
Total	$345,000,000

SCHEDULE 4.4

TO

CREDIT AGREEMENT

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

None.

SCHEDULE 4.8A

TO

CREDIT AGREEMENT

EXCEPTED PROPERTY

None.

SCHEDULE 4.8B

TO

CREDIT AGREEMENT

REAL PROPERTY

Owned Real Property

None.

Leased Real Property

1.              501 E. Monroe Street, South Bend, IN 46601

2.              404 South Columbia Street, South Bend, IN 46601

3.              348 South Columbia Street, South Bend, IN 46601

4.              Monroe Park Business Center, 710 Rush Street, Suites B, C and E, South Bend, IN 46601

5.              Gateway II, 3305 Lathrop Street, Suite 200, South Bend, IN 46628

6.              Parkview Atrium Office Building, 300 S. St. Louis Boulevard, South Bend, IN 46617

7.              Union Station, 506 West South Street, Suite 240, South Bend, IN 46601

8.              Kiln Brook IV Building, 70 Westview Street, Lexington, MA 02421

9.              3030 S.W. Moody Street, Suite 103, Portland, OR 97201

10.       MHA, Bldg I, 6820 Deerpath Road, Elkridge, MD 21075

11.       425 Duke Dr., Franklin, TN 37067

12.       21711 Filegree Ct., Ashburn, VA 20147

13.       One Rotary Center, 1560 Sherman Avenue, Suite 500, Evanston, IL 60201

14.       Harpeth on the Green IV Building, 100 Westwood Place, Suite 350, Brentwood, TN 37027

15.       253 Jackson Meadows Drive, Hermitage, TN 37076

16.       605 Northshore Drive, Jeffersonville, IN 47130

17.       2017 Elder Road, Mishawaka, IN 46545

SCHEDULE 4.14

TO

CREDIT AGREEMENT

SUBSIDIARIES

		Percentage of Capital Stock
Subsidiary Name	Jurisdiction of Incorporation	owned by Loan Parties
PGA Holdings, Inc.	Delaware	100%
Press Ganey Associates, Inc.	Indiana	100%
PatientImpact LLC	Illinois	100%
Data Advantage, LLC	Texas	100%
Center for Performance Sciences, Inc.	Maryland	100%

Preemptive and Other Outstanding Rights, Etc.

None.

SCHEDULE 4.17(a)

TO

CREDIT AGREEMENT

UCC FILING JURISDICTIONS

1.              Office of the Secretary of State of the State of Delaware, with respect to PGA Holdings, Inc..

2.              Office of the Secretary of State of the State of Indiana, with respect to Press Ganey Associates, Inc..

3.              Office of the Secretary of State of the State of Illinois, with respect to Patient Impact LLC.

4.              Office of the Secretary of State of the State of Texas, with respect to Data Advantage, LLC.

5.              Office of the Secretary of State of the State of Maryland, with respect to Center for Performance Sciences, Inc.

SCHEDULE 6.11

TO

CREDIT AGREEMENT

POST-CLOSING OBLIGATIONS

1.              Deliver to the Administrative Agent a Letter of Good Standing from the Indiana Department of Revenue for Press Ganey Associates, Inc.

2.              Deliver to the Administrative Agent a stock certificate representing 100% of the Capital Stock of Press Ganey Associates, Inc., with accompanying stock power, each in substantially the form of that previously delivered via PDF.

3.              Deliver to the Administrative Agent the relevant endorsements to the previously delivered insurance certificates.

SCHEDULE 7.2(d)

TO

CREDIT AGREEMENT

EXISTING INDEBTEDNESS(1)

Indebtedness under the following capital leases:

1.              Lease Agreement between Press Ganey Associates, Inc. and Adams Remco, Inc., dated December 1, 2009.

2.              Lease Agreement between Press Ganey Associates, Inc. and Adams Remco, Inc., dated August 22, 2010.

3.              Lease Agreement between Press Ganey Associates, Inc. and Adams Remco, Inc., dated October 22, 2010.

4.              Lease Agreement between Press Ganey Associates, Inc. and Adams Remco, Inc., dated October 1, 2009.

5.              Lease Agreement between Press Ganey Associates, Inc. and Adams Remco, Inc., dated January 1, 2011.

6.              Lease Agreement between Press Ganey Associates, Inc. and Adams Remco, Inc., dated January 1, 2011.

7.              Equipment Lease Agreement between Press Ganey Associates, Inc. and General Electric Capital Corporation, dated August 1, 2011.

8.              Master Equipment Master Lease Agreement between Press Ganey Associates, Inc. and Oce Financial Services, Inc., dated as of November 1, 2011.

9.              Master Equipment Master Lease Agreement between Press Ganey Associates, Inc. and Oce Financial Services, Inc., dated as of August 1, 2011.

10.       Master Equipment Lease Agreement between Press Ganey Associates, Inc. and Oce Financial Services, Inc., dated as of July 1, 2009.

11.       Equipment Lease Agreement between Press Ganey Associates, Inc. and Pitney Bowes Global Financial Services, LLC, dated as of March 20, 2007, as amended on July 20, 2011.

(1) The aggregate outstanding amount under the capital leases listed in this Schedule 7.2(d) was approximately $3,990,489 as of March 31, 2012.

12.       Equipment Lease Agreement between Press Ganey Associates, Inc. and Production Mail Solutions Financing, dated as of December 30, 2011.

13.       Equipment Lease Agreement between Press Ganey Associates, Inc. and Pitney Bowes Global Financial Services, LLC, dated as of September 20, 2007, as amended on October 20, 2011.

14.       Equipment Lease Agreement between Press Ganey Associates, Inc. and Pitney Bowes Global Financial Services, LLC, dated as of September 1, 2009.

15.       Equipment Lease Agreement between Press Ganey Associates, Inc. and Production Mail Solutions Financing, dated as of October 1, 2010.

16.       Equipment Lease Agreement between Press Ganey Associates, Inc. and Pitney Bowes Credit Corporation, dated as of March 1, 2009.

17.       Equipment Lease Agreement between Press Ganey Associates, Inc. and Xerox Corporation, dated as of June 1, 2005.

18.       Master Lease Agreement between Press Ganey Associates, PGA Holdings, Inc. and Varilease Finance, Inc., dated as of February 13, 2012.

SCHEDULE 7.3(f)

TO

CREDIT AGREEMENT

EXISTING LIENS(2)

Liens in connection with capital leases reflected by the following financing statements:

Debtor	Secured Party	File Number	File Date	Jurisdiction
Press, Ganey Associates, Inc.	Pitney Bowes Global Financial Services LLC	#200700006235540	6/28/2007	Indiana
Press, Ganey Associates, Inc.	Pitney Bowes Global Financial Services LLC	#200900003714733	5/5/2009	Indiana
Press Ganey Associates Inc	OCE Financial Services, Inc.	#200900005113374	6/22/2009	Indiana
Press Ganey Associates Inc	Production Mail Solutions Financing	#201000008655421	10/13/2010	Indiana
Press Ganey Associates Inc	OCE Financial Services, Inc.	#201100005104559	6/10/2011	Indiana
Press Ganey Associates Inc	VFI-SPV VIII, Corp.	#201200001163682	2/6/2012`	Indiana
PGA Holdings, Inc.	VFI-SPV VIII, Corp.	#2012 0435620	2/2/2012`	Delaware

(2) Schedule does not include liens granted to General Electric Capital Corporation under the Existing Credit Agreement and which will be terminated on the Closing Date.

SCHEDULE 7.5(f)

TO

CREDIT AGREEMENT

CERTAIN DISPOSITIONS

None.

SCHEDULE 7.7(h)

TO

CREDIT AGREEMENT

EXISTING LOANS TO EMPLOYEES

Press, Ganey Associates, Inc. has extended loans to certain members of its senior management. Such loans were extended to enable such persons to purchase Preferred Units and Class A Units. The following members of management have executed a promissory note for the respective amount and as of the date set forth below. In addition, each such member of management has entered into a pledge agreement with Press, Ganey Associates, Inc. as of the date set forth below:

Member of Management	Date	Amount ($)	Maturity Date
K. Robert Draughon	3/11/2009	1,000,000.00	3/11/2019
Alberto Vega	5/11/2009	500,000.00	5/11/2019
Alberto Vega	10/15/2009	225,000.00	10/15/2019
Philip Marshall	1/4/2010	900,000.00	1/4/2020
Patrick T. Ryan	2/27/2012	9,250,000.00	2/27/2022
Alberto Vega	3/16/2012	100,000.00	3/16/2015
Steven Kull	6/3/2011	9,525.52	6/3/2021
John McNeese	6/3/2011	31,751.75	6/3/2021
Lois Rickard	6/3/2011	76,204.19	6/3/2021
Matthew Mulherin	6/3/2011	3,175.17	6/3/2021
Mary Boustani	6/3/2011	10,590.27	6/3/2021
Jodie Cunningham	6/3/2011	9,525.52	6/3/2021
Pooya Ghiaseddin	6/3/2011	9,525.52	6/3/2021
Keith Grispo	6/3/2011	9,525.52	6/3/2021
Manuj Lal	6/3/2011	21,167.83	6/3/2021
Shawn Kohn	6/3/2011	3,175.17	6/3/2021
Jian Ken Wu	6/3/2011	9,525.52	6/3/2021
Alycia Ottesen	6/3/2011	3,175.17	6/3/2021
William Graves	6/3/2011	5,080.28	6/3/2021
Michele Ahern	6/3/2011	9,525.52	6/3/2021
Sara Richmond	6/3/2011	7,197.06	6/3/2021
Elaine Bobo	6/3/2011	9,525.52	6/3/2021
Mathew Langager	6/3/2011	4,445.24	6/3/2021
Brian Mink	6/3/2011	4,445.24	6/3/2021
Casey Buczkowski	6/3/2011	1,270.07	6/3/2021
Sandra Keller	6/3/2011	4,445.24	6/3/2021

Kristin Heath	6/3/2011	4,445.24	6/3/2021
Lisa Weisser	6/3/2011	4,445.24	6/3/2021
Daniel Dean	6/3/2011	10,795.59	6/3/2021
Todd Gunter	6/3/2011	17,992.66	6/3/2021
Christopher Clemmensen	6/3/2011	10,795.59	6/3/2021
Jason Hahn	6/3/2011	14,817.48	6/3/2021
Vladimir Hernandez	6/3/2011	3,175.17	6/3/2021

SCHEDULE 7.7

TO

CREDIT AGREEMENT

EXISTING INVESTMENTS

None.

SCHEDULE 7.9

TO

CREDIT AGREEMENT

EXISTING TRANSACTIONS WITH AFFILIATES

None.

SCHEDULE 7.11

TO

CREDIT AGREEMENT

EXISTING NEGATIVE PLEDGE CLAUSES

None.

SCHEDULE 7.12

TO

CREDIT AGREEMENT

EXISTING CLAUSES RESTRICTING SUBSIDIARY DISTRIBUTIONS

None.

EXHIBIT A-1

[FORM OF NOTICE OF BORROWING]

NOTICE OF BORROWING

Date:                   ,

To: Barclays Bank PLC,

as Administrative Agent

Barclays Capital Services LLC

1301 Sixth Avenue

New York, NY 10019

Attention: Ralph Townley

Facsimile: 917 522 0569

Telephone: 212 320 7077

Email: Ralph.Townley@barclays.com and xraUSLoanOps5@BarclaysCapital.com

Ladies and Gentlemen:

Reference is made to the First Lien Credit Agreement, dated as of April 20, 2012 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among PG Holdco, LLC, as Holdings, PGA Holdings, Inc., as Borrower (the “Borrower”), the Lenders party thereto, Barclays Bank PLC, as the Administrative Agent, and the other parties thereto.

The Borrower hereby requests a borrowing of [Term Loans] [Revolving Loans], as follows:

1.                                      In the aggregate amount of $              .

2.                                      On                 , 201   (a Business Day) (the “Funding Date”).

3.                                      Comprised of a [ABR] [Eurodollar] Loan.

[4.                                  With an Interest Period of        months.](1)

[4][5].               The Borrower’s account to which funds are to be disbursed is:

Account Number:

Location:

The undersigned hereby certifies that the following statements are true on the date hereof and shall be true on the Funding Date both before and after giving effect to the proposed borrowing and to the application of the proceeds therefrom:

(1) Insert if a Eurodollar Rate Loan.

(a)                                 the representations and warranties set forth in Section 4 of the Credit Agreement and the other Loan Documents are true and correct [in all material respects](2) on and as of the Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such date;

(b)                                 no Default or Event of Default has occurred and is continuing on the Funding Date; and

(c)                                  this Notice of Borrowing and the borrowing requested herein comply with the Credit Agreement, including Sections 2.2 and 2.5 of the Credit Agreement.

PGA HOLDINGS, INC.

By:
Name:
Title:

(2) Insert for any proposed borrowing after the Closing Date.

EXHIBIT A-2

[FORM OF CONVERSION/CONTINUATION NOTICE]

CONVERSION/CONTINUATION NOTICE

Date:             ,

To: Barclays Bank PLC,

as Administrative Agent

Barclays Capital Services LLC

1301 Sixth Avenue

New York, NY 10019

Attention: Ralph Townley

Facsimile: 917 522 0569

Telephone: 212 320 7077

Email: Ralph.Townley@barclays.com and xraUSLoanOps5@BarclaysCapital.com

Ladies and Gentlemen:

Reference is made to the First Lien Credit Agreement, dated as of April 20, 2012 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among PG Holdco, LLC, as Holdings, PGA Holdings, Inc., as Borrower (the “Borrower”), the Lenders party thereto, Barclays Bank PLC, as the Administrative Agent, and the other parties thereto.

This Conversion/Continuation Notice is delivered to you pursuant to Section 2.13 of the Credit Agreement and relates to the following:

1.                                      ☐ A conversion of a Loan ☐ A continuation of a Loan (select one).

2.                                      with respect to ☐ Revolving Loans ☐ Term Loans (select one).

3.                                      In the aggregate principal amount of $          .

4.                                      which Borrowing is being maintained as a [ABR Loan] [Eurodollar Loan with an Interest Period ending on              , 201  ].

5.                                      (select relevant election)

☐ If such Loan is a Eurodollar Loan, such Loan shall be continued as a Eurodollar Rate Loan having an Interest Period of [    ] months.

☐ If such Loan is a Eurodollar Loan, such Loan shall be converted to a ABR Loan.

☐ If such Borrowing is a ABR Loan, such Loan shall be converted to a Eurodollar Loan having an Interest Period of [        ] months.

5.                                      Such election to be effective on             , 201[ ] (a Business Day).

This Conversion/Continuation Notice and the election made herein comply with the Credit Agreement, including Section 2.13 of the Credit Agreement.

PGA HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT B

[FORM OF GUARANTEE AND COLLATERAL AGREEMENT]

FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT

made by

PG HOLDCO, LLC,

PGA HOLDINGS, INC.,
as Borrower,

and the Subsidiary Guarantors party hereto

in favor of

BARCLAYS BANK PLC,
as Collateral Agent

Dated as of April [ ], 2012

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(con’t)

		Page

8.1	Amendments in Writing	17
8.2	Notices	17
8.3	No Waiver by Course of Conduct; Cumulative Remedies	18
8.4	Enforcement Expenses; Indemnification	18
8.5	Successors and Assigns	18
8.6	Set-Off	18
8.7	Counterparts	18
8.8	Severability	18
8.9	Section Headings	19
8.10	Integration	19
8.11	GOVERNING LAW	19
8.12	Submission To Jurisdiction; Waivers	19
8.13	Acknowledgements	19
8.14	Additional Grantors	20
8.15	Releases	20
8.16	WAIVER OF JURY TRIAL	20
8.17	Intercreditor Agreement Governs	20

SCHEDULES
Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Legal Name, Jurisdictions of Organization and Organizational Identification Number
Schedule 4	Intellectual Property

ANNEXES
Annex I	Assumption Agreement
Annex II	Acknowledgement and Consent

ii

FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT

This FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT, dated as of April [ ], 2012, made by each of the signatories hereto, in favor of BARCLAYS BANK PLC, as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties, including the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the First Lien Credit Agreement, dated as of April [ ], 2012 (as amended, restated, supplemented waived and/or otherwise modified from time to time, the “Credit Agreement”), among PG Holdco, LLC, a Delaware limited liability company (“Holdings”), as Holdings, PGA Holdings, Inc., a Delaware corporation (the “Borrower”), as the Borrower, the Lenders and Issuing Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent and Collateral Agent, Goldman Sachs Lending Partners LLC, as Syndication Agent, General Electric Capital Markets, Inc. and UBS Securities LLC, as Co-Documentation Agents, Barclays Bank PLC and Goldman Sachs Lending Partners LLC, as Joint Bookrunners and Barclays Bank PLC, Goldman Sachs Lending Partners LLC and General Electric Capital Markets, Inc., as Joint Lead Arrangers.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor (as defined below);

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1.                            DEFINED TERMS

1.1                               Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: “Accession”, “Account”, “As-Extracted Collateral”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Document”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Letter-of-Credit Right”, “Securities Account”, “Security”, “Supporting Obligations” and “Uncertificated Securities”.

(a)         The following terms shall have the following meanings:

“Agreement”: this First Lien Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented waived and/or otherwise modified from time to time.

“Borrower Credit Agreement Obligations”: the collective reference to the unpaid principal of and interest on (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans (including, for the avoidance of doubt, any New Term Loans or New Revolving Loans), the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Collateral Agent or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents or any Letter of Credit, in each case, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Revolving Agent, the Collateral Agent or any other Secured Parties that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Borrower Hedge Agreement and Cash Management Obligations”: the collective reference to all obligations and liabilities of the Borrower and its Restricted Subsidiaries (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement or Cash Management Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Hedge Counterparty (or any Hedge Counterparty at the time such Specified Hedge Agreement was entered into) or any other Person party to any Cash Management Document (or any other Person that was a Lender or an Affiliate of a Lender at the time such Cash Management Document was entered into), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, any Specified Hedge Agreement or Cash Management Document, as the case may be, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Hedge Counterparty or other party to the relevant Cash Management Document, as applicable, that are required to be paid by the Borrower and/or its Subsidiaries, as the case may be, pursuant to the terms of any Specified Hedge Agreement or Cash Management Document, as the case may be).

“Borrower Obligations”: collectively, the (i) Borrower Credit Agreement Obligations and (ii) Borrower Hedge Agreement and Cash Management Obligations, but, as to foregoing clause (ii) only to the extent that, and only so long as, the Borrower Credit Agreement Obligations are secured and guaranteed pursuant to this Agreement.

“Collateral”: as defined in Section 3.1.

“Collateral Account”: any collateral account established by the Collateral Agent as provided in Section 6.1 or 6.5.

“Collateral Agent”: as defined in the preamble hereto.

“Copyright Licenses”: all written agreements naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 4), granting any right under any Copyright,

2

including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights”: (i) all copyrights arising under the laws of the United States, multinational or foreign laws or otherwise, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 4), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Deposit Account”: all deposit accounts as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.

“Grantors”: the collective reference to each signatory hereto (other than the Collateral Agent) together with any other entity that may become a party hereto as provided herein.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document, Specified Hedge Agreement or Cash Management Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, to the Collateral Agent or to the other Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors that are or may become a party hereto as provided herein.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, now existing or hereafter adopted, created or acquired, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, domain names, technology, trade secrets, know-how and processes, and all rights to sue at law or in equity or otherwise recover for any past, present or future infringement, misappropriation or other violation or impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Issuers”: the collective reference to each issuer of a Pledged Security.

“New York UCC”: the Uniform Commercial Code from time to time in effect in the State of New York.

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“Obligations”: (i) in the case of the Borrower, its Borrower Obligations and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patent License”: all written agreements providing for the grant by or to any Grantor of any right to manufacture, use, sell or otherwise exploit any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 4.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 4, (ii) all applications for letters patent of the United States, any other country or any political subdivision thereof, and all divisionals, continuations and continuations in part thereof, including, without limitation, any of the foregoing referred to in Schedule 4, and (iii) all rights to obtain any reissues, rexaminations or extensions of the foregoing.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor in excess of $2,500,000 and all other promissory notes issued to or held by any Grantor in excess of $2,500,000 (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: the collective reference to (i) the shares of Capital Stock listed on Schedule 2, (ii) any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect and that are required to become Collateral pursuant to Section 3.1; provided that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder and (iii) all shares of non-voting stock of any Foreign Subsidiary.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Securities Act”: the Securities Act of 1933, as amended.

“Trademark License”: all written agreements providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 4.

“Trademarks”: (i) all United States and foreign trademarks, trade names, corporate names, company names, business names, domain names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or otherwise, all common-law rights related thereto, including, without limitation, any registrations and applications for registrations in respect of the foregoing referred to in Schedule 4, and all goodwill of the business connected with the use of or symbolized by any of the foregoing and (ii) the right to obtain all renewals thereof.

4

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state.

1.2                               Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)         The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)          Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2.                            Guarantee

2.1                               Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent for the ratable benefit of the Secured Parties and their respective permitted successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b)         Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)          Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Collateral Agent or any other Secured Party hereunder.

(d)         The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full (other than contingent or indemnification obligations not then asserted or due), no Letter of Credit (that is not cash collateralized or backstopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

(e)          Except as provided in Section 8.15, no payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations shall have been paid in full (other than contingent or

5

indemnification obligations not then asserted or due), no Letter of Credit (that is not cash collateralized or backstopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated.

2.2                               Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Collateral Agent and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder.

2.3                               No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Collateral Agent and the other Secured Parties by the Borrower on account of the Borrower Obligations shall have been paid in full (other than contingent or indemnification obligations not then asserted or due), no Letter of Credit (that is not cash collateralized or backstopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of such Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

2.4                               Amendments, etc. with respect to the Borrower Obligations. To the fullest extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Collateral Agent or any other Secured Party may be rescinded by the Collateral Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be, amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, the Majority Facility Lenders in respect of the Revolving Facility, the Majority Facility Lenders in respect of the Term Facility or all Lenders, as the case may be) may reasonably deem advisable from time to time, and any collateral security, guarantee or right of set-off at any time held by the Collateral Agent or any other Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien

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at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5                               Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Collateral Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, with respect to the Loan Documents and the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee of such Guarantor contained in this Section 2, to the fullest extent permitted by applicable law, shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Collateral Agent or any other Secured Party, or (c) any other circumstance whatsoever (other than a defense of payment or performance) (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower from the Borrower Obligations, or of such Guarantor under the guarantee of such Guarantor contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6                               Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7                               Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent (x) without set-off or counterclaim in Dollars at the Funding Office and (y) free and

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clear of, and without deduction for, any Non-Excluded Taxes or Other Taxes on the same terms and to the same extent that payments by the Borrower are required to be made pursuant to the terms of Section 2.20 of the Credit Agreement, applying the provisions of Section 2.20 of the Credit Agreement to such Guarantor and the Collateral Agent mutatis mutandis.

2.8                               Information. Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the financial condition and assets of each of the Borrower and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Borrower Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 3.                            GRANT OF SECURITY INTEREST

3.1                               Grant of Security Interests. Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired or created by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a)         all Accounts;

(b)         all Chattel Paper;

(c)          all Deposit Accounts;

(d)         all Documents;

(e)          all Equipment;

(f)           all Fixtures;

(g)          all General Intangibles;

(h)         all Goods not covered by the other clauses of this Section 3;

(i)             all Instruments, including the Pledged Notes;

(j)            all Intellectual Property;

(k)         all Inventory;

(l)             all Investment Property;

(m)     all other tangible and intangible personal property not otherwise described above;

(n)         all books and records pertaining to the Collateral; and

(o)           to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any of the Collateral and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

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provided, however, that notwithstanding any of the other provisions set forth in this Section 3.1, this Agreement shall not constitute a grant of a security interest in (i) any leasehold interest in real property, (ii) any Vehicles and all Proceeds thereof, (iii) any property to the extent that such grant of a security interest is (A) prohibited by any Requirements of Law of a Governmental Authority, (B) requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or (C) prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to or otherwise related to such property or, in the case of any Investment Property, any Pledged Security, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law (provided that, the foregoing exclusions of this clause (iii) shall in no way be construed (A) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, (B) to limit, impair, or otherwise affect the Collateral Agent’s continuing security interests in and liens upon any rights or interests of any Grantor in or to (x) monies due or to become due under any described contract, lease, permit, license, charter or license agreement (including any Accounts), or (y) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, charter, or license agreement, or (C) apply to the extent that any consent or waiver has been obtained that would permit the security interest notwithstanding the prohibition), (iv) any Collateral that constitutes Equipment subject to a certificate of title statute, Farm Products, Accessions and As-Extracted Collateral, (v) Letter-of-Credit Rights and Commercial Tort Claims, (vi) any Capital Stock of a Person that is not a Subsidiary of a Grantor or (vii) with respect to any United States Collateral, any “intent-to-use” Trademark applications prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such “intent-to-use” Trademark application under applicable federal law. It is hereby understood and agreed that any Property described in the preceding proviso as being expressly excluded from the security interest created hereby, and any Property that is otherwise expressly excluded from clauses (a) through (o) above, shall be excluded from the definition of “Collateral”.

SECTION 4.                            REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the other Secured Parties to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower, each Guarantor and each Grantor hereby represents and warrants to the Collateral Agent and each other Secured Party and, with respect to Section 4.1, each Lender and, with respect to Sections 4.2 through 4.5, each other Secured Party, that:

4.1                               Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Credit Agreement to the extent they refer to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein; provided that each reference in each such representation and warranty to Holdings’ or the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2                               Title; No Other Liens. Except as otherwise permitted under Section 7.3 of the Credit Agreement, such Grantor owns or has rights in each item of the Collateral free and clear of any and all Liens. Except as otherwise permitted under Section 7.3 of the Credit Agreement, no financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public

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office except financing statements that have been filed without the consent of the Grantor. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its ordinary course of business, grant licenses to third parties to use Intellectual Property owned, licensed or developed by a Grantor, such licenses to be on fair market value terms. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. The Collateral Agent and each other Secured Party understands that any such license may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto; provided, in each case, that such licenses are granted in the ordinary course of business.

4.3                               Names; Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s full and correct legal name, jurisdiction of organization and identification number from the jurisdiction of organization (if any) are specified on Schedule 3.

4.4                               Pledged Securities. On the date hereof, the shares of Pledged Stock pledged by such Grantor hereunder:

(a)           with respect to the shares of Pledged Stock issued by the Borrower and any other Subsidiary, have been duly authorized, validly issued and are fully paid and non-assessable, to the extent such concepts are applicable; and

(b)           constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or (x) in the case of Foreign Subsidiary Voting Stock, 65% of the outstanding Foreign Subsidiary Voting Stock and (y) in the case of shares of non-voting stock of any Foreign Subsidiary, 100% of such issued and outstanding shares of each relevant Issuer.

4.5                               Intellectual Property.

(a)           Schedule 4.5(a) lists all registered or applied for Intellectual Property owned by such Grantor in its own name on the date hereof.

(b)           Schedule 4.5(b) sets forth all Intellectual Property licenses under which a Grantor is an exclusive licensee or licensor.

SECTION 5.                            COVENANTS

Each Guarantor and each Grantor covenants and agrees with the Collateral Agent and, with respect to Section 5.1, the Lenders and, with respect to Section 5.2 and 5.3, the other Secured Parties, that, from and after the date of this Agreement until the Obligations shall have been paid in full (other than contingent and indemnification obligations not yet asserted or due and owing), no Letter of Credit (that is not cash collateralized or backstopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated:

5.1                               Covenants in Credit Agreement. In the case of each Guarantor, to the extent applicable, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

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5.2                               Investment Property. (a) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 6.3(c) and 6.8 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.8 with respect to the Pledged Securities issued by it.

(b)           To the extent any Pledged Stock (x) constitutes interests in any limited liability company or limited partnership controlled now or in the future by any Grantor and (y) is a “Security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be certificated and each such interest shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “Security” within the meaning of Article 8 of the New York UCC, such Grantor shall at no time elect to treat any such interest as a “Security” within the meaning of Article 8 of the New York UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

(c)            To the extent that any Pledged Security is a Certificated Security or an Instrument or is an Uncertificated Security that becomes a Certificated Security or Instrument, the applicable Grantor shall promptly deliver such certificates or Instruments evidencing such Pledged Securities to the Collateral Agent together with stock powers or indorsements thereof reasonably satisfactory to the Collateral Agent.

5.3                               Maintenance of Perfected Security Interest; Defense of Claims. Each Grantor agrees to promptly notify the Collateral Agent of any change (i) in its legal name, (ii) in the identity or type of organization or corporate structure of any Grantor, (iii) in the jurisdiction of organization of any Grantor, (iv) in the “location” (as determined in accordance with Section 9-307 of the New York UCC) of any Grantor or (v) in the organizational identification number of any Grantor. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the New York UCC or other applicable Law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected (to the extent perfection of the security interest in such property is required by the terms hereof), security interest (subject only to Lien permitted under the Credit Agreement and having priority by operation of applicable Law) in the Collateral for its benefit and the benefit of the other Secured Parties.

SECTION 6.                            REMEDIAL PROVISIONS

6.1                               Certain Matters Relating to Receivables.

(a)           At any time during the continuance of an Event of Default, upon the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall use its best efforts to cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b)           If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(f) of the Credit Agreement, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within three Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control

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of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Collateral Agent and the other Secured Parties only as provided in Section 6.6 and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)            If an Event of Default has occurred and is continuing and at the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent all documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all orders, invoices and shipping receipts.

6.2                               Communications with Grantors; Grantors Remain Liable.

(a)           Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(f) of the Credit Agreement, each Grantor shall notify obligors on the Receivables that such Receivables have been assigned to the Collateral Agent for the ratable benefit of the Collateral Agent and the other Secured Parties and that payments in respect of such Receivables shall be made directly to the Collateral Agent.

(b)           Anything herein to the contrary notwithstanding, each Grantor shall remain liable under the Receivables (or any agreements giving rise thereto) to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3                               Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Pledged Securities.

(b)           If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice to the relevant Grantor or Grantors of its intent to exercise such rights, (i) unless otherwise provided in the Credit Agreement, the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in the order set forth in Section 6.6 and (ii) any or all of the Pledged Securities shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or

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upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing unless the Collateral Agent has given notice of its intent to exercise as set forth above.

(c)            Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying.

6.4                               Intellectual Property.

(i)                                     Without limiting any rights of the Collateral Agent under the Loan Documents, for the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 6, solely during such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and at no other time or for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent permitted by law, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license, sublicense or otherwise exploit any of the Intellectual Property now owned or hereafter acquired or created by such Grantor, wherever the same may be located; provided, however, that nothing in this Section 6.4 shall require a Grantor to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted with respect to such property; provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks.

(ii)                                  Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 7.5 of the Credit Agreement that limit the rights of the Grantors to dispose of their property but subject to the Collateral Agent’s exercise of its rights and remedies under Section 6, the Grantors will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Grantors. In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall from time to time, upon the request of the respective Grantor (through the Borrower), execute and deliver any instruments, certificates or other documents, in the form so requested, that such Grantor (through the Borrower) shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the payment in full in cash of all of the Obligations (other than contingent or indemnification obligations not then asserted or due) and cancellation or termination of all Commitments and Letters of Credit (that are not cash collateralized or backstopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) or earlier expiration of this Agreement or release of the Collateral, the license granted pursuant to clause (i) immediately above shall terminate and become null and void. Notwithstanding the foregoing, the exercise of rights and

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remedies under Section 6 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Grantors in accordance with the first sentence of this clause (ii).

(iii)                               If at any time the Trademarks within the Collateral contain any “intent-to-use” applications, the Collateral Agent shall refrain from exercising any of its rights under Section 6, solely to the extent such exercise would invalidate or cause a Grantor to abandon any such applications.

6.5                               Proceeds to be Turned Over To Collateral Agent. If an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the Credit Agreement, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all of the Obligations and shall not constitute payment thereof until applied as provided in Section 6.7.

6.6                               Application of Proceeds. If an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the Credit Agreement, the Collateral Agent shall apply all or any part of Proceeds constituting Collateral and any proceeds of the guarantee set forth in Section 2, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or otherwise reasonably relating to the Collateral or the rights of the Collateral Agent and any other Secured Party hereunder, in payment of the Obligations, and shall make any such application in accordance with Section 2.18(h) of the Credit Agreement, and only after such application and after the payment by the Collateral Agent of any other amount required by any Requirement of Law, need the Collateral Agent account for the surplus, if any, to any Grantor.

6.7                               Code and Other Remedies. If an Event of Default shall have occurred and be continuing, the Collateral Agent, on behalf of itself, the Administrative Agent and the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or notices otherwise provided in the Loan Documents) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived unless otherwise provided in the Loan Documents), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further

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agrees, at the Collateral Agent’s request, if an Event of Default shall have occurred and be continuing, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.7, after deducting all reasonable out-of-pocket costs and expenses of every kind actually incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.8                               Private Sales. Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

6.9                               Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.

SECTION 7.                            THE COLLATERAL AGENT

7.1                               Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a)           Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following after written notice by the Collateral Agent of its intent to do so (provided that anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing):

(i)                                     in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any

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claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)                                  in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence and/or perfect the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)                               pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or provide any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)                              execute, in connection with any sale provided for in Section 6.7 or 6.8, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)                                 (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)         If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may give such Grantor written notice of such failure to perform or comply and if such Grantor fails to perform or comply within three (3) Business Days of receiving such notice (or if the Collateral Agent reasonably determines that irreparable harm to the Collateral or to the security interest of the Secured Parties hereunder could result prior to the end of such three-Business Day period), then the Collateral Agent may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)          Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an

16

interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2                               Duty of Collateral Agent. To the extent permitted by law, the Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of their directors, officers, employees or agents.

7.3                               Execution of Financing Statements; Control Agreements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent (for the benefit of the Secured Parties) under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property” or any similar phrase in any such financing statements. Notwithstanding anything herein or in any other Loan Document to the contrary, the delivery of control agreements with respect to any Deposit Accounts, Securities Accounts and Commodities Accounts shall not be required.

7.4                               Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8.                            MISCELLANEOUS

8.1                               Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2                               Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

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8.3                               No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1 above), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4                               Enforcement Expenses; Indemnification. Each Guarantor agrees to pay, and to save the Collateral Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement. The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5                               Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent (it being understood that Dispositions and fundamental changes permitted under the Credit Agreement shall not be subject to this proviso).

8.6                               Set-Off. Each Grantor hereby irrevocably authorizes the Collateral Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to the extent permitted by applicable law, upon any amount becoming due and payable by each Grantor (whether at the stated maturity, by acceleration or otherwise after the expiration of any applicable grace periods) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent or such Lender to or for the credit or the account of such Grantor. Each of the Collateral Agent and each Lender shall notify such Grantor promptly of any such set-off made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.

8.7                               Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8                               Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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8.9                               Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10                        Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof.

8.11                        GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12                        Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a)         submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)         consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d)         agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13                        Acknowledgements. Each Grantor hereby acknowledges that:

(a)         it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)         neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

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(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Collateral Agent and the other Secured Parties or among the Grantors and the Collateral Agent and the other Secured Parties.

8.14                        Additional Grantors. Each Subsidiary of Holdings that is required to become a party to this Agreement pursuant to Section 6.8 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

8.15                        Releases.

(a)         At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Borrower Hedge Agreement and Cash Management Obligations and contingent or indemnification obligations not then asserted or due) shall have been paid in full, the Commitments shall have been terminated or expired and no Letter of Credit (that is not cash collateralized or backstopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding, the Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)         If any of the Collateral shall be sold, transferred or otherwise Disposed of by any Grantor in a transaction permitted by the Credit Agreement or permitted by the Required Lenders, then (i) the security interest in any such Collateral shall be automatically released to the extent that such Disposition does not (x) pertain to Capital Stock of the Borrower or any Subsidiary Guarantor or other Collateral in the possession of the Collateral Agent or (y) involve the filing of amendments to or termination of any financing statement or mortgage in favor of the Collateral Agent on behalf of the Secured Parties and (ii) the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise Disposed of in a transaction permitted by the Credit Agreement or permitted by the Required Lenders.

8.16                        WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.17                        Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

(signature pages follow)

20

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

PG HOLDCO, LLC

By:
Name:
Title:

PGA HOLDINGS, INC.

By:
Name:
Title:

PRESS, GANEY ASSOCIATES, INC.

By:
Name:
Title:

PATIENTIMPACT LLC

By:
Name:
Title:

DATA ADVANTAGE, LLC

By:
Name:
Title:

CENTER FOR PERFORMANCE SCIENCES, INC.

By:
Name:
Title:

[GUARANTEE AND COLLATERAL AGREEMENT]

BARCLAYS BANK PLC, as Collateral Agent

By:
Name:
Title:

[GUARANTEE AND COLLATERAL AGREEMENT]

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 6.2 of the First Lien Credit Agreement, dated as of April 20, 2012 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”), among PG Holdco, LLC, as Holdings, PGA Holdings, Inc., as Borrower (the “Borrower”), the Lenders party thereto, Barclays Bank PLC, as the Administrative Agent, and the other parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.                                      For the accounting period ended, covered by the financial statements attached hereto as Attachment 1, the undersigned Responsible Officer of the Borrower has obtained no knowledge of any Default or Event of Default[, except as set forth below].

2.                                      [Attached hereto as Attachment 2 are information and calculations necessary for determining compliance with the covenants set forth in Sections 7.1 of the Credit Agreement.](3)

[3.                                  Include description of any new Subsidiary, any change in jurisdiction of organization of any Loan Party and a listing of any new registrations, and applications for registration, of material Intellectual Property acquired or made by any Loan Party, to the extent not previously disclosed to the Administrative Agent.]

IN WITNESS WHEREOF, the undersigned on behalf of the Borrower has caused this Certificate to be executed as of this         day of       , 201     .

PGA HOLDINGS, INC.

By:
Name:
Title:

(3) To be included with the delivery of financial statements delivered pursuant to Section 6.1(a) and (b) only.

Attachment 1

to Compliance Certificate

[Financial Statements]

7

Attachment 2

to Compliance Certificate

The information described herein is as of        , 201      , and pertains to the period from              , 201      to         , 201       .

[Covenant Calculations]

8

EXHIBIT D

[FORM OF CLOSING CERTIFICATE]

CLOSING CERTIFICATE

Pursuant to Section 5.1(f) of the First Lien Credit Agreement, dated as of April 20, 2012 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”), among PG Holdco, LLC, as Holdings, PGA Holdings, Inc., as Borrower (the “Borrower”), the Lenders party thereto, Barclays Bank PLC, as the Administrative Agent, and the other parties thereto (capitalized terms used but not defined herein having the meanings provided in the Credit Agreement), the undersigned, [Insert name of officer], [Insert title of officer] of [Insert name of company] (the “Company”), hereby certifies on behalf of the Company as follows:

1.                                      [                      ] is the duly elected and qualified Secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.

2.                                      The representations and warranties in or pursuant to the Loan Documents are true and correct in all material respects, in each case on and as of the date hereof as though made on and as of the date hereof, except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects).

3.                                      No Default or Event of Default has occurred and is continuing as of the date hereof after giving effect to the extensions of credit to be made on the date hereof.

The undersigned Secretary of the Company hereby certifies as follows:

1.                                      Attached hereto as Annex 1 is a true and complete copy of a certificate of good standing or the equivalent from the Company’s jurisdiction of organization dated as of a recent date prior to the date hereof.

2.                                      Attached hereto as Annex 2 is a true and complete copy of resolutions/unanimous written consent duly adopted by the Board of Directors of the Company (or similar governing body) on April [    ], 2012, such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate (or similar) proceedings of the Company now in force relating to or affecting the matters referred to therein.

3.                                      Attached hereto as Annex 3 is a true and complete copy of the [operating agreement] [bylaws] of the Company as in effect on the date hereof.

4.                                      Attached hereto as Annex 4 is a true and complete copy of the [certificate of formation][certificate of incorporation][articles of incorporation] of the Company certified by the Secretary of State (or similar authority) of the jurisdiction of organization as in effect on the date hereof, and such [  ] has not been amended, repealed, modified or restated.

5.                                      The persons listed on Schedule I hereto are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names on Schedule I hereto, and the signatures appearing opposite their respective names on Schedule I hereto are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party.

6.                                      Simpson Thacher & Bartlett LLP, [Faegre Baker Daniels LLP, Baker & McKenzie LLP and Venable LLP] each may rely on this certificate in rendering its opinion.

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:
Title:

Name:
Title: Secretary

Date: April [ ], 2012

10

Schedule 1

to Closing Certificate

Incumbency of [Insert company name]

NAME	OFFICE	SIGNATURE

Annex 1

to Closing Certificate

[Certificate of Good Standing]

12

Annex 2

to Closing Certificate

[Unanimous Written Consent/Board Resolutions]

13

Annex 3

to Closing Certificate

[Bylaws] [Operating Agreement]

14

Annex 4

to Closing Certificate

[Certificate of Formation] [Certificate of Incorporation] [Articles of Incorporation]

15

EXHIBIT E-1

[FORM OF ASSIGNMENT AND ASSUMPTION]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

From an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [Insert name of Lender]]

3.	Borrower:	PGA HOLDINGS, INC., a Delaware [corporation]

4.	Administrative Agent:	BARCLAYS BANK PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:

First Lien Credit Agreement, dated as of April 20, 2012 (the “Credit Agreement”), among PG Holdco, LLC, as Holdings, PGA Holdings, Inc., as the Borrower (the “Borrower”), the Lenders and Issuing Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent and Collateral Agent, Goldman Sachs Lending Partners LLC, as Syndication Agent, General Electric Capital Markets, Inc. and UBS Securities LLC, as Co-Documentation Agents, Barclays Bank PLC and

Goldman Sachs Lending Partners LLC, as Joint Bookrunners and Barclays Bank PLC, Goldman Sachs Lending Partners LLC and General Electric Capital Markets, Inc., as Joint Lead Arrangers.

6.             Assigned Interest:

Aggregate
	Amount of	Amount of	Percentage
	Commitment/Loans	Commitment/Loans	Assigned of
Facility Assignment	for all Lenders	Assigned	Commitment/Loans
Revolving Facility	$	$		%

Term Facility	$	$		%

7.             Trade Date:

8.             Effective Date:                      , 201

[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

17

[Consented to and Accepted](4):
[Acknowledged by](5):

BARCLAYS BANK PLC,
as Administrative Agent

By:
Title:

[Consented to and Accepted:(6)

[BARCLAYS BANK PLC],
as L/C Issuer

By:
Title:]

[ ],
as Issuing Lender

By:
Title:]

[BARCLAYS BANK PLC],
as Swingline Lender

By:
Title:

[ ],
as Swingline Lender

By:
Title:

[[NAME OF BORROWER]

By:
Title:](7)

(4) Note that the Administrative Agent must consent to any Assignment (other than to a Lender, an Affiliate of a Lender or an Approved Fund).

(5) Note that the Administrative Agent must acknowledged any Assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(6) Consent of Issuing Lenders and Swingline Lenders is required only in respect of the Revolving Facility under Section 10.6(b)(i)(C).

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(7) No consent of Borrower needed for assignments to a Lender, Affiliate of a Lender, an Approved Fund, or if an Event of Default has occurred and is constituting, any other Person, under Section 10.6(b)(i)(A).

19

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.         Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it is not a “Defaulting Lender,” as such term is defined in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Assignee under the Credit Agreement, including without limitation the requirements of Section 10.6 (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) it has delivered a true and complete Administrative Questionnaire, (vi) if it is a Non-U.S. Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (vii) it is not a “Defaulting Lender,” Affiliated Lender or Purchasing Borrower Party, in each case, as such term is defined in the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT E-2

[FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION]

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

From an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Term Facility and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	PGA HOLDINGS, INC., a Delaware corporation

4.	Administrative Agent:	BARCLAYS BANK PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:

First Lien Credit Agreement, dated as of April 20, 2012 (the “Credit Agreement”), among PG Holdco, LLC, as Holdings, PGA Holdings, Inc., as the Borrower (the “Borrower”), the Lenders and Issuing Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent and Collateral Agent, Goldman Sachs Lending Partners LLC, as Syndication Agent, General Electric Capital Markets, Inc. and UBS Securities LLC, as Co-Documentation Agents, Barclays Bank PLC and Goldman Sachs Lending Partners LLC, as Joint Bookrunners and

Barclays Bank PLC, Goldman Sachs Lending Partners LLC and General Electric Capital Markets, Inc., as Joint Lead Arrangers.

6.          Assigned Interest:

Aggregate
	Amount of	Amount of	Percentage
	Term Loans	Term Loans	Assigned of Term
Facility Assignment	for all Lenders	Assigned	Loans
Term Facility	$	$		%

7.             Trade Date:

8.             Effective Date:          , 201

[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and Accepted](8):

BARCLAYS BANK PLC,
as Administrative Agent

By:
Title:

Consented to and Accepted:

PGA HOLDINGS, INC.

By:
Title:

(8) Note that the Administrative Agent must consent to the Assignment in each case.

ANNEX 1 TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.         Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it is not a “Defaulting Lender,” as such term is defined in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee. The Assignee (a) represents and warrants that (i) it is an [Affiliated Lender] [Purchasing Borrower Party], (ii) it has full power and authority and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (iii) it meets all requirements of an Assignee that is an [Affiliated Lender] [Purchasing Borrower Party] under the Credit Agreement, including without limitation the requirements of Section 10.6 (subject to receipt of such consents as may be required under the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a [Affiliated Lender] [Purchasing Borrower Party] thereunder and, to the extent of the Assigned Interest, shall have the obligations of a [Affiliated Lender] [Purchasing Borrower Party] thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, [(vi) as of the date hereof the Assignee is not in possession of material non-public information within the meaning of the United States federal securities laws with respect to the Borrower or any of its Restricted Subsidiaries, or the respective securities of any of the foregoing, that has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to the Borrower or any of its Restricted Subsidiaries)](9), [(vii) after giving effect to its purchase and assumption of the Assigned Interest, the aggregate amount of all Term Loans held by Affiliated Lenders will not exceed 20% of the aggregate principal amount of all Term Loans outstanding under the Credit Agreement](10), (viii) it has delivered a true and complete Administrative Questionnaire, (ix) if it is a Non-U.S. Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (x) it is not a “Defaulting Lender,” as such term is defined in the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a [Affiliated Lender] [Purchasing Borrower Party].

(9) Include only if Assignee is a Purchasing Borrower Party.

(10) Include only if Assignee is an Affiliated Lender.

2.             [Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.](11)

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

(11) Include only if Assignee is an Affiliated Lender.

EXHIBIT F

FORM OF EXEMPTION CERTIFICATE

Reference is made to the First Lien Credit Agreement, dated as of April 20, 2012 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”), among PG Holdco, LLC, as Holdings, PGA Holdings, Inc., as Borrower (the “Borrower”), the Lenders party thereto, Barclays Bank PLC, as the Administrative Agent, and the other parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.20(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1.             The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2.             The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code. In this regard, the Non-U.S. Lender further represents and warrants that:

(a)           the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)           the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3.             The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

4.             The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date:

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

Pursuant to Section 5.1(d) of the First Lien Credit Agreement, dated as of April 20, 2012 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among PG Holdco, LLC, as Holdings, PGA Holdings, Inc., as Borrower (the “Borrower”), the Lenders party thereto, Barclays Bank PLC, as the Administrative Agent, and the other parties thereto, the undersigned hereby certifies that he is the duly elected and acting Treasurer and Chief Financial Officer of Holdings, and that as such he is authorized to execute and deliver, solely in his capacity as Treasurer and Chief Financial Officer of Holdings and not in his personal capacity, this Solvency Certificate on behalf of the Holdings. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement

Holdings further certifies that on the Closing Date, after giving effect to the initial extensions of credit to be made on the Closing Date and the consummation of the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

IN WITNESS WHEREOF, the undersigned has caused this Solvency Certificate to be executed as of this         day of April, 2012.

PG HOLDCO, LLC

By:
Name:
Title: Treasurer and Chief Financial Officer

EXHIBIT H

[FORM OF PREPAYMENT NOTICE]

PREPAYMENT NOTICE

Date:            ,

To: Barclays Bank PLC,

as Administrative Agent

Barclays Capital Services LLC

1301 Sixth Avenue

New York, NY 10019

Attention: Ralph Townley

Facsimile: 917 522 0569

Telephone: 212 320 7077

Email: Ralph.Townley@barclays.com and xraUSLoanOps5@BarclaysCapital.com

Ladies and Gentlemen:

Reference is made to the First Lien Credit Agreement, dated as of April 20, 2012 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among PG Holdco, LLC, as Holdings, PGA Holdings, Inc., as Borrower (the “Borrower”), the Lenders party thereto, Barclays Bank PLC, as the Administrative Agent, and the other parties thereto.

This Prepayment Notice is delivered to you pursuant to Section 2.11 of the Credit Agreement. The Borrower hereby gives irrevocable notice of a prepayment of Loans as follows:

1.                                      ☐ Revolving Loans   ☐ Term Loans

2.                                       ☐ ABR Loans in the aggregate principal amount of $                       .

☐ Eurodollar Loans with an Interest Period ending       , 201  in the aggregate principal amount of $    .

3.                                      On          , 201  (a Business Day).

This Prepayment Notice and prepayment contemplated hereby comply with the Agreement, including Section 2.11 of the Credit Agreement.

PGA HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT I

FORM OF PROMISSORY NOTES

PROMISSORY NOTE

(Revolving Loans)

$[ ]	[Insert Date]
New York, New York

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [       ] (the “Lender”), at the Funding Office provided for by the Credit Agreement referred to below, for the account of the Lender, the principal sum of $[     ] (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Revolving Loans made by the Lender.

This Note evidences Revolving Loans made by the Lender under the First Lien Credit Agreement, dated as of April 20, 2012 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”), among PG Holdco, LLC, as Holdings, PGA Holdings, Inc., as Borrower (the “Borrower”), the Lenders party thereto, Barclays Bank PLC, as the Administrative Agent, and the other parties thereto. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted by Section 10.6 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

PGA HOLDINGS, INC.

By:

Name:

Title:

SCHEDULE OF REVOLVING LOANS

This Promissory Note evidences Revolving Loans made, continued or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below and pursuant to the Credit Agreement, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Amount
Paid,
				Duration of	Prepaid,
	Principal			Interest	Continued
	Amount of	Type of		Period (if	or	Notation
Date	Loan	Loan	Interest Rate	any)	Converted	Made By

PROMISSORY NOTE

(Term Loan)

$[ ]	[Insert Date]
New York, New York

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [         ] (the “Lender”), at the Funding Office provided for by the Credit Agreement referred to below, for the account of the Lender, the principal sum of $[       ] (or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Term Loan, at such office, in like money and funds, for the period commencing on the date of such Term Loan until such Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Term Loans made by the Lender.

This Note evidences Term Loans made by the Lender under the under the First Lien Credit Agreement, dated as of April 20, 2012 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”), among PG Holdco, LLC, as Holdings, PGA Holdings, Inc., as Borrower (the “Borrower”), the Lenders party thereto, Barclays Bank PLC, as the Administrative Agent, and the other parties thereto. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted by Section 10.6 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

PGA HOLDINGS, INC.

By:

Name:

Title:

SCHEDULE OF TERM LOANS

This Promissory Note evidences Term Loans made, continued or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below and pursuant to the Credit Agreement, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Amount
Paid,
				Duration of	Prepaid,
	Principal			Interest	Continued
	Amount of	Type of		Period (if	or	Notation
Date	Loan	Loan	Interest Rate	any)	Converted	Made By

EXHIBIT J

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [ , 201    ] (the “Joinder Agreement” or this “Agreement”), by and among [NEW REVOLVING CREDIT LENDERS] [NEW TERM LENDERS] (each, a [“New Revolving Credit Lender”] [“New Term Lender”] and, collectively, the [“New Revolving Credit Lenders” [“New Term Lenders”]), PGA HOLDINGS, INC., a Delaware corporation (the “Borrower”), and BARCLAYS BANK PLC, in its capacity as administrative agent under the Credit Agreement referred to below (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the First Lien Credit Agreement, dated as of April 20, 2012 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among PG Holdco, LLC, as Holdings, the Borrower, the Lenders party thereto, the Administrative Agent, and the other parties thereto; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish [New Revolving Credit Commitments] [New Term Loan Commitments] by, among other things, entering into one or more Joinder Agreements with [New Revolving Credit Lenders] [New Term Lenders];

WHEREAS, the [New Revolving Credit Lenders] [New Term Lenders] are agreeable to providing the [New Revolving Credit Commitments] [New Term Loan Commitments] pursuant to Section 2.25 of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

I.                                        Each [New Revolving Credit Lender] [New Term Lender] party hereto hereby agrees to commit to provide its [New Revolving Credit Commitments] [New Term Loan Commitments], as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

II.                                   Each [New Revolving Credit Lender] [New Term Lender] (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis, appraisals and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, or any other [New Revolving Credit Lender] [New Term Lender] or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent, respectively, by the terms thereat together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a [New Revolving Credit Lender] [New Term Lender].

III.                              Each [New Revolving Credit Lender] [New Term Lender] hereby agrees to make its respective Incremental Commitment on the following terms and conditions:

1.                                Applicable Margin. The Applicable Margin for each [New Revolving Loan] [Tranche [ ] New Term Loan] shall mean, as of any date of determination, a percentage per annum as set forth below:

[INSERT PRICING]

[2.                            Principal Payments The Borrower shall make principal payments on the Tranche [ ] New Term Loans in installments on the dates and in the amounts set forth below](1):

(B)
(A)	Scheduled Repayment of Tranche
Payment	[ ] New Term Loans
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

3.                                      Voluntary and Mandatory Prepayments. Scheduled installments of principal of the [New Revolving Loans] [Tranche [ ] New Term Loans] set forth above shall be reduced in connection with any optional or mandatory prepayments of the [New Revolving Loans] [Tranche [ ] New Term Loans] in accordance with Sections 2.11 and 2.12 of the Credit Agreement respectively.

4.                                      Proposed Borrowing. This Agreement represents the Borrower’s request to borrow [New Revolving Loans] [Tranche [ ] New Term Loans] from the [New Revolving Credit Lenders] [New Term Lenders] as follows (the “Proposed Borrowing”):

(1)                                 Business Day of Proposed Borrowing:                                     ,

(1) Include only for New Term Loans.

(2)                                 Amount of Proposed Borrowing: $

(3)                                 Interest rate option:

a.                                      ABR Loan(s)

b.                                      Eurodollar Loan(s) with an initial Interest Period of             months

5.                                      [[New Revolving Credit Lenders] [New Term Lenders]. Each [New Revolving Credit Lender] [New Term Lender] acknowledges and agrees that upon its execution of this Agreement and the making of [New Revolving Loans] [Tranche [ ] New Term Loans], such [New Revolving Credit Lender] [New Term Lender] shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.](2)

6.                                      Credit Agreement Governs. Except as set forth in this Agreement, the [New Revolving Loans] [Tranche [ ] New Term Loans] shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

7.                                      Certifications. By its execution of this Agreement, the undersigned officer on behalf of the Borrower (solely in his or her capacity as an officer of such entity) certifies, to the best of his or her knowledge that:

i.                                          The representations and warranties in or pursuant to the Loan Documents are true and correct in all material respects, in each case on and as of the date hereof as though made on and as of the date hereof, except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects); and

ii.                                       No Default or Event of Default has occurred and is continuing as of the date hereof after giving effect to the proposed borrowing requested to be made on the date hereof.

8.                                      Notice. For purposes of the Credit Agreement, the initial notice address of each [New Revolving Credit Lender] [New Term Lender] shall be as set forth below its signature below.

9.                                      Non-U.S. Lenders. For each [New Revolving Credit Lender] [New Term Lender] that is a Non-U.S. Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such [New Revolving Credit Lender] [New Term Lender] may be required to deliver to Administrative Agent pursuant to Section 2.20(d) of the Credit Agreement.

10.                               Recordation of the New Term Loans. Upon execution and delivery hereof, the Administrative Agent will record the [New Revolving Loans] [Tranche [ ] New Term Loans] made by each [New Revolving Credit Lender] [New Term Lender] in the Register.

11. Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except as provided by Section 10.1 of the Credit Agreement.

(2) Insert bracketed language if the lending institution is not already a Lender.

12.                               Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

13.                               GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

14.                               Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which hall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [               ], 201[     ].

[NAME OF [NEW REVOLVING CREDIT LENDER]
[NEW TERM LENDER]],

By:
Name:
Title:
Notice Address:
Attention:
Telephone:
Facsimile:

PGA HOLDINGS, INC.

By:
Name:
Title:

Consented to by:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

Schedule A

to Joinder Agreement

Name of [New Revolving Credit
Lender] [New Term Lender]	Type of Commitment	Amount
[ ]	[New Revolving Credit Commitment] [New Term Loan Commitment]	$

EXHIBIT K

FORM OF LENDER ADDENDUM

Reference is made to the First Lien Credit Agreement, dated as of April 20, 2012 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among PG Holdco, LLC, as Holdings, PGA Holdings, Inc., as Borrower (the “Borrower”), the Lenders party thereto, Barclays Bank PLC, as the Administrative Agent, and the other parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 10.19 of the Credit Agreement, the undersigned hereby becomes a Lender under the Credit Agreement having the Commitments set forth beneath its signature hereto, effective as of the Closing Date.

THIS LENDER ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission (or other electronic transmission) shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this          day of April, 2012.

[INSERT LENDER NAME]

By:
Name:
Title:

Insert as applicable:

Revolving Commitment: $
Term Commitment: $

EXHIBIT K

FORM OF INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT

among

BARCLAYS BANK PLC,

as the First Lien Administrative Agent,

BARCLAYS BANK PLC,

as the Second Lien Administrative Agent,

under

Credit Agreements for

PG HOLDCO, LLC.,

as Holdings,

PGA HOLDINGS, INC.,

as the Borrower

and

CERTAIN SUBSIDIARIES OF THE BORROWER.

FROM TIME TO TIME PARTY HERETO,

as Subsidiary Guarantors

Dated as of April [ ], 2012

i

(continued)

ii

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT, dated as of April [ ], 2012, among PG Holdco, LLC, PGA Holdings, Inc., the Subsidiary Guarantors (as defined below) party hereto, BARCLAYS BANK PLC, in its capacity as administrative agent (together with its successors and permitted assigns, the “First Lien Administrative Agent”) for the First Lien Obligations (as defined below) and BARCLAYS BANK PLC, in its capacity as administrative agent (together with its successors and permitted assigns, the “Second Lien Administrative Agent”) for the Second Lien Obligations (as defined below). Capitalized terms used herein but not otherwise defined herein have the meanings set forth in Section 1 below.

RECITALS

WHEREAS, PG Holdco, LLC, a Delaware limited liability company (“Holdings”), as Holdings, PGA Holdings, Inc., a Delaware corporation (the “Borrower”), as the Borrower, the lenders and Issuing Lenders party thereto from time to time, the other agents party thereto and Barclays Bank PLC, as administrative agent, have entered into that certain First Lien Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time as permitted therein and hereunder, the “Initial First Lien Credit Agreement”), providing for a term loan facility and revolving loan facility to the Borrower;

WHEREAS, Holdings, the Borrower, the lenders party thereto from time to time, the other agents party thereto and Barclays Bank PLC, as administrative agent, have entered into that certain Second Lien Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time as permitted therein and hereunder, the “Initial Second Lien Credit Agreement”), providing for a term loan facility to the Borrower;

WHEREAS, the obligations of the Borrower and the Subsidiary Guarantors (together with Holdings, the “Guarantors”) under the First Lien Loan Documents, Specified Hedge Agreements and Cash Management Documents are secured by a Lien on substantially all of the assets of the Borrower and the Guarantors pursuant to the terms of the First Lien Collateral Documents;

WHEREAS, the obligations of the Borrower and the Guarantors under the Second Lien Credit Agreement are secured by a Lien on substantially all of the assets of the Borrower and the Guarantors pursuant to the terms of the Second Lien Collateral Documents;

WHEREAS, the First Lien Loan Documents and the Second Lien Loan Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

WHEREAS, in order to induce the First Lien Administrative Agent and the First Lien Secured Parties to consent to the Grantors incurring the Second Lien Obligations and to induce the First Lien Secured Parties to extend credit and other financial accommodations to or for the benefit of the Borrower, or any other Grantor, the Second Lien Administrative Agent on behalf of the Second Lien Secured Parties has agreed to the lien subordination, intercreditor and other provisions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1                               Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agreement” means this Intercreditor Agreement, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Bankruptcy Law” means the Bankruptcy Code and all other liquidation, receivership, moratorium, conservatorship, assignment for the benefit of creditors, insolvency or similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, when used in connection with any Eurodollar loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as of the date hereof, be considered a capital lease for purposes of this definition as a result of any changes in GAAP subsequent to the date hereof.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Management Document” means any certificate, agreement or other document executed by the Borrower or any Restricted Subsidiary in respect of the Cash Management Obligations of the Borrower or any Restricted Subsidiary.

“Cash Management Obligations” means, with respect to the Borrower and its Restricted Subsidiaries, any direct or indirect liability, contingent or otherwise, of any such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided after the date hereof (regardless of whether

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these or similar services were provided prior to the date hereof by the First Lien Administrative Agent, any First Lien Lender or any Affiliate of any of them) by the First Lien Administrative Agent, any First Lien Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Collateral” means all of the assets and property of any Grantor, whether tangible or intangible, constituting both First Lien Collateral and Second Lien Collateral.

“DIP Financing” has the meaning set forth in Section 6.1.

“Discharge of First Lien Obligations” means, except to the extent otherwise provided in Section 5.6, (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the First Lien Loan Documents constituting First Lien Obligations and termination of all commitments to lend or otherwise extend credit under the First Lien Loan Documents for principal amounts that if advanced would constitute First Lien Obligations, (ii) payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding), (iii) termination, cancellation or cash collateralization (in an amount reasonably satisfactory to the First Lien Administrative Agent) of, all letters of credit issued under the First Lien Loan Documents constituting First Lien Obligations (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Lenders (as defined in the Initial First Lien Credit Agreement) have been made and (iv) termination or cash collateralization (in an amount reasonably satisfactory to the First Lien Administrative Agent) of any Specified Hedge Agreements or Cash Management Documents issued or entered into, as the case may be, by any First Lien Secured Party constituting First Lien Obligations (other than obligations under such Specified Hedge Agreements or Cash Management Documents not yet due and payable).

“Disposition” has the meaning set forth in Section 5.1(a)(ii).

“Domestic Subsidiary” means any direct or indirect Subsidiary organized under the laws of any jurisdiction within the United States other than any such Subsidiary directly owned by a Foreign Subsidiary.

“Enforcement Action” means the exercise of any rights or remedies against any Collateral, including, without limitation, any right to take possession or control of any Collateral under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement, any right of set-off or recoupment and any enforcement, collection, execution, levy or foreclosure action or proceeding (including, without limitation, any Insolvency or Liquidation Proceeding) taken against the Collateral, but excluding an agreement by such Person to release its Lien on such Collateral.

“First Lien Administrative Agent” has the meaning set forth in the preamble hereto.

“First Lien Collateral” has the meaning ascribed to the term “Collateral” in the First Lien Credit Agreement, and shall, for the avoidance of doubt, also include all of the other property that is or is intended under the terms of the First Lien Collateral Documents to be subject to Liens in favor of the First Lien Administrative Agent for the benefit of the First Lien Secured Parties.

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“First Lien Collateral Documents” means, collectively, the Security Documents (as defined in the First Lien Credit Agreement) and each of the other agreements, instruments or documents that creates or perfects, or purports to create or perfect, a Lien in favor of the First Lien Administrative Agent for the benefit of the First Lien Secured Parties.

“First Lien Credit Agreement” means (i) the Initial First Lien Credit Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase, replace, restructure, renew, restate or Refinance (in each case subject to the limitations set forth herein) in whole or in part the indebtedness and other obligations outstanding under (x) the Initial First Lien Credit Agreement or (y) any subsequent First Lien Credit Agreement, unless such agreement or instrument expressly provides that (1) it is not intended to be and is not a First Lien Credit Agreement hereunder or (2) all of the Indebtedness evidenced by such agreement or instrument is unsecured Indebtedness; provided that if and to the extent that any amendment, modification, increase or Refinancing of the Initial First Lien Credit Agreement or any other agreement referred to in this clause (ii) provides for revolving credit commitments, revolving credit loans, term loans, bonds, debentures, notes or similar instruments having a principal amount in the aggregate in excess of the Maximum First Lien Indebtedness Amount, then that portion of such principal amount in the aggregate in excess of the Maximum First Lien Indebtedness Amount (and all interest, fees and amounts accruing thereon) shall not constitute First Lien Obligations for purposes of this Agreement. Any reference to the First Lien Credit Agreement hereunder shall be deemed a reference to any First Lien Credit Agreement then in existence if entered into in compliance with the terms of this Agreement.

“First Lien Interest Rate Cap” means, in respect of any First Lien Obligations (other than Hedging Obligations), an all-in yield on such Obligations (after giving effect to an amendment, restatement, supplement, modification or Refinancing) not exceeding 10% per annum; provided that, in determining such applicable all-in yield, original issue discount or upfront fees (but exclusive of any arrangement, structuring or other fees payable to any arrangers in connection with any such Obligations that are not shared with all First Lien Lenders providing such Obligations) (which shall be deemed to constitute a like amount of original issue discount) paid by the Borrower to such First Lien Lenders in the initial primary syndication thereof shall be included and equated to interest rate (with original issue discount being equated to interest based on an assumed four-year life to maturity).

“First Lien Lenders” means the “Lenders” under and as defined in the First Lien Credit Agreement.

“First Lien Loan Documents” has the meaning ascribed to the term “Loan Documents” in the First Lien Credit Agreement and any other document or instrument executed or delivered at any time in connection with the First Lien Credit Agreement, to the extent such are effective at the relevant time, as each may be modified from time to time in accordance with this Agreement.

“First Lien Obligations” means all Obligations outstanding under (i) the First Lien Credit Agreement, (ii) the other First Lien Loan Documents, (iii) any Specified Hedge Agreements entered into by any Borrower or any Grantor with any Hedge Counterparty (it being understood, for avoidance of doubt, that such obligations shall remain a First Lien Obligation even if such counterparty (or the Affiliate of such counterparty) ceases to be a First Lien Lender), (iv) any Cash Management Documents and (v) all Guarantee Obligations, fees, expenses, indemnities and other amounts payable from time to time pursuant to the First Lien Loan Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding; provided that the aggregate principal amount, without duplication, of any revolving credit commitments, revolving credit loans, letters of credit, term loans, bonds, debentures, notes or similar instruments or other obligations (excluding, in any event, Hedging Obligations and Cash Management

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Obligations) provided for under the First Lien Credit Agreement or any other First Lien Loan Document (or any Refinancing thereof) in excess of the Maximum First Lien Indebtedness Amount shall not constitute First Lien Obligations for purposes of this Agreement. “First Lien Obligations” shall include (x) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) in accordance with the rate specified in the relevant First Lien Loan Document and (y) all fees, costs and charges incurred in connection with the First Lien Loan Documents and provided for thereunder, in the case of each of clause (x) and clause (y) whether before or after commencement of an Insolvency or Liquidation Proceeding, and irrespective of whether any claim for such interest, fees, costs or charges is allowed as a claim in such Insolvency or Liquidation Proceeding. For the avoidance of doubt, “First Lien Obligations” shall also include all Obligations (as such term is defined in the First Lien Credit Agreement).

“First Lien Secured Parties” means, at any relevant time, the holders of First Lien Obligations at such time, including without limitation the First Lien Lenders, the First Lien Administrative Agent, any Issuing Lender, the Swingline Lender, any Hedge Counterparty in respect of any Specified Hedge Agreement, the First Lien Administrative Agent, any First Lien Lender, or any Affiliate of any of them in respect of any Cash Management Document and any other agent under the First Lien Credit Agreement.

“Foreign Subsidiary”: any direct or indirect Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self regulatory organization (including the National Association of Insurance Commissioners).

“Grantors” means Holdings, the Borrower and each of the Guarantors that have executed and delivered, or may from time to time hereafter execute and deliver, a First Lien Collateral Document or a Second Lien Collateral Document.

“Guarantors” has the meaning set forth in the recitals hereto.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or by which such Person becomes contingently liable for any Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity

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obligations in effect on the date hereof or entered into in connection with any acquisition or disposition of assets or any Investment permitted under and as defined in the First Lien Credit Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreement” means an agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Borrower or any of its Subsidiaries.

“Hedge Counterparty” means any Person that is a party to a Hedge Agreement that was a First Lien Lender or a Second Lien Lender at the time any such Hedge Agreement was entered into or an Affiliate of such a First Lien Lender or a Second Lien Lender, in each case in its capacity as party to a Hedge Agreement.

“Hedging Obligation” means, with respect to any Person, any obligation of such Person pursuant to any Specified Hedge Agreements.

“Holdings” has the meaning set forth in the recitals hereto.

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of such Person’s business and (ii) earn-outs and other contingent payments in respect of acquisitions except as and to the extent that the liability on account of any such earn-out or contingent payment appears in the liabilities section of the balance sheet of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, in which case only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Disqualified Capital Stock (as such term is defined in the First Lien Credit Agreement) and (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above.

“Initial First Lien Credit Agreement” has the meaning set forth in the recitals hereto.

“Initial Second Lien Credit Agreement” has the meaning set forth in the recitals hereto.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other

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action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall admit in writing its inability to, pay its debts generally as they become due.

“Issuing Lender” has the meaning ascribed to such term in the First Lien Credit Agreement.

“Laws” means, collectively, federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof and any option or other agreement to sell or give a security interest).

“Maximum First Lien Indebtedness Amount” means, in respect of any First Lien Obligations (other than Hedging Obligations), a principal amount not to exceed the sum of (a) $570,000,000 and (b) additional First Lien Obligations (other than Hedging Obligations) such that the Senior Secured First Lien Leverage Ratio (as defined in the Initial First Lien Credit Agreement) of the Borrower and its Restricted Subsidiaries does not exceed 3.75:1.00 as of the end of the most recently ended fiscal quarter after giving pro forma effect to the incurrence of such Obligations (assuming a borrowing of the maximum amount of such Obligations available at such time).

“Obligations” means all advances to, and debts, indemnities and reimbursement obligations, liabilities, obligations, covenants and duties of, any Person, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Person or any Affiliate thereof of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Pay-Over Amount” has the meaning set forth in Section 6.4.

“Permitted Refinancing Documents” shall mean any financing documentation which replaces (i) the First Lien Credit Agreement and the other First Lien Loan Documents and pursuant to which the outstanding First Lien Obligations are refinanced in their entirety or in part, as such financing documentation may be amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time in compliance with this Agreement, but specifically excluding any such financing documentation to the extent that it contains, either initially or by amendment or other modification, any terms, conditions, covenants or defaults other than those which (a) then exist in the First Lien Credit Agreement and the other First Lien Loan Documents or (b) could be included in the First Lien Credit Agreement or First Lien Loan Documents by an amendment or other modification that

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would not be prohibited by the terms of this Agreement or (ii) the Second Lien Credit Agreement and the other Second Lien Loan Documents and pursuant to which the outstanding Second Lien Obligations are refinanced in their entirety or in part, as such financing documentation may be amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time in compliance with this Agreement, but specifically excluding any such financing documentation to the extent that it contains, either initially or by amendment or other modification, any terms, conditions, covenants or defaults other than those which (a) then exist in the Second Lien Credit Agreement and the other Second Lien Loan Documents or (b) could be included in the Second Lien Credit Agreement and the other Second Lien Loan Documents by an amendment or other modification that would not be prohibited by the terms of this Agreement.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase Event” has the meaning set forth in Section 5.7.

“Recovery” has the meaning set forth in Section 6.6.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings, provided that (i) the Borrower and Guarantors shall not be permitted to Refinance First Lien Obligations unless the financing documentation entered into by the Borrower and the Guarantors in connection with any such Refinancing constitutes Permitted Refinancing Documents and (ii) the Borrower and Guarantors shall not be permitted to Refinance the Second Lien Obligations unless the financing documentation entered into by the Borrower and the Guarantors in connection with any such Refinancing constitutes Permitted Refinancing Documents.

“Required Lenders” means with respect to the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable, those First Lien Secured Parties or Second Lien Secured Parties, as applicable, the approval of which is required to approve an amendment or modification of, termination or waiver of any provision of or consent to any departure from the First Lien Credit Agreement or the Second Lien Credit Agreement (or would be required to effect such consent under this Agreement if such consent were treated as an amendment of the First Lien Credit Agreement or the Second Lien Credit Agreement) as applicable.

“Restricted Subsidiary”: any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Second Lien Administrative Agent” has the meaning set forth in the preamble hereof.

“Second Lien Bankruptcy Payment” has the meaning set forth in Section 6.4.

“Second Lien Collateral” means all of the “Collateral” referred to in the Second Lien Collateral Documents and all of the other property that is or is intended under the terms of the Second Lien Collateral Documents to be subject to Liens in favor of the Second Lien Administrative Agent for the benefit of the Second Lien Secured Parties.

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“Second Lien Collateral Documents” means the Security Documents (as defined in the Second Lien Credit Agreement) and each of the other agreements, instruments or documents that creates or perfects, or purports to create or perfect, a Lien in favor of the Second Lien Administrative Agent for the benefit of the Second Lien Secured Parties.

“Second Lien Credit Agreement” means (i) the Initial Second Lien Credit Agreement, (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase, replace, restructure, renew, restate or Refinance (in each case, subject to the limitations set forth herein) in whole or in part the indebtedness and other obligations outstanding under the Second Lien Credit Agreement or other agreement or instrument referred to in this clause (ii), as the same may be amended, renewed, extended, supplemented or otherwise modified from time to time, subject to the limitations set forth herein and only to the extent permitted hereby. Any reference to the Second Lien Credit Agreement hereunder shall be deemed a reference to any Second Lien Credit Agreement then in existence if entered into in compliance with the terms of this Agreement.

“Second Lien Enforcement Date” means the date which is 180 days after the occurrence of (i) an Event of Default (under and as defined in the Second Lien Credit Agreement) and (ii) the First Lien Administrative Agent’s receipt of written notice from the Second Lien Administrative Agent certifying that (x) an Event of Default (under and as defined in the Second Lien Credit Agreement) has occurred and is continuing and (y) the Second Lien Obligations are then due and payable in full under the terms of the Second Lien Credit Agreement; provided that the Second Lien Enforcement Date shall be stayed and thereby deemed not to have occurred (1) at any time that the First Lien Administrative Agent or the First Lien Secured Parties have commenced and are then diligently pursuing any Enforcement Action with respect to a material portion of the Collateral, (2) at any time any Grantor is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding or (3) if the acceleration of the Second Lien Obligations (if any) is rescinded in accordance with the terms of the Second Lien Credit Agreement or the Event of Default (under and as defined in the Second Lien Credit Agreement) has been cured or waived in accordance with the terms of the Second Lien Credit Agreement.

“Second Lien Interest Rate Cap” means, in respect of any Second Lien Obligations, an all-in yield on such Obligations (after giving effect to an amendment, restatement, supplement, modification or Refinancing) not exceeding 13% per annum; provided that, in determining such applicable all-in yield, original issue discount or upfront fees (but exclusive of any arrangement, structuring or other fees payable to any arrangers in connection with any such Obligations that are not shared with all Second Lien Lenders providing such Obligations) (which shall be deemed to constitute a like amount of original issue discount) paid by the Borrower to such Second Lien Lenders in the initial primary syndication thereof shall be included and equated to interest rate (with original issue discount being equated to interest based on an assumed four-year life to maturity).

“Second Lien Lenders” means the “Lenders” under and as defined in the Second Lien Credit Agreement.

“Second Lien Loan Documents” has the meaning ascribed to the term “Loan Documents” in the Second Lien Credit Agreement and any other document or instrument executed or delivered at any time in connection with the Second Lien Credit Agreement, to the extent such are effective at the relevant time, as each may be modified from time to time in accordance with this Agreement.

“Second Lien Obligations” means all Obligations outstanding under (i) the Second Lien Credit Agreement and (ii) the other Second Lien Loan Documents. “Second Lien Obligations” shall

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include (x) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) in accordance with the rate specified in the relevant Second Lien Loan Document and (y) all fees, costs and charges incurred in connection with the Second Lien Loan Documents and provided for thereunder, in each case whether before or after commencement of an Insolvency or Liquidation Proceeding and irrespective of whether any claim for such interest, fees, costs or charges is allowed as a claim in such Insolvency or Liquidation Proceeding. For the avoidance of doubt, “Second Lien Obligations” shall also include all Obligations (as defined in the Second Lien Credit Agreement).

“Second Lien Secured Parties” means, at any relevant time, the holders of Second Lien Obligations at such time, including without limitation the Second Lien Lenders, the Second Lien Administrative Agent and any other agent under the Second Lien Credit Agreement.

“Short Fall” has the meaning set forth in Section 6.4.

“Specified Hedge Agreement” means any Hedge Agreement (a) entered into by (i) the Borrower or any of the Guarantors (excluding Holdings) and (ii) any Hedge Counterparty at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by the Borrower, by notice to the First Lien Administrative Agent, as a Specified Hedge Agreement.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a director’s “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary Guarantors” means each Restricted Subsidiary that is also a wholly-owned Domestic Subsidiary.

“Swingline Lender” has the meaning ascribed to such term in the First Lien Credit Agreement.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code of the State of New York (as in effect on the date hereof).

“Unrestricted Subsidiary” has the meaning ascribed to such term in the Initial First Lien Credit Agreement.

1.2                               Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, restated, replaced, renewed, extended, supplemented or otherwise modified from time to time, (b) any reference herein to

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any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to sections shall be construed to refer to Sections of this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, and (g) references to Sections or clauses shall refer to those portions of this Agreement and any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs.

SECTION 2. LIEN PRIORITIES.

2.1          Relative Priorities. Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any applicable law or the Second Lien Loan Documents, the Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties, hereby agrees that: (a) any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of the First Lien Administrative Agent or any First Lien Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any of the Second Lien Obligations and (b) any Lien on the Collateral now or hereafter held by or on behalf of the Second Lien Administrative Agent, any Second Lien Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations.

2.2          Failure To Perfect. All Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, notwithstanding any failure of the First Lien Administrative Agent or the First Lien Secured Parties to adequately perfect its security interests in the Collateral, the subordination of any Lien on the Collateral securing any First Lien Obligations to any Lien securing any other obligation of any Grantor, or the avoidance, invalidation or lapse of any Lien on the Collateral securing any First Lien Obligations.

2.3          Nature of First Lien Obligations. The Second Lien Administrative Agent, for itself and on behalf of the other Second Lien Secured Parties, acknowledges that, subject to the limitations on the aggregate principal amount of First Lien Obligations set forth in the definition of “First Lien Obligations” and Section 5.3, (a) a portion of First Lien Obligations are revolving in nature, (b) the amount of such revolving First Lien Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (c) the terms of the First Lien Obligations may be modified, extended or amended from time to time and (d) the aggregate amount of the First Lien Obligations may be increased or Refinanced (in accordance with the terms hereof and the First Lien Loan Documents), in either event, without notice to or consent by the Second Lien Secured Parties and without affecting the provisions hereof. Subject to the limitations on the aggregate principal amount of First Lien Obligations set forth in the definition of “First Lien Obligations” and Section 5.3, the lien priorities provided in Sections 2.1 and 2.2 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or Refinancing of either First Lien Obligations or the Second Lien Obligations, or any portion thereof.

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2.4          Prohibition on Contesting Liens. Each of the Second Lien Administrative Agent, for itself and on behalf of each Second Lien Secured Party, and the First Lien Administrative Agent, for itself and on behalf of each First Lien Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in the First Lien Collateral or by or on behalf of any of the Second Lien Secured Parties in the Second Lien Collateral, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Administrative Agent or any First Lien Secured Party to enforce this Agreement, including the priority of the Liens securing First Lien Obligations, as provided in Sections 2.1 and 3.1.

2.5          No New Liens.

(a)           Limitation on other Collateral for First Lien Secured Parties. So long as any Second Lien Obligations remain outstanding, and subject to Section 6, the First Lien Administrative Agent agrees that neither the First Lien Administrative Agent nor any First Lien Secured Party shall acquire or hold any Lien on any assets of any Grantor securing any First Lien Obligations which assets are not also subject to the Lien of the Second Lien Administrative Agent under the Second Lien Collateral Documents; provided, however, notwithstanding the foregoing, the refusal of the Second Lien Administrative Agent or the Second Lien Secured Parties to accept a Lien on any assets of any Grantor shall not prohibit the taking of a Lien on such assets by the First Lien Administrative Agent or the First Lien Secured Parties. If the First Lien Administrative Agent or any First Lien Secured Party shall (nonetheless and in breach hereof) acquire any Lien on any assets of any Grantor or any of their respective Subsidiaries securing any First Lien Obligations which assets are not also subject to the Lien of the Second Lien Administrative Agent under the Second Lien Collateral Documents, then the First Lien Administrative Agent (or the relevant First Lien Secured Party), shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any other First Lien Document (x) hold and be deemed to have held such Lien and security interest for the benefit of the Second Lien Administrative Agent as security for the Second Lien Obligations subject to the priorities set forth herein, with any amounts received in respect thereof subject to distribution and turnover under Section 4 or (y) release such Lien.

(b)           Limitation on other Collateral for Second Lien Secured Parties. Until the date upon which the Discharge of First Lien Obligations shall have occurred, the Second Lien Administrative Agent agrees that, after the date hereof, neither the Second Lien Administrative Agent nor any Second Lien Secured Party shall acquire or hold any Lien on any assets of the Borrower, any Guarantor or any of their respective Subsidiaries securing any Second Lien Obligations which assets are not also subject to the Lien of the First Lien Administrative Agent under the First Lien Collateral Documents; provided, however, notwithstanding the foregoing, the refusal of the First Lien Administrative Agent or the First Lien Secured Parties to accept a Lien on any assets of any Grantor shall not prohibit the taking of a Lien on such assets by the Second Lien Administrative Agent or the Second Lien Secured Parties. If the Second Lien Administrative Agent or any Second Lien Secured Party shall (nonetheless and in breach hereof) acquire any Lien on any assets of any Grantor or any of their respective Subsidiaries securing any Second Lien Obligations which assets are not also subject to the Lien of the First Lien Administrative Agent under the First Lien Collateral Documents, then the Second Lien Administrative Agent (or the relevant Second Lien Secured Party), shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any other Second Lien Document (x) hold and be deemed to have held such Lien and security interest for the benefit of the First Lien Administrative Agent as security for the First Lien Obligations subject to the priorities set forth herein or (y) release such Lien.

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2.6          Similar Liens and Agreements. The parties hereto agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical. In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement:

(a)           upon request by either of the First Lien Administrative Agent or the Second Lien Administrative Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Loan Documents and the Second Lien Loan Documents; and

(b)           that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral and guarantees for First Lien Obligations and the Second Lien Obligations shall be in all material respects the same forms of documents other than with respect to the senior and subordinate nature of the security interests in the Collateral securing the respective First Lien Obligations and Second Lien Obligations thereunder.

SECTION 3. ENFORCEMENT

3.1          Exercise of Remedies.

(a)           So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Borrower or any other Grantor:

(i)            the Second Lien Administrative Agent and the Second Lien Secured Parties:

(A)          from the date hereof until the occurrence of the Second Lien Enforcement Date, will not take any Enforcement Action with respect to any Lien held by it under the Second Lien Collateral Documents or any other Second Lien Loan Document or otherwise;

(B)          will not contest, protest or object to, or otherwise interfere with, hinder, or delay, any Enforcement Action by the First Lien Administrative Agent or any First Lien Secured Party, provided that the respective interests of the Second Lien Secured Parties attach to the proceeds thereof, subject to the relative priorities described in Section 2 and Section 4; and

(C)          subject to the rights of the Second Lien Administrative Agent under clause (i)(A) above, will not contest, protest or object to the forbearance by the First Lien Administrative Agent or the First Lien Secured Parties from bringing or pursuing any Enforcement Action;

(ii)           subject to Section 5.1, the First Lien Administrative Agent and the First Lien Secured Parties shall have the exclusive right to commence and, if applicable, maintain an Enforcement Action and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second Lien Administrative Agent or any Second Lien Secured Party;

provided that:

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(A)          in any Insolvency or Liquidation Proceeding commenced by or against any Borrower or any other Grantor, the Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties, may file claims or statements of interest with respect to all or any portion of the Second Lien Obligations,

(B)          the Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties, agrees that it will not retain any Collateral or any proceeds of Collateral in connection with any Enforcement Action against any Collateral, and that any Collateral or proceeds taken or received by it in connection with any Enforcement Action will be applied in accordance with Section 4.2 unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Section 6.8;

(C)          the Second Lien Administrative Agent and Second Lien Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Administrative Agent or Second Lien Secured Parties, including without limitation any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(D)          in any Insolvency or Liquidation Proceeding, the Second Lien Administrative Agent and Second Lien Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either Bankruptcy Law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement;

(E)           in any Insolvency or Liquidation Proceeding, the Second Lien Administrative Agent and Second Lien Secured Parties shall be entitled to vote on any plan of reorganization; and

(F)           the Second Lien Administrative Agent or any Second Lien Secured Party may exercise any of its rights or remedies with respect to the Collateral upon the occurrence and during the effective continuation of the Second Lien Enforcement Date subject to the terms of this Agreement.

In exercising rights and remedies with respect to the Collateral, the First Lien Administrative Agent and the First Lien Secured Parties may enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by the First Lien Administrative Agent and the First Lien Secured Parties to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b)           The Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with any Enforcement Action with respect to any Collateral, and that any Collateral or such proceeds taken or received by it will be paid over to the First Lien Administrative Agent pursuant to Section 4.2, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Section 6.8. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Section 3.1(a)(ii), the sole right of the Second Lien Administrative Agent and the Second Lien Secured Parties with respect to the Collateral

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is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred in accordance with the terms of the Second Lien Loan Documents and applicable law.

(c)           Subject to the proviso to clauses (i) and (ii) of Section 3.1(a), the Second Lien Administrative Agent, for itself and on behalf of the Second Lien Secured Parties, agrees that (i) the Second Lien Administrative Agent and the Second Lien Secured Parties will not take any action that would hinder, delay or impede any exercise of remedies by the First Lien Administrative Agent or any First Lien Secured Party under the First Lien Loan Documents, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise, and (ii) the Second Lien Administrative Agent, for itself and on behalf of the Second Lien Secured Parties, hereby waives any and all rights it or the Second Lien Secured Parties may have as a junior lien creditor with respect to the First Lien Collateral to object to the manner or order in which the First Lien Administrative Agent or the First Lien Secured Parties seek to enforce or collect the First Lien Obligations or the Liens granted in any of the First Lien Collateral.

(d)           The Second Lien Administrative Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Collateral Documents or any other Second Lien Loan Document shall be deemed to restrict in any way the rights and remedies of the First Lien Administrative Agent or the First Lien Secured Parties with respect to the Collateral as set forth in this Agreement and the First Lien Loan Documents.

3.2          Actions Upon Breach. If any Second Lien Secured Party, contrary to this Agreement, commences or participates in any Enforcement Action against the Collateral, the First Lien Administrative Agent may intervene and may interpose in the name of the First Lien Secured Parties or in the name of any Borrower or such Grantor the making of this Agreement as a defense or dilatory plea.

SECTION 4. PAYMENTS.

4.1          Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, any proceeds of Collateral received in connection with the sale or other disposition of such Collateral, or collection on such Collateral upon the exercise of remedies, shall be applied by the First Lien Administrative Agent to payment or cash collateralization of the First Lien Obligations as is specified in the relevant First Lien Documents. Upon the Discharge of First Lien Obligations, the First Lien Administrative Agent shall deliver any proceeds of Collateral held or received by it either (i) to the Second Lien Administrative Agent in the same form as received, with any necessary endorsements, to be applied by the Second Lien Administrative Agent to the Second Lien Obligations in such order as specified in the Second Lien Collateral Documents or (ii) as a court of competent jurisdiction may otherwise direct.

4.2          Payment Turnover. So long as the Discharge of First Lien Obligations has not occurred and except as specifically permitted by Section 4.3, any Collateral or proceeds thereof (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.5(b)) received by the Second Lien Administrative Agent or any Second Lien Secured Parties in connection with the exercise of any right or remedy (including set-off or recoupment) in respect of the Collateral shall be segregated and held in trust and forthwith paid over to the First Lien Administrative Agent for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First Lien Administrative Agent is hereby authorized to make any such endorsements as agent for the Second Lien Administrative Agent or any such Second Lien

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Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

4.3          Permitted Mandatory Prepayments of Second Lien Obligations. Notwithstanding the foregoing provisions of this Section 4, mandatory prepayments required under Section 2.12 of the Initial Second Lien Credit Agreement (or any corresponding section of any Second Lien Credit Agreement) may be made and applied to the Second Lien Obligations (i) if the payment to the Second Lien Secured Parties is permitted by the First Lien Credit Agreement or (ii) at all times following the Discharge of First Lien Obligations.

SECTION 5. OTHER AGREEMENTS.

5.1          Releases.

(a)           If, in connection with:

(i)            an Enforcement Action by the First Lien Administrative Agent; or

(ii)           any Asset Sale or Disposition (as each term is defined in the First Lien Credit Agreement), or any other sale, lease, exchange, transfer or other disposition of any Collateral permitted under the terms of the First Lien Loan Documents other than an Enforcement Action (whether or not an Event of Default thereunder, and as defined therein, has occurred and is continuing) (a “Disposition”); or

(iii)          any release of Liens on the assets of any Grantor when the Lien on all of the Capital Stock in such Grantor is being released pursuant to any other provision of this Section 5.1(a);

the First Lien Administrative Agent, for itself or on behalf of any of the First Lien Secured Parties, releases any of its Liens on any part of the Collateral, or releases any Grantor from its obligations under its guaranty of the First Lien Obligations, in each case other than in connection with the Discharge of First Lien Obligations, then the Liens, if any, of the Second Lien Administrative Agent, for itself or for the benefit of the Second Lien Secured Parties, on such Collateral, and the obligations of such Grantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released (the “Second Lien Release”) and the Second Lien Administrative Agent, for itself or on behalf of any such Second Lien Secured Parties, promptly shall execute and deliver to the First Lien Administrative Agent or such Grantor such termination statements, releases and other documents as the First Lien Administrative Agent or such Grantor may reasonably request to effectively confirm such release; provided, however, that the Second Lien Release shall not occur without the consent of the Second Lien Administrative Agent (x) in the case of an Enforcement Action, as to any Collateral the net proceeds of the disposition of which will not be applied to repay (and, to the extent applicable, to reduce permanently commitments with respect to) the First Lien Obligations or (y) in the case of a Disposition, if the Disposition is prohibited by any provision of the Second Lien Credit Agreement.

(b)           Until the Discharge of First Lien Obligations occurs, the Second Lien Administrative Agent, for itself and on behalf of the Second Lien Secured Parties, hereby irrevocably constitutes and appoints the First Lien Administrative Agent and any officer or agent of the First Lien Administrative Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Lien Administrative Agent or such holder or in the First Lien Administrative Agent’s own name, from time to time in the First Lien Administrative Agent’s discretion, for the limited purpose of carrying out the terms of this Section 5.1, to

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take any and all reasonable and appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

(c)           Until the Discharge of First Lien Obligations occurs, to the extent that the First Lien Administrative Agent for itself and on behalf of the First Lien Secured Parties (i) has released any Lien on Collateral or any Grantor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtains any new Liens or additional guaranties from Grantors, then the Second Lien Administrative Agent for itself and on behalf of the Second Lien Secured Parties shall be granted a Lien on any such Collateral and an additional guaranty, as the case may be, subject to the priorities set forth in Section 2.

5.2          Insurance. Until the date upon which the Discharge of First Lien Obligations shall have occurred, as between the First Lien Administrative Agent and the First Lien Secured Parties, on the one hand, and the Second Lien Administrative Agent and the Second Lien Secured Parties on the other, the First Lien Administrative Agent and the First Lien Secured Parties shall have the sole and exclusive right (a) to adjust or settle any insurance policy or claim covering any Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting any Collateral, in each case in accordance with the terms of the First Lien Credit Agreement. Until the date upon which the Discharge of First Lien Obligations shall have occurred, all proceeds of any such policy and any such award in respect of any Collateral that are payable to the First Lien Administrative Agent and the Second Lien Administrative Agent shall be paid to the First Lien Administrative Agent for the benefit of the First Lien Secured Parties to the extent required under the First Lien Loan Documents and thereafter to the Second Lien Administrative Agent for the benefit of the Second Lien Secured Parties to the extent required under the applicable Second Lien Loan Documents and then to the owner of the subject property or as a court of competent jurisdiction may otherwise direct. If the Second Lien Administrative Agent or any Second Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the First Lien Administrative Agent in accordance with the terms of Section 4.2.

5.3          Amendments to First Lien Loan Documents and Second Lien Loan Documents.

(a)           The First Lien Loan Documents may be amended, restated, replaced, renewed, extended, supplemented or otherwise modified from time to time in accordance with their terms and the First Lien Credit Agreement may be replaced or Refinanced, in each case without the consent of the Second Lien Administrative Agent or the Second Lien Secured Parties; provided, however, that (x) the holders of such Refinancing debt bind themselves in writing to the terms of this Agreement and (y) any such amendment, supplement, modification or Refinancing shall not: (i) provide for a principal amount of, without duplication, term loans, revolving loan commitments and letters of credit, bonds, debentures, notes or similar instruments (but excluding Hedging Obligations and Cash Management Obligations) in the aggregate in excess of the Maximum First Lien Indebtedness Amount; (ii) increase the interest rate or yield provisions applicable to the First Lien Obligations (including by the establishment of any incremental loans or notes or pursuant to any Refinancing) to an amount that would exceed the First Lien Interest Rate Cap (excluding increases (A) resulting from increases in the underlying reference rate not caused by any amendment, supplement, modification or Refinancing of the First Lien Credit Agreement, (B) resulting from the application of the pricing grid set forth in the definition of “Applicable Margin” in the Initial First Lien Credit Agreement as in effect on the date hereof or (C) resulting from the accrual of interest during the continuance of an Event of Default, or if amounts owed under the Initial First Lien Credit Agreement are overdue, as more further provided in Section 2.15(c) of the Initial First Lien Credit Agreement, as in effect on the date hereof); or (iii) extend the scheduled final Maturity Date (as defined in

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the First Lien Credit Agreement) or the date of any scheduled amortization payment beyond the scheduled final maturity date of the Second Lien Credit Agreement.

(b)           Until the Discharge of First Lien Obligations occurs, the Second Lien Loan Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms and the Second Lien Credit Agreement may be replaced or Refinanced in each case, without the consent of the First Lien Administrative Agent or the First Lien Secured Parties provided, however, that the holders of such Refinancing debt bind themselves in writing to the terms of this Agreement and any such amendment, restatement, supplement, modification or Refinancing shall not: (i) provide for a principal amount of the Second Lien Obligations in excess of the amounts permitted under the First Lien Loan Documents as of the date hereof; (ii) increase the interest rate or yield provisions applicable to the Second Lien Obligations to an all-in yield that would exceed the Second Lien Interest Rate Cap for the highest rate available or in effect on the date hereof (excluding increases (A) resulting from increases in the underlying reference rate not caused by any amendment, supplement, modification or Refinancing of the Second Lien Credit Agreement or (B) resulting from the accrual of interest during the continuance of an Event of Default, or if amounts owed under the Initial Second Lien Credit Agreement are overdue, as more further provided in Section 2.15(c) of the Initial Second Lien Credit Agreement, as in effect on the date hereof); (iii) change to earlier dates the dates upon which payments of principal or interest on the Second Lien Obligations are due; (iv) change any covenants, defaults or events of default (including the addition of defaults or events of default not contained in the Second Lien Loan Documents as of the date hereof) in any manner that makes them more restrictive, in any material respect, as to any Grantor except to make conforming changes to match changes made to the First Lien Loan Documents so as to preserve, in connection with any amendments to the First Lien Loan Documents, on substantially similar economic terms, the differential (if any) that exists on the date hereof between such covenants, defaults or events of defaults in the First Lien Loan Documents and such covenants, defaults or events of default in the Second Lien Loan Documents; (v) change any mandatory or voluntary prepayment provisions of the Second Lien Obligations if the effect of such change is to require any new payment or accelerate the payment date of any existing payment obligation (other than as a result of a change in the Maturity Date (as defined in the Second Lien Credit Agreement) or other dates as permitted by part (iv) of this clause (b)); or (vi) (A) change or amend any other term of the Second Lien Loan Documents if such change or amendment would result in a default under the First Lien Credit Agreement or (B) other than as permitted by part (iv) of this clause (b), increase the obligations of any Grantor or confer additional material rights on any Second Lien Secured Party in a manner adverse in any material respect to any of the First Lien Secured Parties.

(c)           Notwithstanding the foregoing clauses (a) and (b) of this Section 5.3, (i) until the date upon which the Discharge of First Lien Obligations shall have occurred, without the prior written consent of the First Lien Administrative Agent, no Second Lien Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Lien Credit Agreement or Second Lien Collateral Document, would contravene any of the terms of this Agreement and (ii) without the prior written consent of the Second Lien Administrative Agent, no First Lien Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new First Lien Credit Agreement or First Lien Collateral Document, would contravene any of the terms of this Agreement.

(d)           The Second Lien Administrative Agent agrees that each Second Lien Collateral Document shall include the following language:

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any

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right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of April [ ], 2012 as the same may be amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time (the “Intercreditor Agreement”) among Barclays Bank PLC, as First Lien Administrative Agent, and Barclays Bank PLC, as Second Lien Administrative Agent and the Grantors (as defined therein) from time to time party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.”

In addition, the Second Lien Administrative Agent agrees that each Second Lien Collateral Document under which any Lien on real property owned by any Grantor is granted to secure the Second Lien Obligations covering any Collateral shall contain such other language as the First Lien Administrative Agent may reasonably request to reflect the priority of the First Lien Collateral Document covering such Collateral over such Second Lien Collateral Document.

(e)           Notwithstanding the foregoing clauses (a) and (b) of this Section 5.3, until the date upon which the Discharge of First Lien Obligations shall have occurred, in the event the First Lien Administrative Agent or the First Lien Secured Parties enter into any written amendment, waiver or consent in respect of any of the First Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of any First Lien Collateral Document or changing in any manner the rights of the First Lien Administrative Agent, the First Lien Secured Parties or the Grantors thereunder, then such amendment, waiver or consent shall automatically apply in a comparable manner to any comparable provision of the Second Lien Collateral Documents without the consent of the Second Lien Administrative Agent or the Second Lien Secured Parties and without any action by the Second Lien Administrative Agent or any Grantor; provided, however, (A) that no such amendment, waiver or consent shall be effective to (i) release any Lien of the Second Lien Collateral Documents, (ii) remove assets subject to the Lien of the Second Lien Collateral Documents, (iii) adversely affect the perfection or priority of any such Lien, (iv) reduce the principal of, or interest or other amounts payable on, any amount payable under the Second Lien Credit Agreement or any Second Lien Loan Document, (v) postpone any date fixed for any payment of principal of, or interest or other amounts payable on, any amounts payable under the Second Lien Credit Agreement or any Second Lien Loan Document, (vi) or permit any Liens on the Collateral not permitted under the Second Lien Loan Documents or Section 6 or (vii) impose duties on the Second Lien Administrative Agent without its consent, except, in the cases of clauses (i), (ii) and (iii), to the extent that a release of, or adverse effect on the perfection or priority of, such Lien is permitted by Section 5.1 or Section 6 and (B) notice of such amendment, waiver or consent shall have been given to the Second Lien Administrative Agent no later than 10 days after its effectiveness; provided that the failure to give such notice shall not affect the effectiveness or validity thereof; and provided further that this paragraph is intended solely to set forth provisions by which the Second Lien Collateral Documents shall be automatically affected by amendments, waivers and consents given by the First Lien Administrative Agent and First Lien Secured Parties under the First Lien Credit Agreement and the First Lien Collateral Documents and is not intended to impose any liability on the First Lien Administrative Agent or First Lien Secured Parties.

5.4          Rights As Unsecured Creditors. Except as otherwise expressly set forth in Section 2.4, or Section 3.1, the Second Lien Administrative Agent and the Second Lien Secured Parties may exercise rights and remedies available to unsecured creditors against any Grantor in accordance with the terms of the Second Lien Loan Documents and applicable law. Except as otherwise set forth in Section 2.1 and Section 4, nothing in this Agreement shall prohibit the receipt by the Second Lien Administrative Agent or any Second Lien Secured Parties of the required payments of interest and principal so long as such receipt is not the direct or indirect result of an Enforcement Action by the Second Lien Administrative Agent or any Second Lien Secured Parties against the Collateral or the

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exercise of rights or remedies as a secured creditor (including set-off or recoupment) or enforcement of any Lien held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Administrative Agent or the First Lien Secured Parties may have with respect to the Collateral. In the event that any Second Lien Secured Party becomes a judgment Lien creditor as a result of its enforcement of its rights as an unsecured creditor, such judgment Lien shall be subject to the terms of this Agreement for all purposes to the same extent as all other Liens securing the Second Lien Obligations subject to this Agreement.

5.5          Bailee for Perfection.

(a)           The First Lien Administrative Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees), to the extent that possession thereof is taken to perfect a Lien thereon under the Uniform Commercial Code (such Collateral being the “Pledged Collateral”) for the benefit of and on behalf of the First Lien Secured Parties, the Second Lien Administrative Agent and the Second Lien Secured Parties and any assignee solely for the purpose of perfecting the security interest granted under the First Lien Collateral Documents and the Second Lien Collateral Documents, subject to the terms and conditions of this Section 5.5.

(b)           Subject to the terms of this Agreement, until the Discharge of First Lien Obligations has occurred, the First Lien Administrative Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First Lien Loan Documents as if the Liens of the Second Lien Administrative Agent under the Second Lien Collateral Documents did not exist. The rights of the Second Lien Administrative Agent shall at all times be subject to the terms of this Agreement and to the First Lien Administrative Agent’s rights under the First Lien Loan Documents.

(c)           The First Lien Administrative Agent shall have no obligation whatsoever to the First Lien Secured Parties and the Second Lien Administrative Agent or any Second Lien Secured Party to ensure that the Pledged Collateral is genuine or owned by any of the Credit Parties or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Lien Administrative Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral for the benefit of and on behalf of the First Lien Secured Parties and the Second Lien Administrative Agent and any permitted assignee in accordance with this Section 5.5.

(d)           The First Lien Administrative Agent acting pursuant to this Section 5.5 shall not have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document or theory a fiduciary relationship in respect of the First Lien Secured Parties, the Second Lien Administrative Agent or any Second Lien Secured Party.

(e)           Upon the Discharge of First Lien Obligations under the First Lien Loan Documents to which the First Lien Administrative Agent is a party, the First Lien Administrative Agent shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, (i) to the Second Lien Administrative Agent if Second Lien Obligations remain outstanding, and (ii) to the Borrower (or the applicable pledgor) if no First Lien Obligations or Second Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged Collateral). The First Lien Administrative Agent further agrees to take all other action reasonably requested by such Person in connection with such Person obtaining a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct. Notwithstanding (x) the “first in time” filing of the First Lien Administrative Agent’s Liens upon the Pledged Collateral and (y) anything in Section 7.3 to the contrary, after the Discharge of First Lien Obligations, the First Lien Administrative Agent agrees that the Second Lien Administrative Agent’s Liens upon the Pledged Collateral shall rank pari passu with the

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First Lien Administrative Agent’s Liens on the Pledged Collateral to the extent the First Lien Administrative Agent’s Liens remain in effect to secure any First Lien Obligations (such as Specified Hedge Agreements) still in effect after the Discharge of First Lien Obligations. After the Discharge of First Lien Obligations, subject to Section 5.6, any remaining First Lien Obligations (such as Specified Hedge Agreements) shall not be entitled to any benefits under this Agreement other than the right to be secured on a pari passu basis with the Second Lien Obligations on terms no more disadvantageous than those of any other Second Lien Obligations.

5.6          When Discharge of First Lien Obligations Deemed To Not Have Occurred. If in connection with the Discharge of First Lien Obligations, any Borrower enters into any replacement or Refinancing of any First Lien Loan Document evidencing a First Lien Obligation which replacement or Refinancing is permitted hereby and by the terms of the First Lien Loan Documents and the Second Lien Loan Documents, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, and the obligations under such replacement or Refinancing (and related documents) shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the First Lien Administrative Agent under such First Lien Loan Documents shall be a First Lien Administrative Agent for all purposes of this Agreement. Upon receipt of a notice stating that the Borrower has entered into a new First Lien Loan Document, which notice shall include the identity of the new administrative agent (such agent, the “New Agent”), the Second Lien Administrative Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrower or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. If the new First Lien Obligations under the new First Lien Loan Documents are secured by assets of the Grantors of the type constituting Collateral that do not also secure the Second Lien Obligations, then the Second Lien Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Second Lien Collateral Documents; provided, however, notwithstanding the above, that the refusal of the Second Lien Administrative Agent or the Second Lien Secured Parties to accept a Lien on any assets of any Grantor shall not prohibit the taking of a Lien on such assets by the First Lien Administrative Agent or the First Lien Secured Parties.

5.7          Option To Purchase First Lien Debt. Without prejudice to the enforcement of the First Lien Secured Parties’ remedies, the First Lien Secured Parties agree that at any time following the first to occur of (a) acceleration of the First Lien Obligations in accordance with the terms of the First Lien Credit Agreement, (b) a payment default under the First Lien Credit Agreement that has not been cured or waived by the First Lien Secured Parties within 60 days of the occurrence thereof or (c) the commencement of an Insolvency or Liquidation Proceeding (the “Purchase Event”), one or more of the Second Lien Secured Parties may request, within 30 Business Days after the Purchase Event, and the First Lien Secured Parties hereby offer the Second Lien Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding First Lien Obligations outstanding at the time of purchase at par, plus accrued and unpaid interest (including any applicable premium) without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the First Lien Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within 30 Business Days after the request. If one or more of the Second Lien Secured Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the First Lien Administrative Agent and the Second Lien Administrative Agent. If none of the Second Lien Secured Parties exercise such right within 30 Business Days after the Purchase Event, the First Lien Secured Parties shall have no further obligations pursuant to this Section 5.7 for such Purchase Event and may take any further actions in their sole discretion in accordance with the First Lien Credit Documents and this Agreement.

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SECTION 6. INSOLVENCY OR LIQUIDATION PROCEEDINGS.

6.1          Use of Cash Collateral and Financing Issues. Until the Discharge of First Lien Obligations has occurred, if any Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Administrative Agent shall desire to permit the use of cash collateral on which the First Lien Administrative Agent or any other creditor has a Lien or to permit any Borrower or any other Grantor to obtain financing, from one or more of the First Lien Secured Parties under Section 363 or Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (each, a “DIP Financing”), then, so long as the maximum principal amount of Indebtedness that may be outstanding from time to time in connection with such DIP Financing, together with the principal amount of First Lien Obligations outstanding at such time (after giving effect to the application of the proceeds of any DIP Financing to refinance all or any portion of the First Lien Obligations) shall not exceed the Maximum First Lien Indebtedness Amount plus $75,000,000 then the Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties, (A) agrees that it will raise no objection to, or otherwise contest or interfere with, such use of cash collateral or DIP Financing on the grounds of adequate protection nor support any other Person objecting to, or otherwise contest or interfere with, such sale, use, or lease of cash collateral or DIP Financing and will not request any form of adequate protection or any other relief in connection therewith (except as agreed by the First Lien Administrative Agent or to the extent expressly permitted by Section 6.4) and, to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, the Second Lien Administrative Agent will subordinate its Liens in the Collateral to (x) the Liens securing such DIP Financing (and all Obligations relating thereto), (y) any adequate protection Liens provided to the First Lien Secured Parties and (z) any “carve-out” for professional and United States Trustee fees agreed to by the First Lien Administrative Agent; and (B) agrees that notice received two calendar days prior to the entry of an order approving such usage of cash collateral or approving such DIP Financing shall be adequate notice provided that the foregoing shall not prohibit the Second Lien Administrative Agent or the Second Lien Secured Parties from objecting solely to any provisions in any DIP Financing relating to, describing or requiring any provision or content of a plan of reorganization other than any provisions requiring that the DIP Financing be paid in full in cash. Nothing set forth in this Agreement shall restrict the Second Lien Secured Parties from proposing debtor in possession financing, or the First Lien Secured Parties from objecting thereto on any grounds.

6.2          Sale Issues. The Second Lien Agent, on behalf of itself and the Second Lien Secured Parties, agrees that it will raise no objection to or otherwise contest or oppose a sale or other disposition of any Collateral (and any post-petition assets subject to adequate protection Liens in favor of the First Lien Administrative Agent) free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the Required Lenders under the First Lien Credit Agreement have consented to such sale or disposition of such assets so long as the interests of the Second Lien Secured Parties in the Collateral (and any post-petition assets subject to adequate protection liens, if any, in favor of the Second Lien Administrative Agent) attach to the proceeds thereof, subject to the terms of this Agreement. If requested by the First Lien Administrative Agent in connection therewith, the Second Lien Administrative Agent shall affirmatively consent to the release of its Liens (on the terms set forth above) in connection with such a sale or disposition.

6.3          Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, the Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties, agrees that none of them shall (i) seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the First Lien Administrative Agent or (ii) oppose any request by the First Lien Administrative Agent or any First Lien Secured Party to seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral.

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6.4          Adequate Protection.

(a)           The Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties, agrees that none of them shall contest or object to (or support any other person contesting or objecting to) (i) any request by the First Lien Administrative Agent or the First Lien Secured Parties for adequate protection or (ii) any objection by the First Lien Administrative Agent or the First Lien Secured Parties to any motion, relief, action or proceeding based on the First Lien Administrative Agent or the First Lien Secured Parties claiming a lack of adequate protection. In any Insolvency or Liquidation Proceeding, the Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties, may seek adequate protection in respect of the Second Lien Obligations, subject to the provisions of this Agreement, only if (A) the First Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral including replacement liens on post-petition collateral, and (B) such additional protection requested by the Second Lien Administrative Agent is in the form of a Lien on such additional collateral, which Lien, if granted, will be subordinated to the adequate protection Liens securing the First Lien Obligations and the Liens securing any DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the Liens securing the First Lien Obligations under this Agreement and the Liens securing any such DIP Financing. In the event the Second Lien Administrative Agent, on behalf of itself or any of the Second Lien Secured Parties, seeks or requests adequate protection in respect of Second Lien Obligations and such adequate protection is granted in the form of additional collateral, then the Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties, agrees that as a condition to the Second Lien Administrative Agent’s receipt of such Lien, the First Lien Administrative Agent also shall be granted a Lien on such additional collateral as security for the First Lien Obligations and for any DIP Financing and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Liens on such collateral securing the First Lien Obligations and any DIP Financing (and all Obligations relating thereto) and to any other Liens granted to the First Lien Secured Parties as adequate protection on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the Liens securing the First Lien Obligations under this Agreement and the Liens securing any DIP Financing. If the First Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of current payments of interest in cash in connection with any DIP Financing, then, subject to a determination by the court that the First Lien Obligations are fully secured on the petition date, the Second Lien Administrative Agent, on behalf of itself or any of the Second Lien Secured Parties, may seek or request adequate protection in the same form and on the same basis as the First Lien Secured Parties. If the Second Lien Secured Parties receive any post-petition interest, fees or expenses or adequate protection payments in an Insolvency or Liquidation Proceeding (“Second Lien Bankruptcy Payments”) prior to the Discharge of First Lien Obligations, such payments shall be held in trust for the benefit of the First Lien Secured Parties. Upon the effectiveness of the plan of reorganization for, or the conclusion of, that Insolvency or Liquidation Proceeding and subject to the provisions of this Agreement, the Second Lien Secured Parties shall pay over to the First Lien Administrative Agent on a pro rata basis an amount (the “Pay-Over Amount”) equal to the lesser of (i) the Second Lien Bankruptcy Payments and (ii) the amount of the short-fall in an amount required for the Discharge of First Lien Obligations (the “Short Fall”); provided that to the extent any portion of the Short Fall represents payments received by the First Lien Secured Parties in the form of promissory notes, equity or other property, pro rata, equal in value to the cash paid in respect of the Pay-Over Amount (which do not constitute Discharge of First Lien Obligations), the First Lien Secured Parties shall transfer (without recourse and without representation or warranty) those promissory notes, equity or other property, pro rata, equal in value to the cash paid in respect of the Pay-Over Amount to the Second Lien Secured Parties in exchange for the Pay-Over Amount. The First Lien Secured Parties may oppose any motion by the Second Lien Secured Parties permitted by the foregoing Section 6.4.

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(b)           Similarly, if the First Lien Secured Parties (or any subject thereof) are granted adequate protection in the form of a superpriority claim, then the Second Lien Administrative Agent, on behalf of itself or any of the Second Lien Secured Parties, may seek or request a superpriority claim, which superpriority claim will be junior in all respects to the superpriority claim granted to the First Lien Administrative Agent and the First Lien Secured Parties, and, in the event that the Second Lien Administrative Agent, on behalf of itself or any of the Second Lien Secured Parties, seeks or requests adequate protection in respect of Second Lien Obligations and such adequate protection is granted in the form of a superpriority claim, then the Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties, agrees that the First Lien Administrative Agent and the providers of any DIP Financing also shall be granted a superpriority claim, which superpriority claim will be senior in all respects to the superpriority claim granted to the Second Lien Administrative Agent and the Second Lien Secured Parties; provided, however, that the Second Lien Administrative Agent shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the Second Lien Secured Parties, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims.

6.5          No Waiver. Nothing contained herein shall prohibit or in any way limit the First Lien Administrative Agent or any First Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second Lien Administrative Agent or any of the Second Lien Secured Parties, including the seeking by the Second Lien Administrative Agent or any Second Lien Secured Parties of adequate protection or the asserting by the Second Lien Administrative Agent or any Second Lien Secured Parties of any of its rights and remedies under the Second Lien Loan Documents or otherwise; provided, however, that this Section 6.5 shall not limit the rights of the Second Lien Secured Parties under the proviso to Section 3.1(a)(ii) or under Section 5.4, Section 6.4 or Section 6.9.

6.6          Avoidance Issues. If any First Lien Secured Party is required in any Insolvency or Liquidation Proceeding, or otherwise, to turn over or otherwise pay to the estate of any Borrower or any other Grantor any amount in respect of a First Lien Obligation (such payment, a “Recovery”), then such First Lien Secured Parties shall be entitled to a reinstatement of First Lien Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Collateral or proceeds thereof received by the Second Lien Administrative Agent or any Second Lien Secured Party after a Discharge of First Lien Obligations and prior to the reinstatement of such First Lien Obligations shall be delivered to the First Lien Administrative Agent upon such reinstatement in accordance with Section 4.2.

6.7          Separate Grants of Security and Separate Classification. Each of the Grantors, the First Lien Secured Parties and the Second Lien Secured Parties acknowledges and agrees that (i) the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held, by a court of competent jurisdiction in an Insolvency or Liquidation Proceeding, that the claims of the First Lien Secured Parties and Second Lien Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the First Lien Secured Parties shall be entitled to receive, in addition to

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amounts distributed to them from, or in respect of, the Collateral in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, costs and other charges, irrespective of whether a claim for such amounts is allowed or allowable in such Insolvency or Liquidation Proceeding, until the occurrence of the Discharge of First Lien Obligations, before any distribution from, or in respect of, any Collateral is made in respect of the claims held by the Second Lien Secured Parties), with the Second Lien Secured Parties hereby acknowledging and agreeing to turn over to the First Lien Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties.

6.8                               Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.9                               Post-Petition Claims.

(a)                                 Neither the Second Lien Administrative Agent nor any other Second Lien Secured Party shall oppose or seek to challenge any claim by the First Lien Administrative Agent or any First Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of the lien of the First Lien Administrative Agent held for the benefit of the First Lien Secured Parties, without regard to the existence of the Lien of the Second Lien Administrative Agent on behalf of the Second Lien Secured Parties on the Collateral.

(b)                                 Subject to Section 6.4, neither the First Lien Administrative Agent nor any other First Lien Secured Party shall oppose or seek to challenge any claim by the Second Lien Administrative Agent or any Second Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of the Lien of the Second Lien Administrative Agent on behalf of the Second Lien Secured Parties on the Collateral (after taking into account the First Lien Obligations).

6.10                        Waiver. The Second Lien Administrative Agent, for itself and on behalf of the Second Lien Secured Parties, waives any claim it or they may hereafter have against the First Lien Administrative Agent or any First Lien Secured Party arising out of the election of the First Lien Administrative Agent or any First Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or out of any cash collateral or financing arrangement in accordance with Section 6.1 hereof or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding.

6.11                        Expense Claims. Neither Second Lien Administrative Agent nor any Second Lien Secured Party will (i) contest the payment of fees, expenses or other amounts to the First Lien Administrative Agent or any First Lien Secured Party under Section 506(b) of the Bankruptcy Code or otherwise to the extent provided for in the First Lien Credit Agreement or (ii) assert or enforce, at any time prior to the Discharge of First Lien Obligations, any claim under Section 506(c) of the Bankruptcy Code senior to or on parity with the First Lien Obligations for costs or expenses of preserving or disposing of any Collateral.

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6.12                        Effectiveness in Insolvency or Liquidation Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor shall include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Insolvency or Liquidation Proceeding.

SECTION 7. RELIANCE; WAIVERS; ETC.

7.1                               Non-Reliance.

(a)                                 The consent by the First Lien Secured Parties to the execution and delivery of the Second Lien Loan Documents and the grant to the Second Lien Administrative Agent on behalf of the Second Lien Secured Parties of a Lien on the Collateral and all loans and other extensions of credit made or deemed made on and after the date hereof by the First Lien Secured Parties to the Grantors shall be deemed to have been given and made in reliance upon this Agreement. The Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties, acknowledges that it and the Second Lien Secured Parties have, independently and without reliance on the First Lien Administrative Agent or any First Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Lien Credit Agreement, the other Second Lien Loan Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Credit Agreement, the other Second Lien Loan Documents or this Agreement.

(b)                                 The consent by the Second Lien Secured Parties to the execution and delivery of the First Lien Loan Documents and the grant to the First Lien Administrative Agent on behalf of the First Lien Secured Parties of a Lien on the Collateral and all loans and other extensions of credit made or deemed made on and after the date hereof by the Second Lien Secured Parties to the Grantors shall be deemed to have been given and made in reliance upon this Agreement. The First Lien Administrative Agent, on behalf of itself and the First Lien Secured Parties, acknowledges that it and the First Lien Secured Parties have, independently and without reliance on the Second Lien Administrative Agent or any Second Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the First Lien Credit Agreement, the other First Lien Loan Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the First Lien Credit Agreement, the other First Lien Loan Documents or this Agreement.

7.2                               No Warranties or Liability. The First Lien Administrative Agent, on behalf of itself and the First Lien Secured Parties, acknowledges and agrees that each of the Second Lien Administrative Agent and the Second Lien Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Second Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Second Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Administrative Agent, on behalf of itself and the Second Lien Obligations, acknowledges and agrees that the First Lien Administrative Agent and the First Lien Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The First Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their

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respective First Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Administrative Agent and the Second Lien Secured Parties shall have no duty to the First Lien Administrative Agent or any of the First Lien Secured Parties, and the First Lien Administrative Agent and the First Lien Secured Parties shall have no duty to the Second Lien Administrative Agent or any of the Second Lien Secured Parties, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Borrower or any other Grantor (including the First Lien Loan Documents and the Second Lien Loan Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3                               No Waiver of Lien Priorities.

(a)                                 No right of the First Lien Secured Parties, the First Lien Administrative Agent or any of them to enforce any provision of this Agreement, any First Lien Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Borrower or any other Grantor or by any act or failure to act by any First Lien Secured Party or the First Lien Administrative Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Loan Documents or any of the Second Lien Loan Documents, regardless of any knowledge thereof which any First Lien Secured Party, any First Lien Administrative Agent, or any of them, may have or be otherwise charged with.

(b)                                 Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Borrower and the other Grantors under the First Lien Loan Documents and subject to the provisions of Section 5.3(a)), the First Lien Secured Parties, the First Lien Administrative Agent and any of them may, at any time and from time to time in accordance with the First Lien Loan Documents or applicable law, without the consent of, or notice to, the Second Lien Administrative Agent or any Second Lien Secured Parties, without incurring any liabilities to the Second Lien Administrative Agent or any Second Lien Secured Parties and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Lien Administrative Agent or any Second Lien Secured Parties is affected, impaired or extinguished thereby) do any one or more of the following:

(i)                                     make loans and advances to any Grantor or issue, guaranty or obtain letters of credit for account of any Grantor or otherwise extend credit to any Grantor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing (subject, in each case, to the limits set forth in the definition of “First Lien Obligations” and Section 5.3);

(ii)                                  change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty thereof or any liability of Any Borrower or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the amount, tenor or terms of any such increase or extension, subject to the limits set forth in the definition of “First Lien Obligations”) or, subject to the provisions of this Agreement, otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Lien Administrative Agent or any of the First Lien Secured Parties, the First Lien Obligations or any of the First Lien Loan Documents; provided, however, the foregoing shall not prohibit the Second Lien Administrative Agent and Second Lien Secured Parties from enforcing, consistent with the other terms of this Agreement, any right arising under the Second Lien Credit Agreement as a result of any Grantor’s violation of the terms thereof;

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(iii)                               subject to the provisions of this Agreement, sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral or any liability of any Borrower or any other Grantor to the First Lien Secured Parties or the First Lien Administrative Agent, or any liability incurred directly or indirectly in respect thereof;

(iv)                              settle or compromise any First Lien Obligation or any other liability of any Borrower or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order;

(v)                                 exercise or delay in or refrain from exercising any right or remedy against any Borrower or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with any Borrower, any other Grantor or any First Lien Collateral and any security and any guarantor or any liability of any Borrower or any other Grantor to the First Lien Secured Parties or any liability incurred directly or indirectly in respect thereof;

(vi)                              take or fail to take any Lien securing the First Lien Obligations or any other collateral security for any First Lien Obligations or take or fail to take any action which may be necessary or appropriate to ensure that any Lien securing First Lien Obligations or any other Lien upon any property is duly enforceable or perfected or entitled to priority as against any other Lien or to ensure that any proceeds of any property subject to any Lien are applied to the payment of any First Lien Obligation or any Obligation secured thereby; or

(vii)                           otherwise release, discharge or permit the lapse of any or all Liens securing the First Lien Obligations or any other Liens upon any property at any time securing any First Lien Obligations.

(c)                                  Subject to Section 5.4, the Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4                               Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Administrative Agent and the First Lien Secured Parties and the Second Lien Administrative Agent and the Second Lien Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any First Lien Loan Document or any Second Lien Loan Document or any setting aside or avoidance of any Lien;

(b)                                 except as otherwise set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Loan Document or any Second Lien Loan Document;

(c)                                  any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of

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conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency or Liquidation Proceeding in respect of any Borrower or any other Grantor; or

(e)                                  any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Borrower or any other Grantor in respect of the First Lien Obligations or of the Second Lien Administrative Agent or any Second Lien Secured Party in respect of this Agreement.

7.5                               Certain Notices

(a)                                 Promptly upon the satisfaction of the conditions set forth in clauses (a), (b), (c) and (d) of the definition of “Discharge of First Lien Obligations”, the First Lien Administrative Agent shall deliver written notice confirming same to the Second Lien Administrative Agent; provided that the failure to give any such notice shall not result in any liability of the First Lien Administrative Agent or the First Lien Secured Parties hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder.

(b)                                 Promptly upon (or as soon as practicable following) the commencement by the First Lien Administrative Agent of any Enforcement Action with respect to any Collateral (including by way of a public or private sale of Collateral), the First Lien Administrative Agent shall notify the Second Lien Administrative Agent of such action; provided that the failure to give any such notice shall not result in any liability of the First Lien Administrative Agent or the First Lien Secured Parties hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder.

SECTION 8. MISCELLANEOUS.

8.1                               Conflicts. As between the First Lien Administrative Agent, the First Lien Secured Parties, the Second Lien Administrative Agent and the Second Lien Secured Parties, in the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Loan Documents or the Second Lien Loan Documents, the provisions of this Agreement shall govern and control. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to the Borrower in the First Lien Loan Documents and the Second Lien Loan Documents.

8.2                               Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the First Lien Secured Parties may continue, at any time and without notice to the Second Lien Administrative Agent or any Second Lien Secured Party subject to the Second Lien Loan Documents, to extend credit and other financial accommodations and lend monies to or for the benefit of any Borrower or any Grantor constituting First Lien Obligations in reliance hereof. The Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties, and First Lien Administrative Agent, on behalf of itself and the First Lien Secured Parties, each hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such

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provision in any other jurisdiction. All references to the Borrower or any other Grantor shall include the Borrower or such Grantor as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect, (i) with respect to the Second Lien Administrative Agent, the Second Lien Secured Parties and the Second Lien Obligations, upon the later of (1) the date upon which the obligations under the Second Lien Credit Agreement terminate and payment has been made in full in cash of all other Second Lien Obligations outstanding on such date and (2) if there are other Second Lien Obligations outstanding on such date, the date upon which such Second Lien Obligations terminate and (ii) with respect to the First Lien Administrative Agent, the First Lien Secured Parties and the First Lien Obligations, the date of Discharge of First Lien Obligations, subject to the rights of the First Lien Secured Parties under Section 5.6 and Section 6.5.

8.3                               Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Second Lien Administrative Agent or the First Lien Administrative Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Borrower shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are expressly decreased or its obligations are expressly increased thereby.

8.4                               Information Concerning Financial Condition of Holdings, the Borrower and its Subsidiaries.

(a)                                 The First Lien Administrative Agent and the First Lien Secured Parties, on the one hand, and the Second Lien Secured Parties and the Second Lien Administrative Agent, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of Holdings, the Borrower and its Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Administrative Agent and the First Lien Secured Parties shall have no duty to advise the Second Lien Administrative Agent or any Second Lien Secured Party of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the First Lien Administrative Agent or any First Lien Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Lien Administrative Agent or any Second Lien Secured Party, it or they shall be under no obligation (w) to make, and the First Lien Administrative Agent and the First Lien Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential. Similarly, the Second Lien Administrative Agent and the Second Lien Secured Parties shall have no duty to advise the First Lien Administrative Agent or any First Lien Secured Party of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the Second Lien Administrative Agent or any of the Second Lien Secured Parties, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the First Lien Administrative Agent or any First Lien Secured Party, it or they shall be under no obligation (i) to make, and the Second Lien Administrative Agent and the Second Lien Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) to provide any additional information or

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to provide any such information on any subsequent occasion, (iii) to undertake any investigation or (iv) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

(b)                                 The Grantors agree that any information provided to the First Lien Administrative Agent, the Second Lien Administrative Agent, any First Lien Secured Party or any Second Lien Secured Party may be shared by such Person with any First Lien Secured Party, any Second Lien Secured Party, the First Lien Administrative Agent or the Second Lien Administrative Agent notwithstanding a request or demand by such Grantor that such information be kept confidential; provided that such information shall otherwise be subject to the respective confidentiality provisions in the First Lien Credit Agreement and the Second Lien Credit Agreement, as applicable.

8.5                               Subrogation. Subject to the Discharge of First Lien Obligations, with respect to the value of any payments or distributions in cash, property or other assets that the Second Lien Secured Parties or Second Lien Administrative Agent pay over to the First Lien Administrative Agent or any of the other First Lien Secured Parties under the terms of this Agreement, the Second Lien Secured Parties and the Second Lien Administrative Agent shall be subrogated to the rights of the First Lien Administrative Agent and such other First Lien Secured Parties; provided that, the Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties, hereby agrees not to enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred.

8.6                               Application of Payments. All payments received by the First Lien Administrative Agent or the First Lien Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Loan Documents. The Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties, assents to (a) subject to Section 5.3, any extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto and (b) subject to Section 2 hereof, (i) any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and (ii) the addition or release of any other Person primarily or secondarily liable therefor.

8.7                               SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL

Each of the parties hereto hereby irrevocably and unconditionally:

(i)                                     agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the First Lien Administrative Agent or Second Lien Administrative Agent, any First Lien Lender or Second Lien Lender or any Issuing Lender or any Related Party (as defined in the Initial First Lien Credit Agreement) of any of the foregoing, in any way relating to this Agreement or any other First Lien Loan Document or Second Lien Loan Document or the transactions relating hereto or thereto, in a forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the First Lien Administrative Agent or Second Lien Administrative Agent, any First Lien Lender or Second Lien

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Lender or any Issuing Lender or any Related Party (as defined in the Initial First Lien Credit Agreement) of any of the foregoing may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction;

(ii)                                  waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any First Lien Loan Document or Second Lien Loan Document in any court referred to in paragraph (i) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;

(iii)                               agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth the “Notices” section of each of the First Lien Credit Agreement and Second Lien Credit Agreement or at such other address of which the First Lien Administrative Agent or Second Lien Administrative Agent shall have been notified pursuant thereto;

(iv)                              agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)                                 waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.7 any special, exemplary, punitive or consequential damages.

8.8                               Notices. All notices to the Second Lien Secured Parties and the First Lien Secured Parties permitted or required under this Agreement shall also be sent to the Second Lien Administrative Agent and the First Lien Administrative Agent, respectively. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or, subject to the last sentence of this Section 8.8, email notice, when received; provided that any notice, request or demand to or upon the parties hereto shall not be effective until received. Notices and other communications to the First Lien Lenders and the Second Lien Lenders may be delivered or furnished by electronic communications pursuant to procedures approved by the First Lien Administrative Agent or Second Lien Agent, as applicable. Each of the First Lien Administrative Agent or Second Lien Agent may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name in the Initial First Lien Credit Agreement or Initial Second Lien Credit Agreement, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9                               Waiver of Jury Trial. The parties hereto hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other First Lien Loan Document or Second Lien Loan Document and for any counterclaim therein.

8.10                        Further Assurances. The First Lien Administrative Agent, on behalf of itself and the First Lien Secured Parties under the First Lien Loan Documents, and the Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties under the Second Lien Loan Documents, and each Borrower, agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien

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Administrative Agent or the Second Lien Administrative Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

8.11                        GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12                        Binding on Successors and Assigns. This Agreement shall be binding upon the each of the parties hereto, the First Lien Secured Parties, the Second Lien Secured Parties and each of their respective successors and permitted assigns.

8.13                        Specific Performance. Each of the First Lien Administrative Agent and the Second Lien Administrative Agent may demand specific performance of this Agreement. The First Lien Administrative Agent, on behalf of itself and the First Lien Secured Parties under its First Lien Loan Documents, and the Second Lien Administrative Agent, on behalf of itself and the Second Lien Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any First Lien Administrative Agent or the Second Lien Administrative Agent, as the case may be.

8.14                        Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.15                        Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or by facsimile transmission or by electronic mail in “portable document format” shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and each of the First Lien Administrative Agent and the Second Lien Administrative Agent.

8.16                        Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.17                        No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Lien Administrative Agent, the First Lien Secured Parties, the Second Lien Administrative Agent and the Second Lien Secured Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

8.18                        Provisions Solely To Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties on the one hand and the Second Lien Secured Parties on the other hand. Nothing in this Agreement is intended to or shall impair the rights of any Borrower or any other Grantor, or the obligations of any Borrower or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms. Nothing in this Agreement is intended to or shall impair the obligations of any Borrower or

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any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

8.19                        Grantors; Additional Grantors. It is understood and agreed that the Borrower and each other Grantor on the date of this Agreement shall constitute the original Grantors party hereto. The original Grantors hereby covenant and agree to cause each Subsidiary of the Borrower which becomes a Grantor after the date hereof to contemporaneously become a party hereto (as a Guarantor) by executing and delivering a joinder agreement (in form and substance satisfactory to the First Lien Administrative Agent) to the First Lien Administrative Agent. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a Grantor at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if same constituted a Guarantor party hereto and had complied with the requirements of the immediately preceding sentence.

[REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BARCLAYS BANK PLC,
as First Lien Administrative Agent

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

BARCLAYS BANK PLC,
as Second Lien Administrative Agent

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

Acknowledged and Agreed to by:

PG HOLDCO, LLC.,
as Holdings under the Initial First Lien Credit
Agreement and Initial Second Lien Credit
Agreement

By:
Name:
Title:

PGA HOLDINGS, INC.,

as Holdings under the Initial First Lien Credit
Agreement and Initial Second Lien Credit
Agreement

By:
Name:
Title:

PRESS, GANEY ASSOCIATES, INC.,
as a Subsidiary Guarantor

By:
Name:
Title:

PATIENTIMPACT LLC,
as a Subsidiary Guarantor

By:
Name:
Title:

DATA ADVANTAGE, LLC,
as a Subsidiary Guarantor

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

CENTER FOR PERFORMANCE SCIENCES, INC.,
as a Subsidiary Guarantor

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]